As filed with the Securities and Exchange Commission on May 30, 2012	Registration Statement No. 333-159334

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO POST EFFECTIVE AMENDMENT NO.  1 TO REGISTRATION STATEMENT

ON FORM S-1 UNDER

THE SECURITIES ACT OF 1933

OPTEX SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-143215	3795
(State or other jurisdiction of	(I.R.S. Identification Number)	(Primary Standard Industrial
incorporation or organization)		Classification Code Number)

1420 Presidential Drive

Richardson, TX 75081-2439

Telephone (972) 644-0722

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanley A. Hirschman

1420 Presidential Drive

Richardson, TX 75081-2439

Telephone (972) 644-0722

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jolie Kahn, Esq.

2 Liberty Place

50 South 16th Street

34th Floor

Philadelphia, PA 19102

Telephone (215) 375-6646

Approximate Date of Commencement of Proposed Sale to the Public: At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	11,784,177	$$0.375	$4,419,066	$246.58

(1)	Estimated for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low price as of May 11, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to Post-Effective Amendment No. 1 on Form S-1 (this “Post-Effective Amendment”) relates solely to the sale by selling stockholders of up to 11,784,177 shares of common stock issued to the selling stockholders, which resales were registered by the registrant on the Registration Statement on Form S-1 (File No. 333-159334) declared effective by the Securities and Exchange Commission on or about February 14, 2011. This Post-Effective Amendment is being filed to include the financial statements for the year ended October 2, 2011 and the six months ended April 1, 2012. All filing fees payable in connection with the registration of these securities were previously paid by the registrant at the time of filing the original Registration Statement on Form S-1.

Subject to Completion, dated May 30, 2012

PROSPECTUS

OPTEX SYSTEMS HOLDINGS, INC.

11,784,177 Shares of Common Stock

This prospectus relates to the offer and sale of up 11,784,177 shares of common stock of Optex Systems Holdings, Inc., a Delaware corporation, issued to certain selling stockholders identified in this prospectus pursuant to subscription agreements between the selling stockholders and Optex Systems, Inc., a subsidiary of Optex Systems Holdings, Inc., and that may be offered and sold from time to time by the selling stockholders.

The selling stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the selling stockholders, or otherwise.

We will not receive any proceeds from the sale of shares by the selling stockholders. In connection with any sales of the common stock offered hereunder, the selling stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.

We will pay the expenses related to the registration of the shares covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

On May 1, 2009, our common stock received a symbol change from FINRA and now trades on the Over the Counter Bulletin Board under the symbol “OPXS.OB”. The closing sale price on the OTC Bulletin Board on May 25, 2012, was $0.01 per share.

Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” commencing on p. 6 in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2012

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3

RISK FACTORS	6

USE OF PROCEEDS	15

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	16

BUSINESS	31

LEGAL PROCEEDINGS	44

MANAGEMENT	44

EXECUTIVE COMPENSATION	48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	52

THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION	55

DESCRIPTION OF SECURITIES	60

LEGAL MATTERS	62

EXPERTS	62

WHERE YOU CAN FIND MORE INFORMATION	62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

OTHER EXPENSES	II-1

INDEMNIFICATION OF OFFICERS AND DIRECTORS

RECENT SALES OF UNREGISTERED SECURITIES	II-1

EXHIBITS	II-4

UNDERTAKINGS	II-6

SIGNATURES	II-8

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the Commission’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” and any supplements before making a decision to invest in our common stock.

PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

Our Company

Organizational History

On March 30, 2009, Optex Systems Holdings, Inc. (formerly known as Sustut Exploration, Inc.), a Delaware corporation, along with Optex Systems, Inc. (Delaware), which was a privately held Delaware corporation that has since become Optex Systems Holdings’ wholly-owned subsidiary, entered into a reorganization agreement and plan of reorganization, pursuant to which Optex Systems, Inc. (Delaware) was acquired by Optex Systems Holdings in a share exchange transaction. At the closing of the reorganization, the registrant changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc. and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30. Optex Systems, Inc. (Delaware) has remained a wholly-owned subsidiary of Optex Systems Holdings, and Optex Systems, Inc. (Delaware)’s shareholders are now shareholders of Optex Systems Holdings.

Immediately prior to the closing under this reorganization agreement and plan of reorganization, as of March 30, 2009, Optex Systems, Inc. (Delaware) accepted subscriptions from accredited investors for a total of $1,219,750 in gross proceeds and $874,529 in net proceeds.

Previously, on October 14, 2008, in a transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) purchased all of the assets of Optex Systems, Inc. (Texas) in exchange for $15 million of Irvine Sensors Corporation debt and the assumption of approximately $3.8 million of certain liabilities of Optex Systems, Inc. (Texas). Optex Systems, Inc. (Delaware) was formed by the Longview Fund, LP and Alpha Capital Antstalt, former secured creditors of Irvine Sensors Corporation, to consummate the October 2008 transaction, and subsequently, on February 20, 2009, Longview Fund conveyed its ownership interest in Optex Systems Holdings to Sileas Corporation, an entity owned by three of Optex Systems Holdings’ officers (one of whom is also one of Optex Systems Holdings’ three directors).

Our Business

Optex Systems Holdings manufactures optical sighting systems and assemblies primarily for United States Department of Defense applications. Optical sighting systems are used to enable a soldier to have improved vision and in some cases, protected vision. One type of system would be a binocular which would have a special optical filter applied to the external lens which would block long wave length light (from a laser) from reaching the soldier’s eyes. Another type of system would be a periscope where the soldier inside an armored vehicle needs to view the external environment outside of the tank. In this case, the visual path is reflected at two 90 degree angles enabling the soldier to be at a different plane than that of the external lens.

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The following table describes the approximate percentage of revenue represented by the types of systems mentioned in the third and fourth sentences of the above paragraph. The table below reflects approximate product revenues for the year ended October 2, 2012 and is a balanced overview of our business based on the percentages.

% of Revenue
Howitzer Programs	28%
Periscope Programs	64%
All Other	8%
Total	100%

Optex Systems Holdings’ products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors. Build-to-customer print products are those devices where the customer completes the design of the product and then brings these drawings to the supplier for production. In this case, the supplier would procure the piece parts from suppliers, build the final assembly, and then supply this product back to the original customer who designed it.

Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. Optex Systems Holdings also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Approximately 39% of our current revenue is in support of Abrams vehicles, 29% in support of Stryker vehicles, and 3% in support of Bradley vehicles (all percentages in this sentence for the year ended October 2, 2011). The products that we produce can be used on other vehicles; however, they were originally designed for the Abrams, the Bradley, and the Stryker vehicles. In addition, some of the periscopes that we produce can be used on both the Bradley and the Stryker vehicle. Finally, some customers combine their volumes for new vehicles with those requirements for replacement parts for vehicles coming back from the field. At this time, no vehicle generates more revenues than the Stryker vehicle other than the Abrams and Bradley vehicles.

Optex Systems, Inc. (Delaware), and its predecessor, Optex Systems, Inc. (Texas), have been in business since 1987. Optex Systems Holdings is located in Richardson, TX and is ISO 9001:2008 certified.

The Offering

Common stock offered by the selling stockholders:	11,784,177 shares of common stock, par value $0.001 per share.

Offering prices:	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the selling stockholders may determine.

Common stock outstanding:	144,444,940 shares as of May 25, 2012.

Dividend policy:	Dividends on our common stock may be declared and paid when and as determined by our board of directors. We have not paid and do not expect to pay dividends on our common stock.

OTCBB symbol:	OPXS.OB

Use of proceeds:	We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time they sell their shares.

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Risk Factors

See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Our Address

Our principal executive offices are located at 1420 Presidential Drive, Richardson, TX 75081-2439.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only risks we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us, material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only risks we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us, material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Risks Related to our Business

We expect that we may need to raise additional capital in the future beyond any proceeds received from this offering; additional funds may not be available on terms that are acceptable to us, or at all.

We anticipate we may have to raise additional capital in the future to service our debt and to finance our future working capital needs. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. Future equity or debt financings may be difficult to obtain. If we are not able to obtain additional capital as may be required, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate that our capital requirements will depend on many factors, including:

•	our ability to fulfill backlog;

•	our ability to procure additional production contracts;

•	our ability to control costs;

•	the timing of payments and reimbursements from government and other contracts, including but not limited to changes in federal government military spending and the federal government procurement process;

•	increased sales and marketing expenses;

•	technological advancements and competitors’ response to our products;

•	capital improvements to new and existing facilities;

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•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, acts of war or terrorism and the current international conflicts.

Even if available, financings may involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, and substantial transaction costs. If adequate funds are not available on acceptable terms, or at all, we may be unable to finance our operations, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Current economic conditions may adversely affect our ability to continue operations.

Current economic conditions may continue to cause a decline in business and consumer spending and capital market performance, which could adversely affect our business and financial performance. Our ability to raise funds, upon which we are fully dependent to continue to expand our operations, may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial market volatility and economic recession.

Our ability to fulfill our backlog may have an effect on our long term ability to procure contracts and fulfill current contracts.

Our ability to fulfill our backlog may be limited by our ability to devote sufficient financial and human capital resources and limited by available material supplies. If we do not fulfill our backlog in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries. Additionally, if we are consistently unable to fulfill our backlog, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage our backlog.

Our historical operations depend on government contracts and subcontracts. We face risks related to contracting with the federal government, including federal budget issues and fixed price contracts.

Future general political and economic conditions, which cannot be accurately predicted, may directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations. Given the continued adverse economic conditions, the federal government has slowed its pace with regard to the release of orders for the U.S. military. Since we depend on orders for equipment for the U.S. military for a significant portion of our revenues, this slower release of orders will continue to have a material adverse impact on our results of operations. Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development, price negotiations and milestone requirements. In addition, our government contracts are primarily fixed price contracts, which may prevent us from recovering costs incurred in excess of budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. Some of those contracts are for products that are new to our business and are thus subject to unanticipated impacts to manufacturing costs. Given the current economic conditions, it is also possible that even if our estimates are reasonable at the time made, that prices of materials are subject to unanticipated adverse fluctuation. In the event our actual costs exceed fixed contractual costs of our product contracts, we will not be able to recover the excess costs which could have a material adverse effect on our business and results of operations. We examine these contracts on a regular basis and accrue for anticipated losses on these contracts, if necessary. As of October 2, 2011, previous loss contracts have been shipped completed and there are no future losses anticipated on our current backlog, thus we had no loss provision accrued for these fixed price contracts.

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Approximately 95% of our contracts contain contract termination clauses for convenience. In the event these clauses should be invoked by our customer, future revenues against these contracts could be affected, however these clauses allow for a full recovery of any incurred contract costs plus a reasonable fee up through and as a result of the contract termination. We are currently unaware of any pending terminations on our existing contracts. In some cases, contract awards may be issued that are subject to renegotiation at a date (up to 180 days) subsequent to the initial award date. Generally, these subsequent negotiations have had an immaterial impact (zero to 5%) on the contract price of the affected contracts. Currently, none of our awarded contracts are subject to renegotiation.

We have sought to mitigate the adverse impact on our results of operations from U.S. military orders by seeking to obtain foreign military orders. We recently won our first successful bid in securing the $7.8 million five year contact with a foreign military contractor; however, since we have yet to begin delivery under this contract, we cannot yet determine if this contract win and our other efforts will mitigate the impact that the slower pace of U.S. military orders has had on our results from operations.

If we fail to scale our operations appropriately in response to growth and changes in demand, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

Our past growth has placed, and any future growth in our historical business is expected to continue to place, a significant strain on our management personnel, infrastructure and resources. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce, and expand our operational and financial systems, as well as our manufacturing and service capabilities. All of these endeavors will require substantial management effort and additional capital. If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

We do not have long-term employment agreements with our key personnel, other than our Chief Operating Officer. If we are not able to retain our key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected.

We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. We currently have only one employment agreement, with our Chief Operating Officer, and we do not presently maintain “key man” insurance on any key employees. We believe that as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense, and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them. In addition, due to our small size, we do not presently have depth of staffing in our executive, operational and financial management areas in order to have an effective succession plan should the need arise. Thus, in the event of the loss of one or more of our management employees, our results of operations could be vulnerable to challenges associated with recruiting additional key personnel, if such recruiting efforts are not successful in a timely manner.

Certain of our products are dependent on specialized sources of supply that are potentially subject to disruption which could have a material, adverse impact on our business.

Optex Systems Holdings has selectively single-sourced some of our material components in order to mitigate excess procurement costs associated with significant tooling and startup costs. Furthermore, because of the nature of government contracts, we are often required to purchase selected items from U.S. government approved suppliers, which may further limit our ability to utilize multiple supply sources for these key components.

To the extent any of these single sourced or government approved suppliers should have disruptions in deliveries due to production, quality, or other issues, Optex Systems Holdings may also experience related production delays or unfavorable cost increases associated with retooling and qualifying alternate suppliers. The impact of delays resulting from disruptions in supply for these items could negatively impact our revenue, our customer reputation, and our results of operations. In addition, significant price increases from single-source suppliers could have a negative impact on our profitability to the extent that we are unable to recover these cost increases on our fixed price contracts.

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Each contract has a specific quantity of material which needs to be purchased, assembled, and finally shipped. Prior to bidding a contract, Optex Systems Holdings contacts potential sources of material and receives qualified quotations for this material. In some cases, the entire volume is given to a single supplier and in other cases, the volume might be split between several suppliers. If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then Optex Systems Holdings would find an alternate supplier and bring this information back to the final customer. Contractual deliverables would then be re-negotiated (e.g., specifications, delivery, price). As of December 8, 2011, approximately 7% of our material requirements are single-sourced across 5 suppliers representing approximately 8% of our active supplier base.  Single-sourced component requirements span across all of our major product lines. The vast majority of these single-sourced components could be provided by another supplier with minimal interruption in schedule (supply delay of 3 months or less) or increased costs. We do not believe these single sourced materials to pose any significant risk to Optex Systems Holdings as other suppliers are capable of satisfying the purchase requirements in a reasonable time period with minimal increases in cost. Of these single sourced components, we have contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply parts in satisfaction of our current contractual needs.

We consider only those specialized single source suppliers where a disruption in the supply chain would result in a period of three months or longer for Optex Systems Holdings to identify and qualify a suitable replacement to present a material financial or schedule risk. In the table below, we identify only those specialized single source suppliers and the product lines supported by those materials utilized by us as of May 25, 2012.

Product Line	Supplier	Supply Item	Risk	Purchase Orders
Periscopes	TSP, Inc.	Window used on all glass & plastic periscopes	Proprietary coatings would take in excess of 6 months to identify and qualify an alternative source	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Periscopes	Spartec Polycast	Acrylic raw material used in plastic periscope assemblies	This material has quality characteristics which would take in excess of 6 months to identify and qualify an alternative source.	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Other	SWS Trimac	Subcontracted Electron Beam Welding	Subcontracted welder that is the only qualified supplier for General Dynamics Land Systems muzzle reference system collimator assemblies. This operation would take in excess of 6 months to identify and qualify an alternative supplier.	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

The defense technology supply industry is subject to technological change and if we are not able to keep up with our competitors and/or they develop advanced technology as response to our products, we may be at a competitive disadvantage.

The market for our products is generally characterized by technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, short product life cycles and severe price competition. Our competitors could also develop new, more advanced technologies in reaction to our products. Currently accepted industry standards may change. Our success depends substantially on our ability, on a cost-effective and timely basis, to continue to enhance our existing products and to develop and introduce new products that take advantage of technological advances and adhere to evolving industry standards. An unexpected change in one or more of the technologies related to our products, in market demand for products based on a particular technology or of accepted industry standards could materially and adversely affect our business. We may or may not be able to develop new products in a timely and satisfactory manner to address new industry standards and technological changes, or to respond to new product announcements by others. In addition, new products may or may not achieve market acceptance.

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Unexpected warranty and product liability claims could adversely affect our business and results of operations.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Some of our customers require that we warrant the quality of our products to meet customer requirements and be free of defects for up to fifteen months subsequent to delivery. Approximately 60% of our current (as of October 2, 2011) contract deliveries are covered by these warranty clauses. We establish reserves for warranty claims based on our historical rate of less than one percent of returned shipments against these contracts. There can be no assurance that this reserve will be sufficient if we were to experience an unexpectedly high incidence of problems with our products. Significant increases in the incidence of such claims may adversely affect our sales and our reputation with consumers. Costs associated with warranty and product liability claims could materially affect our financial condition and results of operations.

We derive almost all of our revenue from four customers and the loss of any of these customers could have a material adverse effect on our revenues.

For the year ended October 2, 2011, we derived approximately 95% of the gross business revenue from four customers, with 67% from General Dynamics Land Systems Divisions, 18% from TACOM, 6% from DLA, and 4% from BAE Systems.  Procuring new customers and contracts may partially mitigate this risk. In particular, a decision by either General Dynamics Land System Division or Tank-automotive and Armaments Command or DLA/Warren to cease issuing contracts to us could have a significant material impact on our business and results of operations given that they represent 95% of our gross business revenue. There can be no assurance that we could replace these customers on a timely basis or at all.

We have approximately 51 discrete contracts with General Dynamics Land System Division, Tank-automotive and Armaments Command and DLA/Warren. If they choose to terminate these contracts, Optex Systems Holdings is entitled to fully recover all contractual costs and reasonable profits incurred up to or as a result of the terminated contract.

Due to the November 2011 award of the $7.8 million international defense customer contract, the risk profile of our customer base has increased; however, we have yet to have material deliveries under this contract and cannot yet assess the total impact on diversification of our revenue base.

We do not possess any patents and rely solely on trade secrets to protect our intellectual property.

We utilize several highly specialized and unique processes in the manufacture of our products, for which we rely solely on trade secrets to protect our innovations. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach.

It is also possible that our trade secrets will otherwise become known or independently developed by our competitors, many of which have substantially greater resources, and these competitors may have applied for or obtained, or may in the future apply for or obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although based upon our general knowledge (and we have not conducted exhaustive patent searches), we believe that our products do not infringe on the patents or other proprietary rights of third parties; however, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

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In the future, we may look to acquire other businesses in our industry and the acquisitions will require us to use substantial resources, among other things.

At some time in the future, we may decide to pursue acquisitions of other businesses in our industry. In order to successfully acquire other businesses, we would be forced to spend significant resources in both acquisition and transactional costs, which could divert substantial resources in terms of both financial and personnel capital from our current operations. Additionally, we might assume liabilities of the acquired business, and the repayment of those liabilities could have a material adverse impact on our cash flow. Furthermore, when a new business is integrated into our ongoing business, it is possible that there would be a period of integration and adjustment required which could divert resources from ongoing business operations.

Conversion of our Series A preferred stock could cause substantial dilution to our existing common stock holders, and certain other rights of the preferred stock holders present other risks to our existing common stock holders.

As of May 25, 2012, we had 144,444,940 shares of our common stock issued and outstanding, as well as 1,027 shares of our Series A preferred stock issued and outstanding. The Series A preferred stock is currently convertible into 704,556,918 shares of our common stock, which represents 94.17% of our outstanding common stock assuming a full conversion of the Series A preferred stock into shares of our common stock.  This would greatly dilute the holdings of our existing common stockholders. In addition, the preferred shareholders vote on a one-to-one basis with our common shareholders on an as converted basis.

Furthermore, in the event of a liquidation, the holders of our Series A preferred stock would receive priority liquidation payments before payments to common shareholders equal to the amount of the stated value of the preferred stock before any distributions would be made to our common shareholders. The total stated value of our preferred stock is $7,045,569, so the preferred shareholders would be entitled to receive that amount before any distributions could be made to common shareholders. The liabilities on our balance sheet exceed the liquidation value of our assets; therefore, upon a liquidation, there would be no assets remaining for distribution to common shareholders.

The preferred shareholders also have the right, by majority vote of the shares of preferred stock, to generally approve any issuances by us of equity and/or indebtedness, which is not ordinary course of trade indebtedness. Therefore, the preferred shareholders can effectively prevent us from entering into a transaction which they feel is not in their best interests, even if the transaction might otherwise be in the best interests of Optex Systems Holdings and its common shareholders.

If resales of our stock by the selling shareholders listed in our original SB-2 were held to be in violation of the Securities Act of 1933, we could experience significant negative consequences.

We have attempted to determine whether the selling shareholders listed in our original Form SB-2, declared effective in May 2007, complied with the prospectus delivery requirements set forth in Section 5 of the Securities Act of 1933. If the prospectus delivery requirements were not met by the selling shareholders, then we could also be liable for violating Section 5. As current management was not appointed until 2009, we have to rely on third parties to obtain information from 2007. We have contacted prior company counsel for historical information, but they were unable to supply specific details, thus we still have insufficient information to form a definitive opinion regarding this matter. If a section 5 violation was found by a court or other legal body to have occurred, and the alleged violation was not barred by the statute of limitations of 5 years under Section 13 of the Securities Act of 1933, purchasers of the shares registered under the 2007 SB-2 could have a right of rescission or a claim for other damages, and the SEC could commence an enforcement action against us. Any of these actions could potentially have a material adverse effect on us and our stock price.

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We have utilized various investor relations firms which have published materials regarding us; however, there may be materials published without our knowledge or consent. To the extent any of these materials describes our securities without disclosing the receipt of consideration by these investor relations firms, there may be liability under Section 17(b) of the Securities Act of 1933.

Section 17(b) of the Securities Act of 1933 states: “It shall be unlawful for any person, by the use of any means or instruments of transportation or communication in interstate commerce or by the use of the mails, to publish, give publicity to, or circulate any notice, circular, advertisement, newspaper, article, letter, investment service, or communication which, though not purporting to offer a security for sale, describes such security for a consideration received or to be received, directly or indirectly, from an issuer, underwriter, or dealer, without fully disclosing the receipt, whether past or prospective, of such consideration and the amount thereof.” With regard to services provided by ECON Corporate Services, there may have been materials published, without our knowledge or consent, that contained a description of our securities without appropriate disclosure of consideration received or to be received directly or indirectly from us. This nondisclosure could give rise to liability under Section 17(b).

Risks Relating to the Reorganization

One of our directors, who is also one of our executive officers, beneficially owns a substantial percentage of Optex Systems Holdings’ outstanding common stock, which gives him control over certain major decisions on which Optex Systems Holdings’ stockholders may vote, which may discourage an acquisition of Optex Systems Holdings.

As a result of the reorganization, Sileas Corp., which is owned by Optex Systems Holdings’ three officers (one of whom is also one of Optex Systems Holdings’ three directors), beneficially owns (before taking into account the additional dilution upon consummation of the transactions contemplated by this registration statement), in the aggregate, 73.52% of Optex Systems Holdings’ outstanding common stock. One director who is also an executive officer, Stanley Hirschman, owns the majority equity interest in Sileas. The interests of Optex Systems Holdings’ management may differ from the interests of other stockholders. As Optex Systems Holdings’ executive management has the right and ability to control virtually all corporate actions requiring stockholder approval, irrespective of how Optex Systems Holdings’ other stockholders may vote, including the following actions:

•	confirming or defeating the election of directors;

•	amending or preventing amendment of Optex Systems Holdings’ certificate of incorporation or bylaws;

•	effecting or preventing a reorganization, sale of assets or other corporate transaction; and

•	controlling the outcome of any other matter submitted to the stockholders for vote.

Optex Systems Holdings’ management’s beneficial stock ownership may discourage a potential acquirer from seeking to acquire shares of Optex Systems Holdings’ common stock or otherwise attempting to obtain control of Optex Systems Holdings, which in turn could reduce the stock price or prevent Optex Systems Holdings’ stockholders from realizing a premium over Optex Systems Holdings’ stock price.

If Sileas is unable to meet its obligations under the purchase money note to the party from which it purchased its stock holdings in Optex Systems Holdings, there could be a change in control in Optex Systems Holdings.

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview Fund, L.P., representing 90% of Optex Systems, Inc. (Delaware), in a private transaction. The purchase price for the acquisition of Longview’s position was $13.5 million, and the consideration was paid in the form of a promissory note. The obligations of Sileas under the promissory note are secured by a security interest in Optex Systems Holdings’ common and preferred stock owned by Sileas. The promissory note owned by Sileas is now due on February 20, 2014, due to a November 22, 2011 extension, which also caused an increase in the principal amount to $13.8 million from $13.5 million as the result of the addition of a $270 thousand extension fee.

As Sileas has no operations or business activities other than holding the purchased assets, Sileas is depending upon the value of its common stock and preferred stock holdings in Optex Systems Holdings to increase over time in order to pay its obligations under the promissory note. As of October 2, 2011, the market value of Optex Systems Holdings common stock owned by Sileas is $1,373,924 on an as converted basis. If the value of the holdings does not sufficiently increase, and Sileas is unable to meet its payment obligations, Longview could exercise its remedies with respect to its security interest and take control of the pledged stock, and thus there would be a change in control of Optex Systems Holdings, as Sileas is currently the majority owner of Optex Systems Holdings. There can be no guarantee that the investment objectives of Longview will be the same as those of Sileas or our other shareholders. In the event that control shifts to Longview from Sileas, Longview may vote its shares differently than Sileas would have voted under similar circumstances. Merrick Okamoto, a director of Optex Systems Holdings, is a control person of Viking Asset Management, which controls Longview Fund.

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We did not give separate notice by mailing to then current shareholders of Sustut of the written consent by Andrey Oks as the majority shareholder of the reorganization.

Section 228(e) of the Delaware General Corporation Law requires "[p]rompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders . . . who have not consented in writing.” Prior management of Sustut did not give notice to the other then existing shareholders of Sustut of the written consent of Andrey Oks in lieu of a meeting of stockholders approving the reorganization on March 26, 2009 in compliance with Section 228(e). On April 3, 2009, current management filed a Form 8-K which detailed the transaction although it did not specifically mention approval of the transaction by Andrey Oks as the majority shareholder of Sustut. Potential ramifications of this lack of compliance with Section 228(e) could include possible inquiry or litigation from then existing shareholders of Sustut for failure of being made aware of the consent. To the knowledge of current management of Optex Systems Holdings, there have been no claims or inquiries made and/or any litigation filed by then current shareholders of Sustut for failure to receive notice under Section 228(e) of the Delaware General Corporation Law.

As we do not have an escrow or trust account with subscriptions for investors, if we file for or are forced into bankruptcy, investors will lose the entire investment.

Invested funds for this offering will not be placed in an escrow or trust account, and if we file for bankruptcy or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investment and your funds will be used to pay creditors.

Risks Relating to our Common Stock

Optex Systems Holdings’ stock price may be volatile.

The market price of Optex Systems Holdings’ common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond Optex Systems Holdings’ control, including the following:

•	additions or departures of key personnel;

•	limited “public float” following the reorganization, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the common stock;

•	operating results that fall below expectations;

•	economic and other external factors, including but not limited to changes in federal government military spending and the federal government procurement process; and

•	period-to-period fluctuations in Optex Systems Holdings’ financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of Optex Systems Holdings’ common stock.

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There is currently no liquid trading market for Optex Systems Holdings’ common stock, and Optex Systems Holdings cannot ensure that one will ever develop or be sustained.

Our common stock is currently approved for quotation on the OTC Bulletin Board trading under the symbol OPXS.OB. However, there is limited trading activity and not currently a liquid trading market. There is no assurance as to when or whether a liquid trading market will develop, and if such a market does develop, there is no assurance that it will be maintained. Furthermore, for companies whose securities are quoted on the Over-The-Counter Bulletin Board maintained by Financial Industry Regulatory Authority, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to raise needed capital. As a result, purchasers of Optex Systems Holdings’ common stock may have difficulty selling their shares in the public market, and the market price may be subject to significant volatility.

Offers or availability for sale of a substantial number of shares of Optex Systems Holdings’ common stock may cause the price of Optex Systems Holdings’ common stock to decline or could affect Optex Systems Holdings’ ability to raise additional working capital.

There are currently 14,999,991 unrestricted shares of Optex Systems Holdings which were outstanding prior to the March 2009 reorganization. Additionally, through a combination of the shares available under our pending registration statement when it becomes effective, and Rule 144, additional shares will become available. Under Rule 144(i)(2), Optex Systems Holdings’ stockholders can commence selling significant amounts of shares into the market one year after the filing of “Form 10” information with the SEC as long as the other requirements of Rule 144(i)(2) are met. While affiliates would be subject to volume limitations under Rule 144(e), which is one percent of the shares outstanding as shown by our then most recent report or statement published, nonaffiliates would then be able to sell their stock without volume limitations. If Optex Systems Holdings’ current stockholders seek to sell substantial amounts of common stock in the public market either upon expiration of any required holding period under Rule 144 or pursuant to an effective registration statement, it could create a circumstance commonly referred to as “overhang,” in anticipation of which the market price of Optex Systems Holdings’ common stock could decrease substantially. The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for Optex Systems Holdings to raise additional financing in the future through sale of securities at a time and price that Optex Systems Holdings deems acceptable.

The date on which current shareholders can sell a substantial amount of shares into the public market would be the earlier of the date on which the registration statement is effective and the one year anniversary of the date on which all Form 10 information is filed with the SEC (we have determined that September 28, 2009 is the date on which all Form 10 information was filed), which would then allow sales under Rule 144. The amount of shares which are available would be 25,000,000 shares (all of those being registered for resale under the currently pending S-1, when it becomes effective) and 8,131,667 shares (under Rule 144, which are the remaining shares of common stock underlying warrants purchased in the private placement which took place just prior to the reorganization). There are also 6,780,000 shares which were issued in transactions exempt from registration under Rule 144 since the date of the reorganization which became eligible for legend removal under Rule 144 on September 29, 2010.

The shares to become available either through a prospectus on Form S-1 upon effectiveness and under Rule 144 are set forth in the following table:

Prospectus	25,000,000
Shares from warrants issued in the reorganization	8,131,677
Shares issued since the reorganization, all with restrictive legends	6,780,000

The elimination of monetary liability against Optex Systems Holdings’ directors, officers and employees under Delaware law and the existence of indemnification rights to Optex Systems Holdings’ directors, officers and employees may result in substantial expenditures by Optex Systems Holdings and may discourage lawsuits against Optex Systems Holdings’ directors, officers and employees.

Optex Systems Holdings provides indemnification to its directors and officers to the extent provided by Delaware law. The foregoing indemnification obligation could result in Optex Systems Holdings incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which Optex Systems Holdings may be unable to recoup. These provisions and resultant costs may also discourage Optex Systems Holdings from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by Optex Systems Holdings’ stockholders against Optex Systems Holdings’ directors and officers even though such actions, if successful, might otherwise benefit Optex Systems Holdings and its stockholders.

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USE OF PROCEEDS

We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the selling stockholders at the time each offers and sells such shares.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Effective with the start of trading on May 1, 2009, our stock received a ticker symbol change from “SSTX” to “OPXS” from FINRA and commenced trading under the new symbol on the OTC Bulletin Board. Trading in our stock has historically been sporadic, trading volumes have been low, and the market price has been volatile.

The following table shows the range of high and low prices for our common stock as reported by the OTC Bulletin Board for each quarter since the fourth quarter of 2010. All prices through the date of the reorganization are as reported on Sustut’s periodic filings, as adjusted for the 2.5:1 forward split of Sustut's common stock authorized on February 27, 2009. All prices since the reorganization are derived from market information as to OTCBB prices as reported through the AOL Finance look up system. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low

First Quarter 2010	$0.50	$0.09

Second Quarter 2010	$0.15	$0.08

Third Quarter 2010	$0.09	$0.04

Fourth Quarter 2010	$0.055	$0.02

First Quarter 2011	$0.025	$0.011

Second Quarter 2011	$0.02	$0.014

Third Quarter 2011	$0.02	$0.005

Fourth Quarter 2011	$0.019	$0.0055

First Quarter 2012	$0.01	$0.001

Second Quarter 2012	$0.029	$0.0022

On May 25, 2012, the sale price for our common stock as reported on the OTCBB was $0.01 per share.

Securities outstanding and holders of record

On May 25, 2012, there were approximately 79 record holders of our common stock and 144,444,940 shares of our common stock issued and outstanding.

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Dividend Policy

We have not paid and do not expect to pay dividends on our common stock. Any future decision to pay dividends on our common stock will be at the discretion of our board and will depend upon, among other factors, our results of operations, financial condition and capital requirements.

Information respecting equity compensation plans

Summary Equity Compensation Plan Information

Optex Systems Holdings adopted its 2009 Stock Option Plan on March 26, 2009.  On December 9, 2011, the Board of Directors of Optex Systems Holdings, Inc.  authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 6,000,000 to 50,000,000 and authorized the grant of 10,000,000 options to two board members and a total of 36,070,000 to Optex Systems Holdings employees including 20,000,000 options to executive officers, at an exercise price of $0.01per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of Optex Systems Holdings, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of Optex Systems Holdings, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of the Company, with the options to be issued within 60 days of December 9, 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis or Plan of Operations

This management’s discussion and analysis reflects information known to management as at October 2, 2011 and April 1, 2012 and through the date of this filing. This MD&A is intended to supplement and complement our audited financial statements and notes thereto for the fiscal year ended October 2, 2011 and the quarter ended April 1, 2012, prepared in accordance with U.S. generally accepted accounting principles (GAAP). You are encouraged to review our financial statements in conjunction with your review of this MD&A. The financial information in this MD&A has been prepared in accordance with GAAP, unless otherwise indicated. In addition, we use non-GAAP financial measures as supplemental indicators of our operating performance and financial position. We use these non-GAAP financial measures internally for comparing actual results from one period to another, as well as for planning purposes. We will also report non-GAAP financial results as supplemental information, as we believe their use provides more insight into our performance. When non-GAAP measures are used in this MD&A, they are clearly identified as non-GAAP measures and reconciled to the most closely corresponding GAAP measure.

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion contains forward-looking statements. Please see “Special cautionary statement concerning forward-looking statements” and “Risk factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements. The operating results for the periods presented were not significantly affected by inflation.

Background

On March 30, 2009, a reorganization was consummated pursuant to which the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock for shares of common stock of Optex Systems Holdings as follows:  (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Optex Systems Holdings common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Optex Systems Holdings Series A preferred stock, and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged by Optex Systems Holdings for 8,131,667 shares of Optex Systems Holdings common stock.  Optex Systems, Inc. (Delaware) remained a wholly-owned subsidiary of Optex Systems Holdings.

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As a result of the reorganization, Optex Systems Holdings changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc., and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30.

Optex Systems, Inc. (Delaware) manufactures optical sighting systems and assemblies, primarily for Department of Defense applications. Its products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. Optex Systems, Inc. (Delaware) also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies.  Optex Systems, Inc. (Delaware) products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors.  Less than 1% of today’s revenue is related to the resale of products substantially manufactured by others.  In this case, the product would likely be a simple replacement part of a larger system previously produced by Optex Systems, Inc. (Delaware).

By way of background, the Federal Acquisition Regulation is the principal set of regulations that govern the acquisition process of government agencies and contracts with the U.S. government. In general, parts of the Federal Acquisition Regulation are incorporated into government solicitations and contracts by reference as terms and conditions effecting contract awards and pricing solicitations.

Many of our contracts are prime or subcontracted directly with the Federal government and, as such, are subject to Federal Acquisition Regulation Subpart 49.5, “Contract Termination Clauses” and more specifically Federal Acquisition Regulation  clauses 52.249-2 “Termination for Convenience of the Government Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.  These clauses are standard clauses on our prime military contracts and generally apply to us as subcontractors.  It has been our experience that the termination for convenience is rarely invoked, except where it is mutually beneficial for both parties.  We are currently not aware of any pending terminations for convenience or for default on our existing contracts.

In the event a termination for convenience were to occur, Federal Acquisition Regulation  clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract. In the event a termination for default were to occur, we could be liable for any excess cost incurred by the government to acquire supplies from another supplier similar to those terminated from us. We would not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the company as defined by Federal Acquisition Regulation clause 52.249-8. In addition, the Government may require us to transfer title and deliver to the Government any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights that we have specifically produced or acquired for the terminated portion of this contract. The Government shall pay contract price for completed supplies delivered and accepted, and we and the Government would negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the Federal Acquisition Regulation Disputes clause 52.233-1.

Many of our contracts allow for government contract financing in the form of contract progress payments pursuant to Federal Acquisition Regulation 52.232-16, “Progress Payments”.  As a small business, and subject to certain limitations, this clause provides for government payment of up to 90% of incurred program costs prior to product delivery. In addition, Optex has a significant contract that allows for milestone payments in advance of delivery, based on achieving significant milestone events in accordance with the contract schedule. To the extent our contracts allow for progress or milestone payments, we intend to utilize these benefits, thereby minimizing the working capital impact on Optex Systems Holdings for materials and labor required to complete the contracts.

Our contracts allow for Federal Acquisition Regulation 52.243-1 which entitles the contractor to an “equitable adjustment" to the contract if the contract changes result in a change in contract costs or time of performance.  In essence, an equitable price adjustment request is a request for a contract price modification (generally an increase) that allows for the contractor to be "made whole" for additional costs incurred which were necessitated by some modification of the contract effort.  This modification may come from an overt change in Government requirements or scope, or it may come from a change in the conditions surrounding the contract (e.g., differing site conditions or late delivery of Government-furnished property) which result in statement of work additions, deletions, part substitutions, schedule or other changes to the contract which impact the contractor's overall cost to complete.  Optex has submitted an equitable adjustment request on the Aiming Circle Howitzer program due to significant design issues impacting the manufacturability of the product.  Discussions with the contracting agency are ongoing; however, as of April 1, 2012, we have not yet received resolution from the contracting officer regarding the status of our request.

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Results of Operations

As of October 2, 2011

The table below summarizes our quarterly and full year operating results for fiscal years ending October 2, 2011 and October 3, 2010, in terms of both a GAAP net income measure and a non-GAAP EBITDA measure.  We use EBITDA as an additional measure for evaluating the performance of our business as “net income” includes the significant impact of noncash intangible amortization on our income performance.  Consequently, in order to have a meaningful measure of our operating performance on a continuing basis, we need to also consider an income measure which does not take into account this intangible amortization.  We have summarized the quarterly revenue and margin below along with a reconciliation of the GAAP net loss to the non-GAAP EBITDA calculation for comparative purposes below.  We believe that including both measures allows the reader to have a “complete picture” of our overall performance.

	Qtr 1	Qtr 2	Qtr 3	Qtr 4	FY 2011	Qtr 1	Qtr 2	Qtr 3	Qtr 4	FY 2010

Net Loss Applicable to Common Shareholders – GAAP	$(0.05)	$(0.12)	$(0.13)	$0.48	$0.18	$-	$(0.10)	$(0.30)	$(9.60)	$(10.00)

Add:										-

Interest Expense	0.02	0.03	0.01	0.01	0.07	-	-	-	0.10	0.10

Preferred Stock Dividend	0.10	0.10	0.10	0.11	0.41	0.10	0.10	0.10	0.10	0.40

Federal Income Taxes (Benefit)	0.03	(0.01)	(0.02)	(0.59)	(0.59)	-	(0.10)	(0.20)	-	(0.30)

Asset Impairment	-	-	-	-	-	-	-	-	8.00	8.00

Depreciation & Amortization	0.02	0.02	0.01	0.02	0.07	0.30	0.30	0.30	0.20	1.10

EBITDA - Non GAAP	$0.12	$0.02	$(0.03)	$0.03	$0.14	$0.40	$0.20	$(0.10)	$(1.20)	$(0.70)

The potential ramifications of the circumstances surrounding the 2011 Congressional budget have resulted in yet more cuts in spending by the U.S. military, and we have had to explore other avenues of revenue. As a result of new periscope orders from non-traditional sources and an aggressive pursuit of increased market share for all of our existing product lines, we expect to mitigate some of the current decreased U.S. government requirements with other new business, such as the new $7.8 million contract from a major international defense contractor which we announced on November 8, 2011. We also continue to explore other opportunities for manufacturing outside of our traditional product lines for products which could be manufactured using our existing lines in order to fully utilize our existing capacity.

Our EBITDA increased by $0.84 million in the year ending October 2, 2011 as compared to the year ending October 3, 2010 despite a significant decrease in revenue of 29.3%.  The increase in EBITDA is primarily the result of a shift in revenue to more profitable product lines from the prior year combined with the completion of the Howitzer loss programs during the year.  The prior year gross margin included substantial EAC and inventory loss adjustments related to these loss programs.  In fiscal year 2010, Optex had experienced a significant shift in revenue toward the less favorable Howitzer programs that exacerbated the losses on those programs as their share of the overhead pools increased, and as overall volume declined, our labor efficiencies were impacted across all product lines due to layoff/reorganization and lower economies of scale. Further, in September 2010, Optex received an unanticipated order against a loss Howitzer program which resulted in an immediate, realized loss of $0.2 million. During fiscal year 2011, Optex experienced improved labor efficiencies across the periscopes product line as the impact of the prior reductions in force and reorganization stabilized at the reduced volume level. As a business for which the major source of revenues is government contracts, we rely heavily on program cost estimates to determine our product margins. These estimates are very sensitive to any significant changes in revenue, production volume and product mix. We continued to pursue cost reductions in our production and general and administrative areas to mitigate any further margin impacts related to lower volume and to improve overall product profitability.

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Product mix is dictated by customer contracted delivery dates and volume of each product to be delivered on such delivery dates. Shifts in gross margin from period to period are primarily attributable to the differing product mix recognized as revenues during each respective period.. In addition, the Howitzer contracts which were awarded in August 2005 and September 2006 experienced losses as a result of unanticipated manufacturing costs due to design and technical data package issues impacting product manufacturability. During the year ended October 2, 2011, we recognized revenue of $4.2 million on our Howitzer programs as compared to $6.1 million in the year ended October 3, 2010.  As of October 2, 2011 the remaining backlog for the last remaining Howitzer contract is $1.7 million scheduled to ship in fiscal year 2012. The remaining backlog relates to the final delivery order against the program at a slight gross margin, hence there are no expected future losses to be incurred on these deliveries.  Contract loss reserves on these programs were $1.3 million as of October 3, 2010, and $0 as of October 2, 2011.

 We are aggressively pursuing additional, potentially higher margin periscope business. While the U.S. periscope market has declined since 2009, we have seen a 625% increase in new orders from a significant foreign military contractor from $0.6 million per year, to $3.8 million per year for fiscal years 2010 and 2011, and received additional orders of $1.5 million in the first 60 days of fiscal year 2012.

As a result of the October 14, 2008 acquisition of the assets of Optex Systems, Inc. (Texas), our amortizable intangible assets had increased significantly over prior years. The non cash amortization expense of intangible assets was $1 million in 2010.  We reviewed the fair market value of our goodwill and intangible assets as of October 3, 2010 and based on significant reductions in anticipated government military spending, a reduction in customer order trends, and lower contract backlog, we determined that that goodwill was impaired. The review was based on a projected cash flow analysis of our future operations. The impairment loss for goodwill was $7.1 million and was charged to general and administrative costs and impairment for intangible assets was $0.9 million. The impairment loss was split between cost of goods sold and general and administrative costs in the amount of $0.1 million and $0.8 million, respectively.  As of the year ended October 3, 2010, the total balance of unamortized intangible assets and goodwill was $0.

Backlog as of October 2, 2011 was $11.5 million as compared to a backlog of $19.0 million as of October 3, 2010, representing a decline of 39.5%.  The following table depicts the current expected delivery by quarter of all contracts awarded as of October 2, 2011.

	2012				2013
Program Backlog (millions)	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Total
Howitzer Programs	0.7	1.0	-	-	-	-	-	1.7
Periscope Programs	2.1	2.6	2.3	1.1	0.3	0.4	0.1	8.9
Sighting Systems	0.2	-	-	-	-	-	-	0.2
All Other	0.2	0.1	0.1	0.1	0.1	0.1	0	0.7
Total	3.2	3.7	2.4	1.2	0.4	0.5	0.1	11.5

In the first 60 days of fiscal year 2012, Optex Systems Holdings received additional orders totaling $11.0 million consisting of a $7.8 million M36 contract deliverable over 5 years from a major international defense contractor which we announced on November 8, 2011, a $1.2 million award other product line award deliverable in 12 months from the Defense Logistics Agency for a Gunner's Head Assembly on the M1 Abrams Tank which we announced on October 26, 2011 and $2.0 million in additional orders from several customers primarily in support of our periscope product line which will be delivered in fiscal years 2012 and 2013.  As of November 27, 2011, Optex Systems Holdings’ backlog has increased to $21.5 million.

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A majority of our contracts are prime or subcontracted directly with the Federal government and, as such, are subject to Federal Acquisition Regulation Subpart 49.5, “Contract Termination Clauses” and more specifically Federal Acquisition Regulation clauses 52.249-2 “Termination for Convenience of the Government Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”. These clauses are standard clauses on our prime military contracts and generally apply to us as subcontractors. It has been our experience that the termination for convenience is rarely invoked, except where it is mutually beneficial for both parties. We are currently not aware of any pending terminations for convenience or for default on our existing contracts.

By way of background, the Federal Acquisition Regulation is the principal set of regulations that govern the acquisition process of government agencies and contracts with the U.S. government. In general, parts of the Federal Acquisition Regulation are incorporated into government solicitations and contracts by reference as terms and conditions effecting contract awards and pricing solicitations.

In the event a termination for convenience were to occur, Federal Acquisition Regulation  clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract. In the event a termination for default were to occur, we could be liable for any excess cost incurred by the government to acquire supplies from another supplier similar to those terminated from us. We would not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the company as defined by Federal Acquisition Regulation  clause 52.249-8. In addition, the Government may require us to transfer title and deliver to the Government any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights that we have specifically produced or acquired for the terminated portion of this contract. The Government shall pay contract price for completed supplies delivered and accepted, and we and the Government would negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the Federal Acquisition Regulation Disputes clause 52.233-1.

In some cases, we may receive an “undefinitized” (i.e., price, specifications and terms are not agreed upon before performance commenced) contract award for contracts that exceed the $700,000 (changed from $650,000 effective October 1, 2010), which is the federal government simplified acquisition threshold.  These contracts are considered firm contracts at an undefinitized, but not to exceed specified limits threshold.  Cost Accounting Standards Board covered contracts are subject to the Truth in Negotiations Act disclosure requirements and downward only price negotiation.  As of October 2, 2011, none of our outstanding backlog fell under this criterion.

Twelve month period ended October 2, 2011 compared to the twelve month period ended October 3, 2010

Revenues:

The table below details the revenue changes by product line for the year ended October 2, 2011 as compared to the year ended October 3, 2010.

	Year ended	Year ended
Product Line	10/02/2011	10/03/2010	Change
Howitzer Programs	$4.2	$6.1	$(1.90)
Periscope Programs	10.7	11.8	(1.00)
Sighting Systems	0.2	0.9	(0.70)
All Other	1.1	4.1	(3.1)

Total	$16.2	$22.9	$(6.70)

Percent decrease			-29.30%

Total revenues decreased by $6.7 million or 29.3 % across all product groups primarily as a result of an overall decline in markets due to reduced government and prime contractor spending in support of tactical vehicles, components and supporting optical equipment.  In addition, funding on several programs has been suspended or delayed due to uncertainty in the U.S. military budgets and challenging economic conditions surrounding the recession and deficit spending.

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Revenue declined by $1.0 million or 8.5% on our periscope line during fiscal year 2011 as compared to fiscal year 2010 primarily due to lower U.S. government spending.  Although the U.S. periscope revenue declined, we were able to offset approximately $2.2 million of the decline with an increase in periscope sales to a significant foreign military contractor, which consisted of 72 individual sales orders, none of which was material in terms of the dollar amount of the sales order. Based on our current backlog demand, we expect fiscal year 2012 revenue to slightly increase or remain flat over the fiscal year 2011 level. We continue to quote and receive awards for additional periscopes from multiple customers and we are aggressively pursuing increased market share in the periscope market by drawing business away from our competitors; however, we cannot yet determine if we will be successful in gaining sufficient new additional periscope business to offset the downturn caused by the decline in new federal government orders in the last year.

Revenues from the Howitzer programs decreased by $1.9 million, or 31.1%, over the prior year due to completion of two of our major Howitzer programs with no current follow on contract.  We expect the volume to decline significantly over the next twelve months as we wind down deliveries on the remaining $1.7 million backlog associated with the final delivery order during the first six months of fiscal year 2012.  Currently, we do not foresee any material, near term orders for additional Howitzer products, however we look forward to new orders  in the program as current military supplies diminish and require replacement.

Sighting systems revenues decreased $0.7 million, or 77.89%, during fiscal year 2011 over the prior fiscal year  as our U.S. government delivery order on back up sighting units was completed during fiscal 2010.  We currently do not have a follow-on delivery order for additional sighting units; however, the primary contract ordering period does not expire until December 31, 2012.  We continue to ship sighting systems pursuant to other contracts to both federal government and non-U.S. government customers and continue to pursue business on several substantial programs for commander weapon sighting systems and M36 thermal sighting units.  We expect deliveries on sighting systems to increase significantly in fiscal year 2012 and beyond due to the recent award of a significant $7.8 million 5 year M36 contract booked in November 2011.  Fiscal year 2012 deliveries against the program are expected to be approximately $0.6 million, while full production for the contract is not expected to commence until the first quarter of fiscal year 2013 and will continue at a rate of approximately $1.5 million per year thereafter through contract completion.

Decreases in the other product line of $3.1 million, or 75.61%, for 2011 as compared to 2010 are primarily a result of decreased sales of big eye binoculars, mirror assemblies and TVS4 and PVS Objective assembly sales to multiple customers associated with contracts completed in fiscal year 2010.  We expect revenues in fiscal year 2012 to increase by approximately 45% with the award of the Defense Logistics Agency Gunner's Head Assemblies of $1.2 million, deliverable in the next 12 months.

We experienced losses in our Howitzer programs as a result of unanticipated manufacturing costs due to design and technical data package issues impacting the product manufacturability.  These issues have resulted in increased labor and material costs due to higher scrap and extensive engineering costs incurred during the initiation phase of the programs.  In addition some of our older “legacy” periscope programs, which were completed in the third fiscal quarter of 2010, experienced losses due to significant material price increases since the initial five year contract award in 2004.  As of October 2, 2011, all of the loss contracts have been shipped complete.  During 2010 we realized additional losses of $1.1 million to cover increased estimated completion costs as a result of higher production labor and material scrap rates, combined with increased sharing of fixed manufacturing overhead due to the significant decline in volume across the other product lines.  Included in the total realized losses against the Howitzer programs for fiscal year 2010 is $0.8 million related specifically to production issues encountered on one of our Howitzer product lines.  Optex has requested an equitable adjustment on this program due to significant design issues impacting the manufacturability of the product.  As there is no guarantee that the request will be granted in part or in full, Optex realized the entire loss in fiscal year 2010.  In the event we are unsuccessful in obtaining an equitable adjustment, there will be no future margin impact for on these programs as the losses have been previously recognized through the completion of the programs.

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Cost of Goods Sold. During the fiscal year ended October 2, 2011, we recorded cost of goods sold of $13.7 million as compared to $22.0 million during the fiscal year ended October 3, 2010, a decrease of $8.3 million or 37.7%. This decrease in cost of goods sold was primarily associated with decreased revenue across all of our product groups, combined with a change in revenue mix toward higher margin products.  The gross margin during the period ending October 2, 2011 was 15.4% of revenue as compared to a gross margin of 3.9% of revenue for the period ending October 3, 2010.  The increase in gross margin percentage is primarily due a shift in product mix toward more profitable programs and improved performance on our periscope lines in fiscal year 2011.  In addition, prior year cost of sales included higher contract EAC losses on Howitzer programs, combined with unfavorable year-end physical inventory valuation losses in all product lines. As the Howitzer loss programs completed during 2011 the shift of revenue has moved toward more profitable programs.  In addition, reductions in force and plant reorganization completed in the second half of 2010 contributed to more favorable performance on all product lines in 2011 as more efficient economies of scale were achieved.   We expect this trend to continue into fiscal year 2012 as there are no remaining loss contracts in our backlog and efficiencies have stabilized a the reduced production volumes.

G&A Expenses.  During the fiscal year ended October 2, 2011, we recorded operating expenses of $2.4 million as opposed to $10.7 million during the period ending October 3, 2010, a decrease of $8.3 million or 77.6%.  The decline in general and administrative costs related primarily to the write-off of $8 million in 2010 for impairment of goodwill and intangible assets combined with a decrease of $0.3 million of intangible asset amortization in 2011 following the write-off.  In addition, Optex realized significant cost reductions globally across almost all spending accounts in general and administrative, with the exception of salaries, travel and research and development.  The spending reductions were offset by approximately 0.3 million of increased spending with the addition of a Vice President of Business Development in mid 2011of $0.1 million, increased research and development costs of $0.1 million, and increased management incentives of $0.1 million, which were all necessary to facilitate new product and customer growth into day and night thermal vision (M36) markets..We believe these investments in product development have contributed significantly to the new orders booked in the first 60 days of fiscal year 2012 and expect these changes to increase our overall footprint in the optical vision market for tactical vehicles moving forward.

Operating Income (Loss) .  During the period ending October 2, 2011, we recorded operating income of $0.1 million, as compared to an operating loss of ($9.9) million during the period ending October 3, 2010.  Operating income is significantly higher in 2011 as compared to losses in 2010, due to higher gross margin on revenue due to changes in product mix and improved production efficiencies, combined with decreased general and administrative costs as related to the 2010 impairment and amortization of goodwill and intangible asset as discussed in the previous sections.

Net Income (Loss) applicable to common shareholders.  During the period ended October 2, 2011, we recorded a net income of  $0.2 million, as compared to a net loss of ($10.0) million for the period October 3, 2010.  In fiscal 2011, we recognized a tax benefit of $0.6 million as compared to $0.3 million in the same period of fiscal year 2010.  The tax benefit is primarily attributable to the effect of temporary and permanent timing differences related to goodwill, intangible amortization, net operating loss carry forwards, and changes in deferred tax asset reserve balances.  The goodwill and intangible amortization expense is amortized over 15 years for income tax purposes whereas the remaining unamortized balance of both goodwill and intangibles was written off prior to year end for book purposes.

As of April 1, 2012

Backlog as of April 1, 2012, was $18.0 million as compared to a backlog of $13.8 million as of April 3, 2011, representing an increase of 30.4%.  The following table depicts the current expected delivery by of all contracts awarded as of April 1, 2012.

Product Line	Qtr 3	Qtr 4	2012	2013	2014	2015	2016	2017	Total
Howitzer	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Periscopes	2.7	2.4	5.1	2.1	0.3	0.1	0.0	0.0	7.6
Sighting Systems	0.5	0.2	0.7	1.7	1.6	1.4	1.4	1.2	8.0
Other	0.3	1.6	1.9	0.3	0.1	0.1	0.0	0.0	2.4
Total	3.5	4.2	7.7	4.1	2.0	1.6	1.4	1.2	18.0

In the first two fiscal quarters of 2012, Optex Systems Holdings received $14.7 million in new orders consisting of a $8.0 million M36 contract deliverable over 5 years from General Dynamics Land Systems - Canada, a $1.2 million other product line award from the Defense Logistics Agency for a Gunner's Head Assembly on the M1 Abrams Tank deliverable in fiscal year 2012, and $5.5 million in additional orders from several customers primarily in support of our periscope and other product line which will be delivered in fiscal years 2012 through 2015. The $8.0 million M36 contract provides for milestone billings in the current fiscal year of $3.9 million of which approximately $3.3 million relates to customer advance deposits for future year deliverables.

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Three Months Ended April 1, 2012 Compared to the Three Months Ended April 3, 2011

Revenues.  In the three months ended April 1, 2012, revenues increased by 2.6% from the respective prior period in 2011 as set forth in the table below (dollar amounts in millions):

	Three months ended
Product Line	April 1, 2012	April 3, 2011	Variance	% Chg
Howitzer	0.7	0.8	(0.1)	-12.5%
Periscopes	3.0	2.6	0.4	15.4%
Other	0.2	0.4	(0.2)	-50.0%
Total	3.9	3.8	0.1	2.6%

Revenues increased by $0.4 million, or 15.4%, on our periscope line during the three months ended April 1, 2012 as compared to the three months ended April 3, 2011. The primary reason for the increase is due to higher production quantities of glass periscope ICWS orders. The increase in glass periscopes is partially offset by an overall decline in plastic periscope shipments as compared to the prior year period.

Revenues from the Howitzer programs decreased $(0.1) million, or 12.5%, over the same three months in the prior year.  The decline in revenue is primarily due to completion of two of our Howitzer programs in FY2011 and completion of our one remaining Howitzer program in March 2012 with no current follow-on contracts.

Decreases in the other product lines of $(0.2) million, or 50.0%, for the three months ending April 1, 2012 compared to the prior year period are due to lower orders and production quantities from GDLS on collimator muzzle reference system assemblies as our current contracts for these units are winding down. The prior year period also included a short onetime order for big eye binocular assemblies.

Cost of Goods Sold . During the three months ended April 1, 2012 and April 3, 2011,we recorded cost of goods sold of $3.2. The gross margin during the three months ended April 1, 2012 was $0.64 million or 16.4% of revenues as compared to a gross margin of $0.59 million or 15.5% for the three months ended April 3, 2011. The increase in gross margin percentage for the quarter as compared to the prior year is primarily due to a shift in product mix toward more profitable programs and completion of the Howitzer loss programs in 2011.

G&A Expenses . During the three months ended April 1, 2012, we recorded operating expenses of $0.65 million as opposed to $0.59 million, during the three months ended April 3, 2011, an increase of $0.06 million or 10.2%. Operating expenses increased over prior year levels primarily due to increased sales and marketing expenses associated with the direct hire of a Vice President of Business Development ($0.04 million) and securing an advertising/public relations agreement ($0.02 million). The additional costs were necessary to facilitate new product and customer growth into day and night thermal vision (M36) markets. We expect the increased general and administrative costs to continue throughout fiscal year 2012 with an overall increase of approximately 20% over the prior year level. We believe these investments in product development have contributed significantly to the new orders booked in the first quarter of fiscal year 2012 and expect these changes to increase our overall footprint in the optical vision market for tactical vehicles.

Operating Income (Loss) . During the three months ended April 1, 2012, we recorded an operating loss of ($0.01) million, as compared to operating income of $0.0 million during the three months ended April 3, 2011. The decline in operating income of ($0.01) million is primarily due to increased spending in general and administrative costs in the current year over prior year levels partially offset by a higher gross margin.

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Net Income (Loss) applicable to common shareholders . During the three months ended April 1, 2012, we recorded a net income applicable to common shareholders of $0.14 million, as compared to a loss of $(0.12) million for the three months ended April 3, 2011, representing an decreased loss of $0.26 million. The primary reason for the decreased loss relates to the waiver of accrued dividends on preferred stock of $0.21 million in February 2012. In the three months ended April 1, 2012, we recognized deferred tax benefit $0.05 million as compared to a deferred tax expense of ($0.01) in the same period of fiscal year 2011. The change in taxes is primarily due to the effect of temporary and permanent timing differences related to intangible amortization and goodwill. Interest expense decreased by $0.02 million in the current quarter as compared to the prior year quarter.

Six Months Ended April 1, 2012 Compared to the Six Months Ended April 3, 2011

Revenues.  In the six months ended April 1, 2012, revenues decreased by (6.9)% from the respective prior period in 2011 as set forth in the table below (dollar amounts in millions):

	Six months ended
Product Line	April 1, 2012	April 3, 2011	Variance	% Chg
Howitzer	1.7	2.4	(0.7)	-29.2%
Periscopes	5.8	5.6	0.2	3.6%
Sighting Systems	0.3	-	0.3	100.0%
Other	0.3	0.7	(0.4)	-57.1%
Total	8.1	8.7	(0.6)	-6.9%

Revenues increased by $0.2 million, or 3.6%, on our periscope line during the six months ended April 1, 2012 as compared to the six months ended April 3, 2011. The primary increases are due to higher production levels on our glass periscope business partially offset by lower revenues on our plastic periscope lines. Based on our current backlog demand and projected orders for the remaining two quarters of fiscal 2012, we expect the periscope product line revenues to approximate the revenues in the same quarters in 2011. We continue to quote and receive awards for additional periscopes from multiple customers and are aggressively pursuing increased market share in the periscope market by drawing business away from our competitors; however, we cannot yet determine if we will be successful in gaining sufficient new additional periscope business to offset the downturn caused by the decline in new federal government orders.

Revenues from the Howitzer programs decreased $(0.7) million, or 29.2%, over the same six months in the prior year.  The decline in revenue is primarily due to completion of two of our Howitzer programs in FY2011 and the completion of the one remaining Howitzer program in March 2012 with no current follow-on contracts. We do not expect any additional Howitzer revenues during the last six months of fiscal 2012 as the contracts are complete.

Sighting systems revenues increased $0.3 million, or 100%, over the same six months in the prior year, due to milestone invoices related to prototype development of M36 Day/Night vision units for a foreign customer, and M36 refurbishments and repair revenues for a domestic customer, combined with the shipment of spare of back up sights to a domestic customer in the first quarter of fiscal year 2012. We expect deliveries on sighting systems to increase significantly throughout fiscal year 2012 and beyond due to the recent award of a significant $8.0 million, 5 year M36 contract booked in November 2011. Fiscal year 2012 deliveries against the program are expected to be approximately $0.7 million, while full production for the contract is not expected to commence until the first quarter of fiscal year 2013 and will continue at a rate of approximately $1.5 million per year thereafter through contract completion. In addition, we continue to ship small sighting systems orders pursuant to other contracts to both federal government and non-U.S. government customers and continue to pursue business on several substantial programs for commander weapon sighting systems and M36 thermal sighting units.

Decreases in the other product lines of $(0.4) million, or 57.1%, for the six months ending April 1, 2012 compared to the prior year period are due to lower orders and production quantities from GDLS on collimator muzzle reference system assemblies as our current contracts for these units are winding down. We expect overall revenues for the other product lines to increase by approximately 73% in fiscal year 2012 as compared to fiscal year 2011, primarily in the fourth fiscal quarter due to the award of the Defense Logistics Agency Gunner's Head Assemblies of $1.2 million due later in the year.

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We experienced losses in our Howitzer programs as a result of unanticipated manufacturing costs due to design and technical data package issues impacting the product manufacturability.  These issues resulted in increased labor and material costs due to higher scrap and extensive engineering costs incurred during the initiation phase of the programs.   Included in the total realized losses against these programs is $0.8 million related specifically to one of the contracts for which Optex Systems Holdings has requested an equitable adjustment due to significant design issues impacting the manufacturability of the product.  As there is no guarantee that the request will be granted in part or in full, Optex Systems Holdings realized the entire loss in fiscal year 2010 and as of October 2, 2011, all of the loss Howitzer contracts were complete. Optex Systems Holdings has been engaged in ongoing conversations with the contracting agency regarding the equitable adjustment claim and expects resolution sometime in the current fiscal year. In the event we are unsuccessful in obtaining an equitable adjustment settlement, there will be no future margin impact for on these programs as the losses have been previously recognized through the completion of the program.

Cost of Goods Sold . During the six months ended April 1, 2012, we recorded cost of goods sold of $6.8 million as opposed to $7.5 million during the six months ended April 3, 2011, a decrease of $0.7 million or 9.3%. This decrease in cost of goods sold was primarily associated with decreased revenues from the comparable six month period in the prior year, in addition to changes in revenue mix to more profitable product lines. The gross margin during the six months ended April 1, 2012 was $1.3 million or 16.1% of revenues as compared to a gross margin of $1.3 million or 14.9% for the six months ended April 3, 2011. The increase in gross margin percentage for the year as compared to the prior year is primarily due to a shift in product mix toward more profitable programs and completion of the Howitzer loss programs in 2011 and 2012.

G&A Expenses . During the six months ended April 1, 2012, we recorded operating expenses of $1.3 million as opposed to $1.1 million, during the six months ended April 3, 2011, an increase of $0.2 million or 18.2%. Operating expenses increased over prior year levels primarily due to increased sales and marketing expenses associated with the direct hire of a Vice President of Business Development ($0.07 million), securing an advertising/public relations agreement ($0.05 million), increased management and employee incentive costs ($0.06 million), increased travel and exposition expenses ($0.02 million) and research and development costs ($0.02 million). The additional costs were necessary to facilitate new product and customer growth into day and night thermal vision (M36) markets. We expect the increased general and administrative costs to continue throughout fiscal year 2012 with an overall increase of approximately 20% over the prior year level. We believe these investments in product development have contributed significantly to the new orders booked in the first six months of fiscal year 2012 and expect these changes to increase our overall footprint in the optical vision market for tactical vehicles moving forward.

Operating Income (Loss) . During the six months ended April 1, 2012, we recorded operating income of $0.02 million, as compared to operating income of $0.11 million during the six months ended April 3, 2011. The decline in operating income of $0.9 million is primarily due to lower revenues and increased spending in general and administrative costs in the current year over prior year levels.

Net Income (Loss) applicable to common shareholders . During the six months ended April 1, 2012, we recorded a net loss applicable to common shareholders of $(0.01) million, as compared to $(0.17) million for the six months ended April 3, 2011, representing a decreased loss of $0.16 million. The primary reason for the decreased loss relates to the waiver of accrued dividends on preferred stock of $0.21 million in February 2012. In the first six months of fiscal 2012, we recognized deferred tax benefit of $0.12 million as compared to $0.02 in the same period of fiscal year 2011. The change in taxes is primarily due to the effect of temporary and permanent timing differences related to intangible amortization and goodwill. Interest expense decreased by $0.03 million in the current year as compared to the prior year.

Liquidity and Capital Resources

On October 27, 2009, Optex Systems Holdings secured a short term note payable from the Longview Fund in the amount of $250,000 bearing interest at 10% per annum. On March 22, 2010, Optex Systems Holdings repaid $125,000 in principal plus $10,000 in accrued interest on the outstanding Longview note. The balance of principal and interest due on the note were satisfied on June 4, 2010.

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On March 10, 2010, the Company entered into a revolving credit facility with Peninsula Bank Business Funding, a division of the Private Bank of the Peninsula, which provides up to $2,000,000 in financing against eligible receivables.  The material terms of the revolving credit facility are as follows:

o	The interest rate for all advances shall be the greater of 8.5% and the then in effect prime rate plus 3.5% and subject to a minimum quarterly interest payment of $16,000.

o	Interest shall be paid monthly in arrears.

o	The expiration date of the facility is March 4, 2011, at which time any outstanding advances, and accrued and unpaid interest thereon, will be due and payable.

o	In connection with the entry into the facility by Peninsula Bank Business Funding, Optex Systems, Inc.(Delaware) paid Peninsula Bank Business Funding a facility fee of $20,000 and issued a warrant to Peninsula Bank Business Funding to purchase 1,000,000 shares of its common stock. The warrant bears an exercise price of $0.10 per share and expires on March 3, 2016.

o	The obligations of Optex Systems, Inc. (Delaware) to Peninsula Bank Business Funding are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of Peninsula Bank Business Funding.

o	The facility contains affirmative and negative covenants that require Optex Systems, Inc. (Delaware) to maintain certain minimum cash and EBITDA levels on a quarterly basis and contains other customary covenants. The facility also contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, Peninsula Bank Business Funding’s commitment to make further advances may terminate, and Peninsula Bank Business Funding would also be entitled to pursue other remedies against Optex Systems, Inc. (Delaware) and the pledged collateral.

o	Pursuant to a guaranty executed by Optex Systems Holdings in favor of Peninsula Bank Business Funding, Optex Systems Holdings has guaranteed all obligations of Optex Systems, Inc. (Delaware) to Peninsula Bank Business Funding.

On August 3, 2010, Peninsula Bank Business Funding waived the Company’s requirement to meet the EBITDA requirement set forth in Section 6.8 of its agreement with the Company for the quarter ended June 27, 2010.  In addition, Peninsula Bank Business Funding agreed to amend Sections 6.8(c) and (d) of the aforesaid agreement to adjust the minimum EBITDA covenant for the fiscal quarter ending October 3, 2010 to $20,000, and for the fiscal quarter ending January 2, 2011 to $200,000.

On November 23, 2010, Peninsula Bank Business Funding waived the Company’s requirement to meet the EBITDA requirement set forth in Section 6.8 (c) of the August 3, 2010 amended Agreement for the fourth quarter ended October 3, 2010.  In addition, on November 29, 2010 Peninsula Bank Business Funding agreed to a second amendment for Sections 6.8 (d) of the Agreement to adjust the minimum EBITDA covenant for the fiscal quarter ending January 2, 2011 to $95,000.

On March 22, 2011, Peninsula Bank Business Funding (now known as Avid Bank) and the Company, entered into a fourth amendment to the existing credit facility agreement between them to extend the maturity date to March 15, 2012 (a prior third amendment entered into on February 15, 2011 was in all material respects superseded by the amendments made in the fourth amendment). Section 1.1 was amended (i) to define “Borrowing Base” as $175,000, (ii) to delete the definition of “EBITDA”, and (iii) to amend subsection (i) of the definition of “Eligible Accounts” so as to exclude any accounts for any account debtor (other than GDLS) which exceed 30% of all accounts and for GDLS to exclude those total obligations which exceed the lesser of 50% of all accounts or the aggregate sum of $500,000. Section 2.3(a)(ii) was amended so that the minimum semiannual interest payment is $20,000, and Section 6.8 was amended in its entirety so as to require the Company to maintain a zero balance on the revolving line for a period of at least 30 consecutive days during the period from March 15, 2011 and March 15, 2012.

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As of October 2, 2011, the outstanding balance on the line of credit is $0.5 million, and on December 20, 2011, the latest practicable date, the balance was $0.3 million. For the period ended October 2, 2011 the total interest expense was $0.06 million.

On April 16, 2012, the Company amended its revolving credit facility with Avidbank, which provides up to $1 million in financing against eligible receivables for up to two years. The material terms of the amended revolving credit facility are as follows:

•	The interest rate for all advances shall be the greater of 7.0% and the then in effect prime rate plus 3.5%. The additional minimum interest payment requirement has been eliminated.

•	Interest shall be paid monthly in arrears.

•	The loan period is from April 15th through April 14th of the following year, beginning with the period of April 15, 2012 through April 14, 2013 and a revolving maturing date of April 14, 2014, at which time any outstanding advances, and accrued and unpaid interest thereon, will be due and payable.

•	A renewal fee of $10,000 is due on the 15th day of April each year beginning with April 15, 2012.

•	The obligations of Optex Systems, Inc. to Avidbank are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of Avidbank.

•	The facility contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, Avidbank’s commitment to make further advances may terminate, and Avidbank would also be entitled to pursue other remedies against Optex Systems, Inc. and the pledged collateral.

•	Pursuant to a guaranty executed by Optex Systems Holdings in favor of Avidbank, Optex Systems Holdings has guaranteed all obligations of Optex Systems, Inc. to Avidbank.

•	The facility contains a requirement for the Company to maintain a zero balance on the revolving line for a period of at least 30 consecutive days during each loan period.

We have historically met our liquidity requirements from a variety of sources, including government and customer funding through contract progress bills, short term loans, notes from related parties, and the sale of equity securities. Based upon our current working capital position and potential for expanded business revenues, we believe that our working capital is sufficient to fund our current operations for at least the next 12 months. However, based on our strategy and the anticipated growth in our business, we believe that our liquidity needs may increase in the future. The amount of such increase will depend on many factors, including the costs associated with the fulfillment of our projects, whether we upgrade our technology, and the amount of inventory required for our expanding business. If our liquidity needs do increase, we believe additional capital resources will be obtained from a variety of sources including, but not limited to, cash flow from operations and the issuance of our common stock and/or debt, including receivables funding through a commercial lender .

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Our ability to utilize progress billing on government contracts was temporarily on hold since March 2011 pending completion of a 2011 Defense Contract Audit Agency (DCAA) Progress Billing Audit and Accounting System Review. Progress billing audits and accounting system reviews are conducted periodically by the government to ensure the Company’s systems meet the necessary requirements. The progress billing audit was successfully completed in July 2011 and based upon the audit results, the contracting officer approved a pending progress payment of $1.3 million related to incurred contract cost through April 2011 on one of our Howitzer programs. The progress bill payment was subsequently received by the Company on August 3, 2011. The Accounting System Review was completed by DCAA without issue in September, 2011 and an additional $0.3 million of progress bills against the program for cost incurred through August 2011 was submitted in September.  Payment was received in early October.

In addition, Optex Systems Holdings has requested an equitable adjustment on another Howitzer program due to significant design issues that impacted the manufacturability of the product. As there is no guarantee that the request will be granted in part or in full, we realized the entire loss in fiscal year 2010. The program was completed in fiscal year 2011.  However, we believe there is a reasonable possibility that we will be able to recover a substantial amount of the incurred loss in the next fiscal year, pending the outcome of the negotiations.  To the extent we are able to recover increased costs (losses) against the program; we expect the settlement would have a positive impact on working capital.

Period of October 3, 2010 through October 2, 2011

Cash and Cash Equivalents.  As of October 2, 2011, we had cash and cash equivalents of $1.5 million as compared to $1.0 million on October 3, 2010. We increased cash and cash equivalents by $0.5 million primarily due to collections on progress bills in August of $1.3 million offset by a reduction in the credit facility of $0.6 million and increased material purchases in support of the M137 Howitzer final delivery order quantities shipping in fiscal year 2012, net of the progress billed amounts..  As of October 2, 2011 our outstanding balance on the line of credit was $0.5 million.

Net Cash (Used by) Provided by Operating Activities.  Net cash provided by operating activities during the period beginning October 3, 2010 and ending October 2, 2011 totaled $1.1 million. The primary sources of cash during this period resulted from a significant decrease in inventory of $1.5 million due to lower production volume and the completion of several loss Howitzer contracts, increased reserve requirements for excess and obsolete inventories of $0.3 million primarily related to the completed Howitzer programs, combined with net income of $0.6 million. These increases were offset by the depletion of reserve balances related to the loss contracts of ($1.4) million.

Net Cash used in Investing Activities.  In the twelve months ended October 2, 2011, net cash used by investing activities totaled $0.03 million and consisted of fixed asset purchases during the period.

Net Cash Provided by Financing Activities .  Net cash used by financing activities totaled $0.6 million during the twelve months ended October 2, 2011 due to a payment of $0.6 million against the revolving credit facility.

Cash Flows for the Period from October 2, 2011 through April 1, 2012

Cash and Cash Equivalents . As of April 1, 2012, we had cash and cash equivalents of $3.4 million. During the period from October 3, 2011 through April 1, 2012, we increased cash and cash equivalents by $1.8 million primarily attributable to collections of milestone payments made against M36 Day/Night vision contract during the six months ending April 1, 2012.

Net Cash Provided by Operating Activities . Net cash provided by operating activities during the period from October 3, 2011 to April 1, 2012 totaled $2.3 million. The primary sources of cash during this period were a $1.6 million increase in customer advance deposits associated with the M36 milestone billings and decreases in accounts receivable of $0.4 million and increases in accounts payable and accrued expenses of $0.2 million.

Net Cash (Used) by Investing Activities . In the six months ended April 1, 2012, cash used by investing activities for the purchase of property and equipment was $0.03 million as compared to $0.02 million in the prior year period.

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Net Cash (Used) by Financing Activities . Net cash used by financing activities totaled ($0.45) million during the six months ended April 1, 2012 primarily due to the payment of ($0.5) million against the line of credit offset by $0.05 million collected for the sale of common stock.

Critical Accounting Policies

Stock-Based Compensation: In December 2004, FASB issued FASB ASC 718 which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  FASB ASC 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  FASB ASC 718  requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

Optex Systems Holdings’ accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50, which establish the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with FASB ASC 718.

Income Tax/Deferred Tax: FASB ASC 740 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differing treatment of items for financial reporting and income tax reporting purposes.  The deferred tax balances are adjusted to reflect tax rates by tax jurisdiction, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. We have provided deferred income tax benefits on net operating loss carry-forwards to the extent we believe we will be able to utilize them in future tax filings.

Revenue Recognition:  Optex Systems Holdings recognizes revenue based on the modified percentage of completion method utilizing the units-of-delivery method, in accordance with FASB ASC 605-35:

•	The units-of-delivery method recognizes as revenue the contract price of units of a basic production product delivered during a period and as the cost of earned revenue the costs allocable to the delivered units; costs allocable to undelivered units are reported in the balance sheet as inventory or work in progress. The method is used in circumstances in which an entity produces units of a basic product under production-type contracts in a continuous or sequential production process to buyers' specifications.

Optex Systems Holdings’ contracts are fixed price production type contracts whereas a defined order quantity is delivered to the customer in a continuous or sequential production process to buyers specifications (build to print).  Our deliveries against these contracts generally occur in monthly increments across fixed delivery periods spanning from 3 to 36 months.

Estimated Costs at Completion and Accrued Loss on Contracts:  Optex Systems Holdings reviews and reports on the performance of its contracts and production orders against the respective resource plans for such contracts/orders. These reviews are summarized in the form of estimates at completion. Estimates at completion include Optex Systems Holdings incurred costs to date against the contract/order plus management's current estimates of remaining amounts for direct labor, material, other direct costs and subcontract support and indirect overhead costs based on the completion status and future contractual requirements for each order. If an estimate at completion indicates a potential overrun (loss) against a fixed price contract/order, management generally seeks to reduce costs and /or revise the program plan in a manner consistent with customer objectives in order to eliminate or minimize any overrun and to secure necessary customer agreement to proposed revisions.

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If an estimate at completion indicates a potential overrun against budgeted resources for a fixed price contract/order, management first attempts to implement lower cost solutions to still profitably meet the requirements of the fixed price contract. If such solutions do not appear practicable, management makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither cost reduction nor renegotiation appears probable, an accrual for the contract loss/overrun is recorded against earnings and the loss is recognized in the first period the loss is identified based on the most recent estimates at completion of the particular contract or product order.

For the fiscal years ended October 2, 2011 and October 3, 2010, estimated loss reserves were $0 and $1.4 million, respectively.  During 2010, Optex Systems Holdings realized increases losses against the Howitzer programs of $1.1 million of which $763 thousand relates specifically to production issues encountered on one of our Howitzer product lines.  Increased losses were primarily attributable to manufacturing issues on our U.S. government Howitzers culminating in higher material scrap and labor hours, combined with a reduction in total production volume in 2010 which further impacted production efficiencies across all product lines.  Optex Systems Holdings has requested an equitable adjustment on this program due to significant design issues impacting the manufacturability of the product.  As there is no guarantee that the request will be granted in part or in full, we realized the entire loss in fiscal year 2010.  However, we believe there is a reasonable possibility that we will be able to recover a substantial amount of the incurred loss in fiscal year 2011 pending the outcome of the negotiations.  As of the end of fiscal year 2011, all shipments against the loss contracts had been completed, thus there is no carryforward of the loss reserves required for future periods.

Government Contracts: Virtually all of our contracts are prime or subcontracted directly with the Federal government and as such, are subject to Federal Acquisition Regulation Subpart 49.5, “Contract Termination Clauses” and more specifically Federal Acquisition Regulation clauses 52.249-2  “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.

Warranty Costs:  Some of Optex Systems Holdings’ customers require that the company warrant the quality of its products to meet customer requirements and be free of defects for up to fifteen months subsequent to delivery.   Future warranty costs are based on the estimated cost of replacement for expected returns based upon our most recent experience rate of defects as a percentage of warranty covered sales. Throughout the year, warranty costs are expensed as incurred, and as of each year end, Optex Systems Holdings reviews the prior 15 month warranty experience rate and may adjust the warranty accrual as required to cover any additional anticipated warranty costs related to prior shipments.  In the year ending October 3, 2010, Optex Systems Holdings, Inc. recognized income $57 thousand, related to improvements in the warranty experience rate for warranties expiring in fiscal year 2010.  As of October 2, 2011 the existing warranty reserve balance of $25 thousand was reviewed and determined to be adequate to satisfy any future warranty claims that may have existed as of October 2, 2011 for shipments occurring in the prior 15 months.

Recent Accounting Pronouncements.

In February 2010, FASB issued ASU 2010-09 “Subsequent Event (Topic 855) Amendments to Certain Recognition and Disclosure Requirements”.   ASU 2010-09 removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. All of the amendments in ASU 2010-09 are effective upon issuance of the final ASU, except for the use of the issued date for conduit debt obligors, which is effective for interim or annual periods ending after June 15, 2010.  The Company adopted ASU 2010-09 in February 2010 and therefore omitted the disclosure previously required as referenced above.

In June 2009, FASB issued ASC 105-10 (Prior authoritative literature:  SFAS No. 168, "The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162").FASB ASC 105-10 establishes the FASB Accounting Standards Codification TM (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. FASB ASC 105-10 is effective for financial statements issued for fiscal years and interim periods ending after September 15, 2009. As such, Optex Systems Holdings is required to adopt these provisions at the beginning of the interim period ending October 3, 2010.  Adoption of FASB ASC 105-10 did not have a material effect on Optex Systems Holding’s financial statements.

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In September 2006, the FASB issued FASB ASC 820-10 (Prior authoritative literature:  FASB Statement 157, “Fair Value Measurements”). FASB ASC 820-10 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. FASB ASC 820-10 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, FASB ASC 820-10 does not require any new fair value measurements. However, for some entities, the application of FASB ASC 820-10 will change current practice. The changes to current practice resulting from the application of FASB ASC 820-10 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. The provisions of FASB ASC 820-10 are effective as of January 1, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. However, delayed application of this statement is permitted for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of FASB ASC 820-10 did not have a material impact on Optex Systems Holdings’ financial position, results of operations, or cash flows.

Cautionary Factors That May Affect Future Results

This registration statement on Form S-1 and other written reports and oral statements made from time to time by Optex Systems Holdings may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. You can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. You can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address Optex Systems Holdings’ growth strategy, financial results and product and development programs. You must carefully consider any such statement and should understand that many factors could cause actual results to differ from Optex Systems Holdings’ forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

We do not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in this prospectus. In this prospectus Optex Systems Holdings has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete list of all potential risks or uncertainties.

BUSINESS

Background

Prior History - Sustut Exploration, Inc.

Sustut was a Delaware corporation formed on April 11, 2006 to search for available properties in North Central British Columbia. In May 2006, Sustut entered into an agreement, which was negotiated at arms-length with Richard Simpson, to acquire a 100% interest in the WILLOW claim purported to be located in the Omineca Mining Division, NTS map sheet 94D/10E. The property could have been acquired from Simpson by paying a total of $75,000 in two option payments with the last option payment being due on May 15, 2008; however, Sustut did not make the required payments and did not acquire title to those property rights.

The mineral claim, which was to be Sustut’s primary business, expired on May 15, 2008 leaving Sustut with no operating business of which to dispose. Optex Systems Holdings does not believe it presently maintains any rights related to the Willowvale project and does not intend to pursue a mining or mineral business. Optex Systems Holdings does not intend to make any payment to exercise any option or extend the term of the rights, if any continue to exist.

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Reorganization

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc., a private Delaware corporation (“Optex Systems, Inc. (Delaware)”), exchanged their shares of Optex Systems, Inc. (Delaware) common stock with the shares of common stock of Optex Systems Holdings as follows: (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged for 113,333,282 shares of Optex Systems Holdings common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged for 1,027 shares of Optex Systems Holdings Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged for 8,131,667 shares of Optex Systems Holdings common stock. Optex Systems, Inc. (Delaware) has remained a wholly-owned subsidiary of Optex Systems Holdings, and the Optex Systems, Inc. (Delaware) shareholders are now shareholders of Optex Systems Holdings. As a result of the reorganization, Sileas Corporation, a former shareholder of Optex Systems, Inc. (Delaware), beneficially owns approximately 73.52% of the issued and outstanding common stock of Optex Systems Holdings and Arland Holdings, Ltd., a former shareholder of Optex Systems, Inc. (Delaware) owns 5.89% of the issued and outstanding common stock of Optex Systems Holdings. Furthermore, at the time of the reorganization, Andrey Oks resigned as the sole officer and director of Optex Systems Holdings. Additionally, Stanley Hirschman, Ronald Richards and Merrick Okamoto were appointed as its directors, and Stanley Hirschman, Danny Schoening and Karen Hawkins were appointed as its President, COO and V.P. of Finance/Controller, respectively.

Prior to the closing under the reorganization agreement, Optex Systems, Inc. (Delaware) accepted subscriptions from accredited investors for a total 27.1 units, for $45,000 per unit, with each unit consisting of 300,000 shares of common stock of Optex Systems, Inc. (Delaware) and warrants to purchase 300,000 shares of common Stock for $0.45 per share for a period of five years from the initial closing, which were issued by Optex Systems, Inc. (Delaware) after the closing referenced above. Gross proceeds to Optex Systems, Inc. (Delaware) were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529. The finder also received five year warrants to purchase 2.39 units, at an exercise price of $49,500 per unit.

Contracts

Each contract with Optex Systems Holdings’ customers has specific quantities of material that need to be purchased, assembled, and then shipped. Prior to bidding a contract, Optex Systems Holdings contacts potential sources of material and receives qualified quotations for this material. In some cases, the entire volume is given to a single supplier and in other cases, the volume might be split between several suppliers. If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then Optex Systems Holdings would attempt to find an acceptable alternate supplier, and if successful, it would then renegotiate contractual deliverables (e.g., specifications, delivery, price). As of December 8, 2011, approximately 7% of our material requirements are single-sourced across 5 suppliers representing approximately 8% of our active supplier base. Single sourced component requirements span across all of our major product lines. Of these single sourced components, we have material contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply the parts necessary to satisfy our current contractual needs.

We are subject to, and must comply with, various governmental regulations that impact, among other things, our revenue, operating costs, profit margins and the internal organization and operation of our business. The material regulations affecting our U.S. government business are summarized in the table below.

Regulation	Summary

Federal Acquisition Regulation	The principal set of rules in the Federal Acquisition Regulation System. This system consists of sets of regulations issued by agencies of the federal government of the United States to govern what is called the "acquisition process," which is the process through which the government acquires goods and services. That process consists of three phases: (1) need recognition and acquisition planning, (2) contract formation, and (3) contract administration. The FAR System regulates the activities of government personnel in carrying out that process. It does not regulate the purchasing activities of private sector firms, except to the extent that those activities involve government solicitations and contracts by reference.

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International Traffic in Arms Regulations	United States government regulations that control the export and import of defense-related articles and services on the United States Munitions List. These regulations implement the provisions of the Arms Export Control Act.

Truth in Negotiations Act	A public law enacted for the purpose of providing for full and fair disclosure by contractors in the conduct of negotiations with the government. The most significant provision included is the requirement that contractors submit certified cost and pricing data for negotiated procurements above a defined threshold, which was increased from $650,000 to $700,000 on October 1, 2010. It requires contractors to provide the government with an extremely broad range of cost or pricing information relevant to the expected costs of contract performance, and it requires contractors and subcontractors to submit cost or pricing data to the government and to certify that, to the best of their knowledge and belief, the data are current, accurate, and complete.

Optex Systems Holdings is responsible for full compliance with the Federal Acquisition Regulation. Upon award, the contract may identify certain regulations that Optex Systems Holdings needs to meet. For example, a contract may allow progress billing pursuant to specific Federal Acquisition Regulation clauses incorporated into the contract. Other contracts may call for specific first article acceptance and testing requirements. The Federal Acquisition Regulation will identify the specific regulations that Optex Systems Holdings must follow based on the type of contract awarded. The Federal Acquisition Regulation also contains guidelines and regulations for managing a contract after award, including conditions under which contracts may be terminated, in whole or in part, at the government’s convenience or for default. These regulations also subject us to financial audits and other reviews by the government of our costs, performance, accounting and general business practices relating to our government contracts, which may result in adjustment of our contract-related costs and fees and, among other things and impose accounting rules that define allowable and unallowable costs governing our right to reimbursement under certain contracts.

First Article Testing and Acceptance requirements consist of specific steps. For example, the first article testing associated with Howitzer-type product is comprehensive and time consuming. The dimensions and material specifications of each piece of the assembly must be verified, and each product has in excess of 100 piece parts. Once the individual piece parts are verified to be compliant to the specification, the assembly processes are documented and verified. A sample of the production (typically three units) is verified to meet final performance specifications. Once the units meet the final performance specification, they are then subjected to accelerated life testing, a series of tests which simulate the lifetime use of the product in the field. This consists of exposing the units to thermal extremes, humidity, mechanical shock, vibration, and other physical exposure tests. Once completed, the units undergo a final verification process to ensure that no damage has occurred as a result of the testing and that they continue to meet the performance specification. All of the information and data is recorded into a final first article inspection and test report and submitted to the customer along with the test units for final approval. First Article Acceptance and Testing is generally required on new contracts/product awards but may also be required on existing products or contracts where there has been a significant gap in production, or where the product has undergone significant manufacturing process, material, tooling, equipment or product configuration changes.

Optex Systems Holdings, Inc. is also subject to laws, regulations and executive orders restricting the use and dissemination of information deemed classified for national security purposes and the exportation of certain products and technical data as covered by the International Traffic in Arms Regulation. In order to import or export items listed on the U.S. Munitions List, we are required to be registered with the Directorate of Defense Trade Controls office. The registration is valid for one year, and the registration fees are established based on the number of license applications submitted the previous year. Optex Systems Holdings currently has an approved and current registration on file with the Directorate of Defense Trade Controls office. Once the registration is approved, each import/export license must be filed separately. License approval requires the company to provide proof of need, such as a valid contract or purchase order requirement for the specific product or technical data requested on the license and requires a detailed listing of the items requested for export/import, the end-user, the end-user statement, the value of the items, consignees/freight forwarders and a copy of a valid contract or purchase order from the end-user. The approval process for the license can vary from several weeks to six months or more. The licenses Optex Systems Holdings currently uses are the DSP-5 (permanent export) and DSP-73 (temporary export).

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The aforementioned licenses are valid for 48 months from date that each such license is issued as set forth on the table below (updated as of May 25, 2012).

DSP-5 Licenses	Issue Date	Expiration Date (48 months from date of issue)
50128943	11/24/2008	11/23/2012
50137740	1/5/2009	1/4/2013
50146207	3/13/2009	3/12/2013
50137823	1/5/2009	1/4/2013
50169739	6/4/2009	6/3/2013
50184920	8/19/2009	8/18/2013
50185923	8/28/2009	8/27/2013
50187735	3/19/2010	3/18/2014
50230854	3/30/2010	3/29/2014
50187735	10/1/2009	9/30/2013
50220671	10/1/2009	9/30/2013
50221743	4/1/2010	3/31/2014
50209709	2/23/2010	2/22/2014
50233257	6/10/2010	6/9/2014
50269333	1/7/2011	1/6/2015
50274142	1/5/2011	1/4/2015
50275888	2/28/2011	2/27/2015
50284334	3/1/2011	2/28/2015
50290287	4/13/2011	4/12/2015
50290963	5/2/2011	5/1/2015
50302078	5/27/2011	5/26/2015
50303894	6/1/11	5/30/15
5029802	6/6/11	6/5/15
50310470	7/7/11	7/6/15
50309527	7/12/11	7/11/15
50313126	7/14/11	7/13/15
50314547	8/11/11	8/10/15
50324632	9/8/11	9/7/15
50323843	9/23/11	9/22/15
60026734	12/1/11	11/30/15
50343846	12/5/11	12/4/15
50343236	12/7/11	12/6/15
50343382	12/21/11	12/20/15
50343483	12/28/11	12/27/15

DSP-73 Licenses	Issue Date	Expiration Date (48 months from date of issue)
730007737	8/13/2008	8/12/2012
730008340	9/26/2008	9/25/2012
730008736	11/18/2008	11/17/2012
730010051	2/27/2009	2/26/2013
730024737	2/16/2010	2/15/2014
730026913	6/15/2010	6/15/2014
730030429	2/22/2011	2/21/2015
730031574	6/15/11	6/14/15
730033471	9/16/11	9/15/15
730033903	9/23/11	9/22/15

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Licenses are subject to termination if a licensee is found to be in violation of the Arms Export Control Act or the International Traffic in Arms Regulations requirements. If a licensee is found to be in violation, in addition to a termination of its licenses, it can be subject to fines and penalties by the government.

Optex Systems Holdings’ contracts may also be governed by the Truth in Negotiation Act requirements where certain of our contracts or proposals exceed the $700,000 threshold and/or are deemed as sole source, or non competitive awards, covered under this act. For these contracts, Optex Systems Holdings must provide a vast array of cost and pricing data in addition to certification that our pricing data and disclosure materials are current, accurate and complete upon conclusion of the negotiation. Due to the additional disclosure and certification requirements, if a post contract award audit were to uncover that the pricing data provided was in any way not current, accurate or complete as of the certification date, Optex Systems Holdings could be subjected to a defective pricing claim adjustment with accrued interest. Currently, Optex Systems Holdings does not have any pending defective pricing claim adjustments. Additionally, as a result of this requirement, contract price negotiations may span from two to six months and will often result in undefinitized or not to exceed ceiling priced contracts subject to future downward negotiations and price adjustments. Currently, Optex Systems Holdings does not have any undefinitized contracts subject to further price negotiation.

Our failure to comply with applicable regulations, rules and approvals or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, the loss of our U.S. government contracts or our suspension or debarment from contracting with the U.S. government generally, any of which could have a material adverse effect our business, financial condition, results of operations and cash flows. We are currently in compliance with all applicable regulations and do not have any pending claims as a result of non compliance.

The material terms of our material contracts are as follows (updated as of  May 25, 2012):

						Progress
					Total	/Milestone	Order	Remaining
	Customer	Contract	Contract Quantities		Award	Billable	Period	Value	Delivery
Customer	PO/Contract	Type	Min Qty	Max Qty	Value (2)	(1)	Expiration	(3)	Period

General Dynamics Land Systems	40050551 (Multiple Prime Contracts)	Firm Fixed Price and Fixed Quantity Purchase Order	N/A	N/A	$6,330,336	Yes	N/A	$3,673,347	Jan 2011 - Feb 2013

DLA Land – Warren (4)	SPRDL1-12-C-0023	Firm Fixed Price and Fixed Quantity Purchase Order	N/A	N/A	$1,152,272	Yes	N/A	$1,152,272	Nov 2011 - Oct 2012

GDLS - Canada (5)	Subcontract PO 35334144	Firm Fixed Price and Fixed Quantity Purchase Order	N/A	N/A	$7,830,695	Yes	N/A	$7,830,695	Mid 2012 - Oct 2017

(1) Payment terms on shipments are net 30 days.

(2) “Total Award Value” as included in the table represents the total value of all delivery orders against the prime contract that have already been awarded to Optex. The total award value represents already awarded delivery order contracts. Based on Optex's historical experience with these contracts and other similar contracts, the amount awarded has directly correlated to the amount received.

(3) The “Remaining Value” depicts the open undelivered values remaining to be delivered against the contract awards as of October 27, 2011. Only these undelivered values of the contracts may be subject to the contract termination clause. It has been the experience of Optex Systems that these clauses are rarely invoked.

(4) Contract was awarded on October 24, 2011.

(5) Contract was awarded on October 24, 2011 but effective November 3, 2011 as the date on which approved for disclosure by contractor.  This contract provides for milestone billing, in part.

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Organizational History

On October 14, 2008, in a transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) purchased all of the assets of Optex Systems, Inc. (Texas) in exchange for $15 million of Irvine Sensors Corporation debt and the assumption of approximately $3.8 million of certain liabilities of Optex Systems, Inc. (Texas). Optex Systems, Inc. (Delaware) was formed by the Longview Fund, LP and Alpha Capital Antstalt, former secured creditors of Irvine Sensors Corporation, to consummate the transaction with Optex Systems Holdings, and subsequently, on February 20, 2009, Longview Fund conveyed its ownership interest in Optex Systems Holdings to Sileas Corporation, an entity owned by three of Optex Systems Holdings’ officers (one of whom is also one of Optex Systems Holdings’ three directors). On March 30, 2009, a reorganization occurred whereby Optex Systems, Inc. (Delaware) became a wholly-owned subsidiary of Optex Systems Holdings.

Products

Optex Systems Holdings’ products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and advanced security vehicles and have been selected for installation on the Future Combat Systems Stryker vehicle. Optex Systems Holdings also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex Systems Holdings delivers its products both directly to the military services and to prime contractors.

Optex Systems Holdings delivers high volume products, under multi-year contracts, to large defense contractors and government customers. We have a reputation for quality and credibility with our customers as a strategic supplier. We also anticipate the opportunity to integrate some of our night vision and optical sights products into commercial applications.

Specific product lines include:

•	Electronic sighting systems

•	Mechanical sighting systems

•	Laser protected glass periscopes

•	Laser protected plastic periscopes

•	Non-laser protected plastic periscopes

•	Howitzer sighting systems

•	M36 Thermal Day / Night Periscopes

•	Ship binoculars

•	Replacement optics (e.g. filters, mirrors)

Location and Facility

We are located in Richardson, TX in an approximately 49,000 square foot facility, and as of December 8, 2011, we had 76 full time equivalent employees. We operate with a single shift, and capacity could be expanded by adding a second shift. Our proprietary processes and methodologies provide barriers to entry for other competing suppliers. In many cases, we are the sole source provider or one of only two providers of a product. We have capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house.

We lease our facility. Effective as of January 4, 2010, Optex Systems Holdings, Inc. renewed its Richardson, TX lease. Under the terms of the amendment:

•	The lease term is extended until July 31, 2015.

•	The annual base rent rate is as follows: until 7/31/2010, $0.00 per square foot, from 8/1/2010 – 7/31/2013, $4.70 per square foot and from 8/1/2013 – 7/31/2015, $4.95 per square foot.

•	A $0.2 million improvement allowance is included.

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•	For the first two years of the extended term, the landlord has granted the option to take over additional space at similar terms as in the amendment.

Market Opportunity – U.S. Military

Optex Systems Holdings believes the U.S. government’s commitment to military defense spending in the coming years will remain strong; however, in light of recent government uncertainties related to the congressional budget and current deficit spending, we cannot anticipate whether the historical trends in military spending will continue at the same pace as in prior years. The chart below was derived from public government spending sources and depicts total U.S. military spending from 2001 through 2010. It is difficult to directly tie this spending to any specific military vehicles; (with the extraordinary exception of the Mine Resistant Ambush Protected $22 billion program funded in FY2007-2008); however, Optex Systems Holdings serves the U.S. armed forces and various state national guards. The purpose of including this chart is to provide the reader with actual trend data showing military spending by the government from 2001 through 2010. The total military spending increased from $290.2 billion in 2001 to $666.7 billion in 2010 representing a total increase in military spending of 229.8% in the last 10 years. However, unlike the trend previously depicted in this chart, we have experienced reduced spending in 2011 and given the forecast of reduced spending of the U.S. military in the coming years, Optex Systems Holdings continues to aggressively pursue international opportunities in addition to maintaining its current footprint with U.S. vehicle manufactures. We are currently bidding on several substantial government contracts to expand sales and production beyond the current production and backlog. A good example of this activity is where Optex Systems Holdings is supporting General Dynamics Land Systems in their attempt to secure the production of the Israeli Namer Armored Personnel Carrier (Merkava APC). In this opportunity, General Dynamics Land Systems is quoting the production of 386 vehicles which contain a “Periscope Kit” which could be supplied by Optex Systems Holdings. This kit would contain seven periscopes and sixteen additional supporting part numbers. Optex Systems Holdings will continue to pursue these international opportunities through direct sales (example General Dynamics Land Systems – Canada) and through existing customers (General Dynamics Land Systems – Israeli Namer Project). We are also exploring possibilities to adapt some of our products for commercial use in those markets that demonstrate potential for solid revenue growth.

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Source: Government Printing Office, U.S. Budget Historical Tables, FY 2011, Table 3.2 Outlays by function and subfunction, 1962-2015

The following factors are important to the U.S. military:

•	Reliability – failure can cost lives

•	Time delivery to schedule

•	System life cycle extension

•	Low cost/best value

•	Visual aids for successful execution of mission objectives

•	Mission critical products.

Optex Systems Holdings focuses on delivering products that satisfy these factors and believes it is well positioned to continue to service U.S. military needs.

Market Opportunity – Commercial

Optex Systems Holdings’ products are currently sold to military and related government markets. We believe there may be opportunities to commercialize various products we presently manufacture to address other markets. Our initial focus will be directed in three product areas.

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•	Big Eye Binoculars – While the military application we produce is based on mature military designs, Optex Systems Holdings owns all castings, tooling and glass technology. These large fixed mount binoculars could be sold to cruise ships, personal yachts and cities/municipalities.

•	Night Vision Sight – Optex Systems Holdings has manufactured the optical system for the NL-61 Night Vision Sight for the Ministry of Defense of Israel. This technology could be implemented for commercial applications.

•	Infrared Imaging Equipment – Optex Systems Holdings manufactures and assembles infrared imaging equipment and components for Raytheon’s Thermal Imaging M36 Mount product. This equipment and technology has potential to be assembled for border patrol, police and governmental security agencies.

Optex Systems Holdings believes that these are potential opportunities for it to pursue; however, it has not yet performed a full analysis of these product areas to validate whether they are appropriate for commercial pursuit in light of current market conditions.

Customer Base

Optex Systems Holdings serves customers in three primary categories: as prime contractor (TACOM Life Cycle Command, DLA (Defense Logistics Agency) Warren, U.S. Army, Navy and Marine Corps), as subcontractor (General Dynamics, BAE, and NorcaTec) and also as a supplier to foreign governments (Israel, Australia and NAMSA). Although we do serve all three of these categories, for the twelve months ended October 2, 2011, we derived approximately 95% of the gross business revenue from four customers, with 67% from General Dynamics Land Systems Divisions, 18% from TACOM, 6% from DLA, and 4% from BAE Systems with which we have approximately 51 discrete contracts for items that are utilized in vehicles, product lines and spare parts. Given the size of General Dynamics Land System Division, and Tank-automotive and Armaments Command, and DLA as well as the fact that there are multiple contracts with each entity, which are not interdependent, we are of the opinion that this provides us with a fairly well diversified revenue pool.

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Marketing Plan

Potential Entrants – Low Risk to Optex Systems Holdings. In order to enter this market, potential competitors must overcome several barriers to entry. The first hurdle is that an entrant would need to prove to the government agency in question the existence of a government approved accounting system for larger contracts. Second, the entrant would need to develop the processes required to produce the product. Third, the entrant would then need to produce the product and then submit successful test requirements (many of which require lengthy government consultation for completion). Finally, in many cases the customer has an immediate need and therefore cannot wait for this qualification cycle and therefore must issue the contracts to existing suppliers.

Industry Competitors – Medium Risk to Optex Systems Holdings. Optex Systems Holdings tends to compete with two other companies in different spaces. First, Optex Systems Holdings competes with Miller-Holzwarth for plastic periscope business. These contracts are typically lower value products, but higher quantities. Second, Optex Systems Holdings competes with Seiler Instruments for fire control products. These contracts are higher value products, but lower quantities. Given the expense of development and qualification testing, the barrier to entry is high for new competitors. However, as the overall plastic periscope demand quantities have declined in the last twelve months, competition on the lower level periscope products has significantly increased as Optex Systems Holdings and Miller-Holzwarth have aggressively competed for market share amongst the existing customer base and quantities.

Buyers – Medium Risk to Optex Systems Holdings. In most cases the buyers (usually government agencies or defense contractors) have two fairly strong suppliers. It is in their best interest to keep at least two, and therefore, in some cases, the contracts are split between suppliers. In the case of larger contracts, the customer can request an open book policy on costs and expects a reasonable margin to have been applied.

Substitutes – Low Risk to Optex Systems Holdings. Optex Systems Holdings has both new vehicle contracts and replacement part contracts for the exact same product. The U.S. government has declared that the Abrams/Bradley base vehicles will be the ground vehicle of choice through 2040. The Bradley vehicle has been in service for 28 years, the Abrams for 27 years. Therefore, it appears that the systems are capable of a life of approximately 30 years. In February 2008, the U.S. Army signed a multiyear third party contract for the delivery of improved Abrams and Bradleys. The contract is for up to 435 tanks and 540 Bradley vehicles. These are the only production tanks currently being procured by the government. This, in conjunction with the 30 year life span, supports their continued use through 2040. There are no replacement systems known to be proposed or funded at this time. The Abrams is the principal battle tank of the United States Army an3d Marine Corps, and the armies of Egypt, Kuwait, Saudi Arabia, and since 2007, Australia. The new contract terms allow efficiencies within the supply chain and a very long return on investment on new vehicle proposals.

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Suppliers – Low to Medium Risk to Optex Systems Holdings. Given the current state of the economy, the suppliers of standard processes (e.g., casting, machining and plating) need to be very competitive to gain and /or maintain contracts. Those suppliers of products that use top secret clearance processes are slightly better off; however, there continues to be multiple avenues of supply and therefore only moderate power.

The second model is a two by two matrix for products and customers.

This product/customer matrix sets forth our four basic approaches:

1)	Sell existing products to existing customers.

2)	Sell existing products to new customers.

3)	Develop new products to meet the needs of our existing customers.

4)	Develop new products to meet the needs of new customers.

The product categories described in the above matrix are associated with the product lines set forth below:

Name	Product Line
M137, M187, M119 Aiming Device	Howitzer Sighting Systems
Aiming Circle	Howitzer Sighting Systems
Periscopes	Laser Protected Plastic Periscopes
Collimators	Electronic Sighting Systems
Day/Night Thermal Vision	M36 Thermal Sighting Systems
Back Up Sights	Mechanical Sighting Systems
ICWS	Laser Protected Glass Periscopes

Operations Plan

Our operations plan can be broken down into three distinct areas: material management, manufacturing space planning and efficiencies associated with economies of scale.

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Materials Management–

The largest portion of our costs is materials. We have completed the following activities in order to demonstrate continuous improvement:

-	Successful completion of annual surveillance audit for ISO9001:2008 certificate, with no major nonconformance issues

-	Weekly cycle counts on inventory items

-	Weekly material review board meeting on non-moving piece parts

-	Kanban kitting on products with consistent ship weekly ship quantities

-	Daily cross functional floor meetings focused on delivery, yields and labor savings

-	Redesigned floor layout using tenant improvement funds

-	Daily review of yields and product velocity

-	Bill of material reviews prior to work order release

Future continuous improvement opportunities include installation and training of shop floor control module within the ERP system and organizational efficiencies of common procurement techniques among buyers.

Manufacturing Space Planning

We currently lease approximately 49,000 square feet of manufacturing space (see “Location and Facility”). Our current facility is sufficient to meet our immediate production needs without excess capacity. As our processes are primarily labor driven, we are able to easily adapt to changes in customer demand by adjusting headcounts, overtime schedules and shifts in line with production needs. In the event additional floor space is required to accommodate new contracts, Optex has the option to lease adjacent floor space at the current negotiated lease cost per square foot. As part of our lease agreement renewed January 4, 2010, Optex was able to negotiate additional leasehold improvements of $0.2 million paid by the landlord. These funds were primarily expended on plant rearrangement allowing for a more streamlined approached to material movement and production within the organization.

Consistent with the space planning, we will drive economies of scale to reduce support costs on a percentage of sales perspective. These cost reductions can then be either brought directly to the bottom line or used for business investment.

This process is driven by the use of six sigma techniques and process standardization. Initial activities in this area have been the successful six sigma projects in several production areas which have led to improved output and customer approval on the aesthetics of the work environment. In addition to the 5S projects, we have used the define, measure, analyze, improve, control problem solving technique to identify bottlenecks within the process flow and improve product yields. These successful techniques can then be duplicated across the production floor and drive operational improvements.

Economies of Scale

Plant efficiencies at Optex Systems Holdings fluctuate as a function of program longevity, complexity and overall production volume. Our internal processes are primarily direct labor intensive and can be more easily adapted to meet fluctuations in customer demand; however, our material purchases, subcontracted operations and manufacturing support costs are extremely sensitive to changes in volume. As our volume increases, our support labor, material and scrap costs decline as a function of revenue as we are able to obtain better material pricing, and scrap, start up and support labor (fixed) costs are spread across a higher volume base. On the contrary, as production volumes decline, our labor and material costs per unit of production generally increase. Additional factors that contribute to economies of scale relate to the longevity of the program. Long running, less complex programs (i.e: periscopes) do not experience as significant of a labor impact as production volumes change, as the workforce is generally less skilled and learning curves can be more easily be overcome as headcounts shift. Our more complex Howitzer programs are more significantly impacted by volume changes as the workforce is highly skilled and the training is more complex. Optex Systems Holdings continually monitors customer demand over a rolling twelve month window and adapts manpower and material needs accordingly to capitalize on any improvements for increased volume and minimize any negative impact as anticipated product quantities decline.

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Intellectual Property

We utilize several highly specialized and unique processes in the manufacture of our products. While we believe that these trade secrets have value, it is probable that our future success will depend primarily on the innovation, technical expertise, manufacturing and marketing abilities of our personnel. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others. We do not possess any patents.

Our competitors, many of which have substantially greater resources, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although we believe that our products do not infringe on the patents or other proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

Competition

The markets for our products are competitive. We compete primarily on the basis of our ability to design and engineer products to meet performance specifications set by our customers. Our customers include military and government end users as well as prime contractors that purchase component parts or subassemblies, which they incorporate into their end products. Product pricing, quality, customer support, experience, reputation and financial stability are also important competitive factors.

There are a limited number of competitors in each of the markets for the various types of products that we design, manufacture and sell. At this time, we consider our primary competitors to be Seiler Instruments, Miller-Holzwarth, Kent Periscopes, Senergy International and Optronics.

Our competitors are often well entrenched, particularly in the defense markets. Some of these competitors have substantially greater resources than we do. While we believe that the quality of our technologies and product offerings provides us with a competitive advantage over certain manufacturers, some of our competitors have significantly more financial and other resources than we do to spend on the research and development of their technologies and for funding the construction and operation of commercial scale plants.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure investors that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new technology or processes will not emerge that render our products less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products, thereby adversely affecting our business, financial condition and results of operations. Also, competitive pressures may force us to implement new technologies at a substantial cost, and we may not be able to successfully develop or expend the financial resources necessary to acquire new technology. We cannot assure you that we will be able to compete successfully in the future.

Employees

Optex Systems Holdings had 73 full time equivalent employees as of April 1, 2012. Optex Systems Holdings also uses a small temporary work force to handle peak loads. To the best of its knowledge, Optex Systems Holdings is compliant with local prevailing wage, contractor licensing and insurance regulations, and has good relations with its employees, who are not currently unionized.

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LEGAL PROCEEDINGS

Optex Systems Holdings is not a party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against Optex Systems Holdings. To the knowledge of management, no director, executive officer or affiliate of Optex Systems Holdings, or any owner of record or beneficially of more than 5% of Optex Systems Holdings’ common stock is a party adverse to Optex Systems Holdings or has a material interest adverse to Optex Systems Holdings in any proceeding.

MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our Company is led by Stanley A. Hirschman, who has served as President since 2009 and by Ronald F. Richards who has served as Chairman of our Board since 2009. Our board of directors consists of three directors. The board has an inactive audit committee, as further discussed below, and has no other committees due to its small size.

Our board leadership structure is used by other smaller public companies in the United States, and we believe that this leadership structure is effective for us. We believe that having a separate President (principal executive officer) and Chairman is the correct form of leadership for Optex Systems Holdings. We believe that due to our small size bifurcating the leadership role provides for a second point of view and oversight rather than consolidating the role in one individual, who is also tasked with the day to day affairs of Optex Systems Holdings. We believe that our directors provide effective oversight of the risk management function, especially through dialogue between the full board and our management.

We do not currently consider diversity in identifying nominees for director. Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our current officers and directors were appointed on March 30, 2009, the closing date of the reorganization.

The following table sets forth certain information with respect to the directors and executive officers of Optex Systems Holdings:

Name	Age	Position

Stanley A. Hirschman	64	President, Secretary, Treasurer & Director

Merrick D. Okamoto	50	Director

Ronald F. Richards	45	Chairman of the Board

Danny Schoening	46	Chief Operating Officer

Karen L. Hawkins	47	Vice President of Finance and Controller

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Stanley A. Hirschman. Mr. Hirschman served as a Director and President of Optex Systems, Inc. (Delaware) since September 28, 2008 and assumed the same roles on behalf of Optex Systems Holdings on March 30, 2009, in which roles he is committed to providing Optex his management experience and provides direction and oversight of other executive officers and management. From 1997 to 2009, he was president of CPointe Associates, Inc., a Plano, Texas consulting group, and provided consulting services to small and medium sized companies. As of October 2009, in order to meet his responsibilities at Optex, he concluded his active role at CPointe. Additionally, since February 2009 he has been the majority beneficial owner of Sileas Corp (which has no active business), the majority shareholder of Optex Systems Holdings. During the past five years, Mr. Hirschman has also sat on the following Boards: Goldspring, Inc., Bravo Brands, Axion Power International, Inc., SVI Media, Inc., Dalrada Financial, Datascension and South Texas Oil. Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail store software chain, from 1989 until 1996. He has also held executive positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, regularly participates in the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance symposium. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers.

Merrick D. Okamoto. Mr. Okamoto served as a Director of Optex Systems, Inc. (Delaware) since October 2008 and has served as a Director of Optex Systems Holdings since March 30, 2009. In 2001, Mr. Okamoto co-founded Viking Asset Management, LLC and is the President and a Managing Member. Viking Asset Management is the investment advisor to Longview Fund, LP and Longview Fund International, Ltd. Limited partners in Viking’s family of funds are comprised of institutions, private banks, family offices and high net worth individuals from around the world. Mr. Okamoto has completed financings for hundreds of public and private companies across a broad array of industries and sectors. In 1998, Mr. Okamoto co-founded and was the President of TradePortal.com, Inc. TradePortal.com, Inc. is a software development company and its wholly owned subsidiary, TradePortal Securities, Inc., a direct access execution brokerage firm. Mr. Okamoto was instrumental in developing the proprietary Trade Matrix™ software platform. In 2000, TradePortal.com, Inc. sold a minority stake to Thomson Reuters (TRI:NYSE), a US $12 billion revenue company. In 1995, he founded First Stage Capital, Inc. which specializes in consulting to public and private companies. From 1983 to 1994, he was employed in the securities industry with Shearson Lehman Brothers, Prudential Securities and Paine Webber. Mr. Okamoto is widely recognized as an advanced trader specializing in short-term trading and has more than 25 years of extensive experience in technical market analysis techniques and has been a frequent speaker at national trading venues. From 1987 to 1990, he created and hosted the television program, The Income Report in Los Angeles. He has also appeared on CNN and The MacNeil-Lehrer Report.

Ronald F. Richards . Mr. Richards has served as a Director of Optex Systems, Inc. (Delaware) since October 2008 and has served as a Director of Optex Systems Holdings since March 30, 2009, as well as the Chairman of the Board of Optex Systems Holdings. Mr. Richards is the founder and Managing Director of Gray Wolf Partners, LLC, a strategic and financial advisory firm. From February 2007 to October 2008, he served as a Managing Director of Viking Asset Management, LLC where his responsibilities included: (i) sourcing, conducting due diligence, and structuring potential investment opportunities and (ii) working with portfolio companies to enhance shareholder value. He previously served as Chief Financial Officer and Senior Vice President, Business Development of Biopure Corporation, a publicly traded biotechnology company developing oxygen therapeutics and as a Managing Director, Corporate Finance of Wells Fargo Van Kasper from 1994 to 2001. Mr. Richards has over 23 years of experience working with public and private companies in the areas of investment banking, corporate finance, law and accounting. He has structured and executed numerous public offerings and private placements raising a total of more than $660 million. He also co-authoredPIPES: A CEO's Guide to Successful Private Placements in Public Equities.Mr. Richards holds JD, MBA and BA degrees from UCLA. He is a member of the State Bar of California and a retired Certified Public Accountant.Danny Schoening. Mr. Schoening joined Optex Systems, Inc. (Texas) in January 2008. Upon the acquisition of the assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware), Mr. Schoening became the COO of Optex Systems, Inc. (Delaware) (as of September 28, 2008) and he commenced service with Optex Systems Holdings as its Chief Operating Officer as of the date of the reorganization, March 30, 2009. He has been instrumental in establishing the systems and infrastructure required to continue Optex System’s rapid growth. This activity was rewarded with Optex System’s recent ISO9001:2000 Certification. From February 2004 to January 2008, Danny was the Vice President of Operations for The Finisar Corporation AOC Division for 4 years where he led a team of up to 200 employees to produce vertical cavity lasers for the data communications industry at production rates of hundreds of thousands of units per week. Prior to Finisar, Danny was the Director of Operations for multiple divisions of Honeywell International. Serving the Automotive, Medical, Aerospace, and Consumer Commercial Markets. During this 17 year period, Danny was recognized with Honeywell’s Lund Award, their highest award for developing employee resources. Danny has a broad experience level in the following technologies: Mechanical Assembly Processes, Micro-Electronic Assembly Processes, Laser Manufacturing, Plastic Molding, Metal Machining, Plating, Thick Film Printing, Surface Mount Technology, Hall Effect Technology and MEMS based Pressure Devices. Danny received a Bachelors of Science in Manufacturing Engineering Technology from the University of Nebraska, an MBA from Southern Methodist University, and holds three U.S. patents.

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Karen L. Hawkins. Ms. Hawkins has served Optex Systems Holdings as its Vice President, Finance and Controller, since the date of the reorganization, March 30, 2009 and was the controller of Optex Systems, Inc. (Delaware), effective September 28, 2009. She began her employment with Optex Systems, Inc. (Texas) in April 2007. Ms. Hawkins is a Certified Public Accountant since 1992 with over 24 years experience in Financial Accounting and Management, primarily focused in the Defense and Transportation Industries. She has a strong background in both Financial & Cost Accounting, with extensive Government Pricing, Financial Analysis, and Internal Auditing experience. Her past history also includes Program Management, Materials Management and Business Development. She brings over 14 years direct experience in Government Contracting with a strong knowledge of Cost Accounting Standards Board and Federal Acquisition Regulation. Her previous employment includes General Dynamics – Ordinance and Tactical Division, Garland (formerly known as Intercontinental Manufacturing) for over 13 years from November, 1994 through March , 2007. During her tenure there she served in the roles of Controller (Accounting & IT), Program Manager over a $250M 3 year Army Indefinite Delivery/Indefinite Quantity (Indefinite Delivery/Indefinite Quantity) type contract, as well as Materials Manager with oversight of Purchasing, Production Control & Warehousing functions. Prior to her employment at General Dynamics, Ms. Hawkins served in various finance and accounting positions at Luminator, a Mark IV Industries Co, and Johnson Controls, Battery Division - Garland. Karen received her Bachelor’s Degree in Business Administration in Accounting from Stephen F. Austin State University in Texas in 1986.

Family Relationships

There are no family relationships among the officers and directors.

Presiding Director

Our Chairman, Ronald F. Richards, acts as the presiding director at meetings of our board of directors. In the event that Mr. Richards is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors is working to adopt and implement many “best practices” in the area of corporate governance, including annual review of constitution of separate committees for the areas of audit and compensation, maintenance of a majority of independent directors, and written expectations of management and directors, among other things. In 2011, all directors attended 75% of our meetings of the board of directors.

Code of Ethics

Our board of directors has adopted a Code of Ethics which has been distributed to all directors, and executive officers, and will be distributed to employees and will be given to new employees at the time of hire. The Financial Code of Ethics contains a number of provisions that apply principally to our Principal Executive Officer, Principal Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website (www.optexsys.com) under the section for corporate governance. We also intend to disclose any amendments or waivers of our Code on our website.

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Board and Committee Meetings

We are incorporated under the laws of the State of Delaware. The interests of our stockholders are represented by the board of directors, which oversees our business and management.

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held 2 meetings (including special meetings) and took action by unanimous written consent 1 time during our fiscal year ended October 2, 2011.

If the board of directors convenes a special meeting, the non-management directors meet in executive session if circumstances warrant.

Board Committees

At this time, the board of directors currently has an inactive audit committee which did not meet in fiscal year 2011, of which Ronald F. Richards is the sole member, and we do not have a formal charter at this time due to the size of the Committee but intend to adopt one at a future date.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Optex Systems Holdings, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Optex Systems Holdings, Inc., 1420 Presidential Drive, Richardson, TX 75081. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged to attend annual meetings, although such attendance is not required.

Board Independence

Our board of directors has determined that one of our directors would meet the independence requirements of the American Stock Exchange, if such standards applied to the Company. In the judgment of the board of directors, Mr. Hirschman and Mr. Okamoto do not meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

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Director Compensation

See table below under “Executive Compensation – Director Compensation.”

EXECUTIVE COMPENSATION

The board of directors administers our option compensation plan. Our Principal Executive Officer and other members of management regularly discuss our compensation issues with the Board of Directors. Subject to Board review, modification and approval, Mr. Hirschman typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The Board establishes all bonus and equity incentive awards for Mr. Hirschman in consultation with other members of the management team.

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by Optex Systems Holdings’ principal executive officer, principal financial officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods. These officers are referred to herein as the “named executive officers.” Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

Name and						Option	All Other
Principal			Salary	Bonus	Stock	Awards ($)	Compensation	Total
Position	Year		($)	($)	Awards ($)	(2)	($)(4)	($)
Stanley A. Hirschman,	2011		$84,836	$225	$-	$-	$-	$85,061
President	2010	(3)	51,000		-	-	16,650	67,650
	2009	(1)	-	-	-	-	25,000	25,000

Danny Schoening,	2011		$210,184	$300	$0	$21,177	$0	$231,661
COO	2010		196,574	57,300	-	21,584	15,524	290,982
	2009		182,932	11,000	-	10,588	-	204,520

Karen Hawkins, VP	2011		$149,294	$7,694	$-	$12,991	$-	$169,979
Finance / Controller	2010		146,575	7,450	-	14,854	6,041	174,920
	2009		133,647	7,271	-	5,516	-	146,434

1	Mr. Hirschman’s compensation in 2009 consisted solely of Director’s Fees. He received no other compensation.

2	The amounts in the “Option awards” column reflect the dollar amounts recognized as the executive portion of compensation expense for financial statement reporting purposes for each named executive officer during fiscal 2009 and fiscal 2010, as required by FASB ASC 718 (prior authoritative literature SFAS 123(R), disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 12 to our fiscal 2009 audited financial statements.

3	This includes director fees paid through January 2010 of $10,000, listed as “Other”. Commencing February 1, 2010 Stanley Hirschman was paid a salary for which he received $51,000 in 2010, which is listed as “Salary”.

4	Other compensation in 2010 includes employee and dependant medical insurance benefits offered as part of executive compensation. This benefit was discontinued in at the beginning of 2011.

Option Grants in Last Fiscal Year

There were no plan based awards made to our named executive officers during the fiscal year ended October 2, 2011.

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Employment Agreement

Optex Systems Holdings entered into an employment agreement with Danny Schoening dated December 1, 2008. The term of the agreement commenced as of December 1, 2008 and the current term would have expired on December 1, 2011, but has automatically renewed through May 1, 2013. Thereafter, the term of the agreement shall be automatically extended for successive 18 month periods, unless Optex Systems Holdings shall provide a written notice of termination at least ninety (90) days, or the Mr. Schoening shall provide a written notice of termination at least 90 days, prior to the end of the initial term or any extended term, as applicable. During the first eighteen months of the term of the agreement, Optex Systems Holdings paid to Schoening a base salary at the annual rate of $190,000, and his base salary for the first renewal term has continued at the same rate. Schoening was paid a one-time bonus of $10,000 at the commencement of the employment agreement in December 2008 and was granted 1,414,649 options to purchase common stock of Optex Systems Holdings at an exercise price of $0.15 per share at the time of the closing of the reorganization.

On each subsequent renewal date of the commencement of employment, Schoening’s base salary shall be reviewed by the Board and may be increased to such rate as the Board, in its sole discretion, may hereafter from time to time determine. During the term of the agreement, Schoening shall be entitled to receive bonuses of up to 30% of his base salary per year at the discretion of Optex Systems Holdings’ Board of Directors pursuant to performance objectives to be determined by the Board of Directors. Any bonuses shall be payable in cash and shall be paid within ninety (90) days of any year anniversary of the date of the agreement. Upon closing of the reorganization, Optex Systems Holdings granted Schoening stock options equal to 1% of the issued and outstanding shares of Optex Systems Holdings immediately after giving effect to the reorganization, with 34% of the options having vested on March 30, 2010, and 33% of the options vesting on each of March 31, 2011 and March 31, 2012.

The employment agreement events of termination thereof: (i) death of Mr. Schoening; (ii) termination by Optex Systems Holdings for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Mr. Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by Optex Systems Holdings and (iv) termination by Mr. Schoening for good reason (including breach by Optex Systems Holdings of its obligations under the agreement, the requirement for Mr. Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of Optex Systems Holdings or its successor changing ownership or a sale of all or substantially all of Optex Systems Holdings’ assets, without the surviving entity assuming the obligations under the agreement). For a termination by Optex Systems Holdings for cause or upon death of Mr. Schoening, Mr. Schoening shall be paid salary and bonus earned through the date of termination. For a termination by Optex Systems Holdings without cause or by Mr. Schoening with good reason, Mr. Schoening shall also be paid six months base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

Optex Systems Holdings does not have any other employment agreements with its executive officers and directors.

Equity Compensation Plan Information

Optex Systems Holdings currently has an option compensation plan covering the issuance of options for the purchase of up to 6,000,000 shares. The purpose of the Plan is to assist Optex Systems Holdings in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of Optex Systems Holdings and its subsidiaries, and directors and consultants of Optex Systems Holdings and its subsidiaries, to achieve long-term corporate objectives. There are 6,000,000 shares of common stock reserved for issuance under this Plan. As of October 2, 2011, Optex Systems Holdings had issued 2,681,649 share options under this Plan of which 1,504,315 shares had vested as of October 2, 2011.  These options represent potential future cash proceeds to our company of $379,147. The outstanding options include 1,504,315 options that are currently vested and exercisable, and no additional options that will become vested and exercisable within 60 days, and represent potential future cash proceeds to our company of $225,647. The remaining options will vest and become exercisable over the next two years. The following table provides summary information on our outstanding options.

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	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
2009 Employee & officer plan options	1,504,315	$0.15	$225,647	1,023,334	$.015	$153,500
Directors plan options	—	—	—	—	—	—
Non-plan options to consultants and employees	—	—	—	—	—	—
Total	1,504,315	$0.15	$225,647	1,023,334	$.015	$153,500

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Equity Awards as of October 2, 2011

	Option Awards
	Number of shares underlying unexercised options
	Non-Plan		EquityIncentivePlan Awards
Name	# Exercisable	# Unexercisable	Total Granted	Exercise Price	Expiration Date	Footnotes

Danny Schoening	947,815	466,834	1,414,649	0.15	3/29/2016	(1)

Karen Hawkins	125,000	125,000	250,000	0.15	5/13/2016	(2)

(1)	Options granted on March 30, 2009 pursuant to employment agreement and reverse Merger. Shares vest over 3 years at a rate of 34%, 33% and 33% for each respective anniversary date subsequent to 2009 and expire after seven years. As of October 3, 2010 480,981 of the options had vested.
(2)	Options granted on May 14, 2009 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2009 and expire after seven years. As of October 2, 2011 62,500 and 125,000 of the options had vested, respectively.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended October 2, 2011.

Director Compensation

The following table provides information regarding compensation paid to directors for services rendered during the year ended October 2, 2011.

Fees
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)	($)	Earnings ($)	($)	Total ($)
Ronald F. Richards (1)	$120,000	—	—	—	—	—	$120,000
Stanley A. Hirschman (2)	—	—	—	—	—	—	—
Merrick Okamoto (3)	—	—	—	—	—	—	—

(1)	Director Fees paid monthly from October 2010 through September 2011. Mr. Richards is paid $2,500 monthly as an Independent Director, $2,500 monthly for serving as Chairman of the Audit Committee, and $5,000 monthly for serving as Chairman of the Board of Directors.
(2)	Effective as of February 1, 2010, director fees to Mr. Hirschman were discontinued. Mr. Hirschman was paid a direct salary from Optex Systems Holdings for all of 2011.
(3)	Mr. Okamoto serves as a non-independent director and does not earn directors fees.

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The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions.

With the exception of Mr. Hirschman, our directors are compensated separately for service as members of our board of directors. As of February 1, 2010, Mr. Hirschman was paid a salary from Optex Systems Holdings as disclosed in the executive compensation table above.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended October 2, 2011.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team other than the provision with respect to Mr. Schoening described above. No awards of equity incentives under our 2009 Stock Option Plan provide for immediate vesting upon a change in control. However, our Board of Directors has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 66% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On May 25, 2012, we had 144,444,940 shares of common stock, and 1,027 shares of Series A preferred stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of May 25, 2012, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of May 25, 2012 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Optex Systems Holdings’ corporate headquarters.

Except as otherwise set forth below, the address of each of the persons listed below is Optex Systems Holdings’ address.

					Percentage of
Title of		Number of	Preferred	Combined	Outstanding
Class	Name of Beneficial Owner	Shares	Conversion (4)	Ownership	Shares
5% Holders	Arland Holdings, Ltd. (1)	11,148,935	69,289,434	80,438,369	9.36%
	Sileas Corporation (2,3)	102,184,347	635,267,484	737,451,831	85.85%

Directors and Officers:	Stanley Hirschman (2)	102,184,347	635,267,484	737,451,831	85.85%
	Danny Schoening (5)(8)	103,118,628	635,267,484	738,386,112	86.02%
	Karen Hawkins (9)	187,500	0	187,500	0.02%
	Ronald Richards	-	-	-	-
	Merrick Okamoto (7)	1,950,000	-	1,950,000.00	0.23%

Directors and officers as a group (5 Individuals)		104,134,347	635,267,484	739,401,831	86.08%

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1	Represents shares held by Arland Holdings, Ltd., which is located at 551 5th Avenue, Suite 1601, New York, NY 10176. Arie Rabinowitz has voting control over the shares held by Arland Holdings, Ltd.
2	Represents shares held by Sileas of which Stanley Hirschman, a Director/Officer Optex Systems Holdings, has a controlling interest (80%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Hirschman is deemed to be the beneficial owner, along with Mr. Schoening.
3	Sileas’ ownership interest in Optex Systems Holdings has been pledged to Longview as security for a loan in connection with the acquisition of Longview’s interests in Optex Delaware by Sileas. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Merrick Okamoto who is a director of Optex Systems Holdings is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. In the event of a default by Sileas on its debt obligation to Longview, the shares held by Sileas may be returned to Longview. Viking and Longview each may be deemed to have shared voting and dispositive authority over the shares of Optex Systems Holdings’ common stock if they are returned to Longview. In such an event, Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they have stated that they would disclaim such beneficial ownership were this to occur.
4	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder. Sileas Corporation holds 90% or 926 of the preferred shares which are convertible into 635,267,484 common shares. Alpha Capital owns the remaining 10% or 101 preferred shares convertible into 69,289,434 common shares, representing less than 2.13% total beneficially ownership.
5	Represents 102,184,347 shares held by Sileas of which Mr. Schoening, an Officer of Optex Systems Holdings, has a controlling interest (15%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Schoening is deemed to be the beneficial owner, along with Mr. Hirschman, of those shares.
6	Represents shares held by Alpha Capital Anstalt, which is located at Pradfant 7, 9490 Furstentums, Vaduz, Lichtenstein. Konrad Ackerman has voting control and investment power over the shares held by Alpha Capital Anstalt.
7	Represents 975,000 shares of Common Stock and 975,000 warrants held by Longview Fund, LP. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Merrick Okamoto who is a director of Optex Systems Holdings is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Okamoto, as a control person of Viking and/or Longview, may be deemed to beneficially own all such shares; however, he disclaims such beneficial ownership.
8	Includes options to purchase 934,281 shares of our common stock which have vested and are currently exercisable.
9	Represents options to purchase 125,000 shares of our common stock which have vested and are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship between Optex Systems, Inc. (Texas), Irvine Sensors Corporation and Longview and Alpha

Longview and Alpha were owed certain debt by Irvine Sensors Corporation including debt evidenced by (i) a December 29, 2006 Term Loan and Security Agreement executed by Irvine Sensors Corporation and Longview and Alpha, and (ii) a series of secured promissory notes purchased by them and issued to them on December 29, 2006, July 19, 2007 and November 28, 2007. As of August 24, 2008, the total amount due under all of the described notes was approximately $18.4 million. Optex Systems, Inc. (Texas), which was and is a wholly owned subsidiary of Irvine Sensors Corporation, was a guarantor of all of those notes, and pursuant to related security agreements Longview and Alpha had a validly perfected, fully enforceable security interest in all personal property of Optex Systems, Inc. (Texas). On September 19, 2008, pursuant to an Assignment and Stock/Note Issuance Agreement, Alpha and Longview transferred and assigned to Optex Systems, Inc. (Delaware) which assumed, $15 million of their respective interests and rights in the aforesaid notes and obligations to Optex Systems, Inc. (Delaware) in exchange for $9 million of equity and $6 million of debt.

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Acquisition of Assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware) on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) purchased all of the assets of Optex Systems, Inc. (Texas) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems, Inc. (Texas) liabilities. The $15 million of Irvine Sensors Corporation debt was contributed by Longview and Alpha to Optex Systems, Inc. (Delaware) in exchange for a $6 million note payable from Optex Systems, Inc. (Delaware) and a $9 million equity interest in Optex Systems, Inc. (Delaware). Longview and Alpha owned Optex Systems, Inc. (Delaware) until February 20, 2009, when Longview sold 100% of its interests in Optex Systems, Inc. (Delaware) to Sileas, as discussed below. In referring to these transactions, Optex Systems, Inc. (Delaware) is considered to be the successor entity to Optex Systems, Inc. (Texas), the predecessor entity.

Secured Promissory Notes and Common Shares Issued in connection with Purchase by Optex Systems, Inc. (Delaware)

In connection with the public sale of the Optex Systems, Inc. (Texas) assets to Optex Systems, Inc. (Delaware), Optex Systems, Inc. (Delaware) delivered to each of Longview and Alpha a Secured Promissory Note due September 19, 2011 in the principal amounts of $5,409,762 and $540,976, respectively. Each Note bears simple interest at the rate of 6% per annum, and the interest rate upon an event of default increases to 8% per annum. After 180 days from the issue date, the principal amount of the Notes and accrued and unpaid interest thereon may be converted into Optex Systems, Inc. (Delaware) common stock at a conversion price of $1.80 per share (pre-split and pre-reorganization price). The Notes may be redeemed prior to maturity at a price of 120% of the then outstanding principal amount plus all accrued and unpaid interest thereon. The obligations of Optex Systems, Inc. (Delaware) under the Notes are secured by a lien against all of the assets of Optex Systems, Inc. (Delaware) in favor of Longview and Alpha. In addition, Optex Systems, Inc. (Delaware) issued common stock to each of Longview and Alpha in the quantities of 45,081,350 and 4,918,650, respectively. On October 30, 2008, Alpha sold its Optex Systems, Inc. (Delaware) common stock to Arland Holding, Ltd. On February 20, 2009, Longview sold its Note to Sileas (see below).

Acquisition by Sileas of Longview’s Interests in Optex Systems, Inc. (Delaware) on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems, Inc. (Delaware), in a private transaction. The primary reason for the acquisition was to eliminate shareholder control of Optex Systems Holdings by Longview and to limit any perception of control over the day-to-day operations of Optex Systems Holdings, whether or not such control actually existed. While Longview makes investments in a variety of companies, it strives to invest passively and leave the day-to-day operations of the companies in its investment portfolio to the management teams of those companies. In addition, the acquisition allowed Optex Systems Holdings to avoid potential conflicts of interest or other related business issues that might have adversely affected Optex Systems Holdings’ operations as a result of Longview’s investments in other companies.

The purchase price for the acquisition was $13,524,405. Sileas issued a purchase money note to Longview for the full amount of the purchase price in exchange for 45,081,350 shares of common stock of Optex Systems Holdings (representing 90% of the outstanding shares) and transfer to Sileas of a note dated December 2, 2008, issued by Optex Systems Holdings to Longview in the principal amount of $5,409,762. No contingent consideration is due the seller in the transaction. The obligations of Sileas under the Note are secured by a security interest in Optex Systems Holdings’ common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas. On March 27, 2009, Sileas and Alpha (which owned the balance of the $6,000,000 of the notes) exchanged the $6,000,000 aggregate principal amount of notes, plus accrued and unpaid interest thereon, for 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock.

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Sileas has no operations or business activities other than holding the stock and notes described above and has no revenues, and it holds no assets other than the stock and notes described above. The management of Sileas believes that the value of its common stock and preferred stock holdings in Optex Systems Holdings will increase over time. Sileas plans to repay Longview, no later than the maturity date, through some combination of a recapitalization of Sileas equity and debt and partial or full liquidation of its interests in Optex Systems Holdings. Sileas will be limited by the extent of the stock price of Optex Systems Holdings and limitations on ability to resell the stock it owns in Optex Systems Holdings.

Secured Promissory Note Due February 20, 2012/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview on February 20, 2009, Sileas, the new majority owner of Optex Systems, Inc. (Delaware), executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the consideration. “Major Transaction” refers to a transaction whereby Optex Systems, Inc. (Delaware) would consolidate or merge into or sell or convey all or substantially all of its assets to a third party entity for more than nominal consideration, and “Net Consideration” refers to the fair market value of the consideration received in connection with a Major Transaction less all outstanding liabilities of Optex Systems, Inc. (Delaware).

Alpha Capital Anstalt Stock Purchase

On February 22, 2012, Alpha Capital Anstalt bought 5,000,000 shares of Optex Systems Holdings restricted common stock at a purchase price of $.01 per share for a total purchase price of $50,000.

Reorganization/Share Exchange

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings as follows:1 (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Optex Systems Holdings common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Optex Systems Holdings Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement, which also occurred on March 30, 2009, were exchanged by Optex Systems Holdings for 8,131,667 shares of Optex Systems Holdings common stock. The per share price in the private placement was $0.15 per share of common stock, and the closing date was March 30, 2009. Optex Systems, Inc. (Delaware) remains a wholly-owned subsidiary of Optex Systems Holdings.

At the time of the reorganization, 25,000,000 shares owned by Andrey Oks, the former CEO of Optex Systems Holdings, were cancelled. Immediately prior to the closing, 17,449,991 shares of Optex Systems Holdings common stock were outstanding. The 17,449,991 shares derives from the 17,999,995 shares outstanding as of December 31, 2008 plus the 26,999,996 shares issued in conjunction with the 2.5:1 forward stock split authorized by the Sustut Board and shareholders and effected on February 27, 2009 less retirement of Andrey Oks’ 25,000,000 shares and cancellation of 3,800,000 shares previously issued to Newbridge Securities Corporation, shares plus issuance of 1,250,000 shares in payment for two investor relations agreements. The total outstanding common shares of Optex Systems Holdings subsequent to the closing of the reorganization is as follows:

Existing Sustut Shareholders	17,449,991

Optex Systems, Inc. (Delaware) shares exchanged	113,333,282
Optex Systems, Inc. (Delaware) Private Placement shares exchanged	8,131,667

Total Shares after reorganization	138,914,940

Cancellation of shares - American Capital Ventures	(700,000)
Private placement - June 29, 2009	750,000
Issuance of shares as consideration - ZA Consulting	480,000

Shares Outstanding on September 27, 2009	139,444,940

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Short Term Note Payable/Longview Fund-On September 23, 2008 Optex Systems, Inc. (Texas) borrowed $146,709 from Longview and issued a promissory note dated September 23, 2008, to Longview in connection therewith. The September 23, 2008 Note bore interest at the rate of 10% per annum with interest accruing until the maturity date of the September 23, 2008 Note, which was originally set as November 7, 2008. On March 30, 2009 in conjunction with the reorganization and Private Placement, Longview purchased 3.25 units of the Private Placement using $146,250 of the amount due under the Note as consideration for the purchase. The outstanding balance related to the original note issue of $459 plus $11,101 of accrued interest was paid in September 2009.

On October 27, 2009, Optex Systems Holdings borrowed $250,000 from Longview on an unsecured basis pursuant to a promissory note, which originally expired on December 1, 2009, but was extended until July 15, 2010. The note bore interest at the rate of 10% per annum, and all accrued and unpaid interest was due upon maturity.

In exchange for the extension, Optex Systems Holdings granted Longview a warrant to purchase 100,000 shares of restricted common stock with an exercise price of $0.15 per share and a term of three years. On March 22, 2010, Optex Systems Holdings repaid $125,000 in principal plus $10,000 in accrued interest on the outstanding Longview note. On June 4, 2010, Optex Systems Holdings paid off the remaining principal balance and all accrued and unpaid interest thereon.

 1 Rule 409(b) states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

We made requests of counsel representing Sustut’s directors and officers to obtain additional information into the principles behind their determination that the securities of the registrant issued in the March 30, 2009 share exchange represented “fair market value” to acquire the business operations of Optex Systems, Inc. (Delaware), and they were not able to provide any information. We confirm that we have no affiliation with Sustut’s former counsel, Anslow & Jacklin, who was our only source of information regarding the prior history of Sustut and that the result of our request was that they stated they had no information and were not able to obtain further information. on this issue.

We have not been able to provide further background as to how the merger consideration was determined beyond the fact that it was determined by negotiation between Sustut and Optex Systems, Inc. (Delaware). Thus, we have invoked Rule 409(b) which states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

This prospectus covers 11,784,177 shares of common stock held by the selling stockholders pursuant to the registration obligations of certain subscription agreements of Optex Systems, Inc. (Delaware), which were assumed by Optex Systems Holdings (for which all consideration owed was received by us on March 30, 2009) with the selling stockholders in order to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. After completion of the offering, if all shares registered are sold, the selling stockholders will hold shares of our common stock, upon exercise of their warrants, as stated. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.  The information in this table was confirmed with the original selling agent to the transaction as of February 3, 2012.

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	Name of Selling Stockholder (18)	Amount beneficially owned by Selling Stockholder	Amount to be offered to Selling Stockholder's Account	Amount to be beneficially owned following completion of offering	Percent to be beneficially owned following completion of the offering

(1)	Albert & Diane Gragnani	1,200,000	869,504 (600,000 shares of common stock and 269,504 shares underlying warrants)	330,496	0.17%
(2)	Curio Holdings	600,000	434,751(300,000 shares of common stock and 134,751 shares underlying warrants)	165,249	0.09%
(3)	Daniel McDonald	300,000	217,377 (150,000 shares of common stock and 67,377 shares underlying warrants)	82,623	0.04%
(4)	Eric Samuelson	1,500,000	1,086,878 (750,000 shares of common stock and 336,878 shares underlying warrants)	413,122	0.22%
(5)	George Gummow	600,000	434,751 (300,000 shares of common stock and 134,751 shares underlying warrants)	165,249	0.09%
(6)	Gerald Berkson	453,334	328,479(226,667 shares of common stock and 101,812 shares underlying warrants)	124,855	0.07%
(7)	Gerald Holland	600,000	434,751 (300,000 shares of common stock and 134,751 shares underlying warrants)	165,249	0.09%
(8)	Kenneth and Irene Chaffin	300,000	217,376 (150,000 shares of common stock and 67,376 shares underlying warrants)	82,624	0.04%
(9)	Lee Stambollis	360,000	260,851 (180,000 shares of common stock and 80,851 shares underlying warrants)	99,149	0.05%
(10), (19)	Longview Fund, LP	1,950,000	1,412,942 (975,000 shares of common stock and 437,942 shares underlying warrants)	537,058	0.28%

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(11)	Michael Peter Lee	600,000	434,751 (300,000 shares of common stock and 134,751 shares underlying warrants)	165,249	0.09%
(12)	Robert E. Kraemer	600,000	434,751 (300,000 shares of common stock and 134,751 shares underlying warrants)	165,249	0.09%
(13)	Somasundaram Ilangovan	600,000	434,751 (300,000 shares of common stock and 134,751 shares underlying warrants)	165,249	0.09%
(14)	Victor M. Dandridge III	1,800,000	1,304,254 (900,000 shares of common stock and 404,254 shares underlying warrants)	495,746	0.26%
(15)	George Warburton	3,600,000	2,608,508 (1,800,000 shares of common stock and 808,508 shares underlying warrants)	991,492	0.52%
(16)	Dr. Marc Medway	600,000	434,751 (300,000 shares of common stock and 134,751 shares underlying warrants)	165,249	0.09%
(17)	Michael R. Ruffer	600,000	434,751 (300,000 shares of common stock and 134,751 shares underlying warrants)	165,249	0.09%
	Total	16,263,334	11,784,177 (8131,667 shares of common stock and 3,652,510 shares underlying warrants)	4,479,157	2.33%

(1)	Consists of 600,000 common shares outstanding and 600,000 warrants exercisable within 60 days of May 12, 2009. The address for Albert & Diane Gragnani is 478 Country Club Dr. San Francisco, CA 94132.
(2)	300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 12, 2009 The address for Curio Holding, Inc. is 1630 York Avenue, New York, NY 10028, of which the sole stockholder is Inge L. Kerster, with the same address, who exercises voting and investment control with respect to shares of common stock held by that selling stockholder.
(3)	Consists of 150,000 common shares outstanding and 150,000 warrants exercisable within 60 days of May 12, 2009. The address for Daniel McDonald is 2615 Silverton Rd. Salem, OR 97303.
(4)	Consists of 750,000 common shares outstanding and 750,000 warrants exercisable within 60 days of May 12, 2009. The address for Eric Samuelson is Rear 320 South Clairmont Springfield, OH 45505.
(5)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 12, 2009. The address for George Gummow is 14821 Bartlett Ct. San Martin, CA 95046.
(6)	Consists of 226,667 common shares outstanding and 226,667 warrants exercisable within 60 days of May 12, 2009. The address for Gerald Berkson is 2222 Springfield Way San Mateo, CA 94403.

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(7)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 12, 2009. The address for Gerald Holland is 3231 NE 59th St. Fort Lauderdale, FL 33308,
(8)	Consists of 150,000 common shares outstanding and 150,000 warrants exercisable within 60 days of May 12, 2009. The address for Kenneth and Irene Chaffin is 915 N. Road I West Chino Valley, AZ 86323.
(9)	Consists of 180,000 common shares outstanding and 180,000 warrants exercisable within 60 days of May 12, 2009. The address for Lee Stambollis is 300 26th Ave. San Mateo, CA 94403.
(10)	Consists of 975,000 common shares outstanding and 975,000 warrants exercisable within 60 days of May 12, 2009. The address of Longview Fund, L.P. is c/o Viking Asset Management, 505 Sansome Street, Suite 1275, San Francisco, CA 94111. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Merrick Okamoto who is a director of Optex Systems Holdings is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they disclaim such beneficial ownership.
(11)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 12, 2009. The address for Michael Peter Lee is Redwood House, Lodge Gardens, Great Carlton, South Lincolnshire LN11.8JY U. K.
(12)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 12, 2009. The address for Robert E. Kraemer is N6816 St RD 79 Menomonie, WI 54751.
(13)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 12, 2009. The address for Somasundaram Ilangovan is 229 Sydney Road Holland, PA 18966.
(14)	Consists of 900,000 common shares outstanding and 900,000 warrants exercisable within 60 days of May 12, 2009. The address for Victor M. Dandridge III is 695 Berkmar Court Charlottesville, VA 22901.

(15)	Consists of 1,800,000 common shares outstanding and 1,800,000 warrants exercisable within 60 days of May 12, 2009. The address for George Warburton is 19 The Citadel Fort George St. Peter Port Guernsey GY125X.
(16)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 12, 2009. The address for Dr. Marc Medway is 506 Hobby Horse Hills Ambler, PA 19002.
(17)	Consists of 300,000 common shares outstanding and 300,000 warrants exercisable within 60 days of May 12, 2009. The address for Michael R. Ruffer is 11809 Lyrac Ct Oakton, VA 22124.
(18)	All of the securities listed in this table were purchased as of March 30, 2009 when Optex Systems Holdings accepted subscriptions from accredited investors for a total 27.1 units for $45,000.00 per unit, with each unit consisting of Three Hundred Thousand (300,000) shares of common stock, no par value of Optex Systems Holdings and warrants to purchase Three Hundred Thousand (300,000) shares of common stock at an exercise price of $0.45 per share for a period of five (5) years from the date of closing.
(19)	Sileas Corporation currently owns 102,184,347 shares of common stock and 926 shares of preferred stock convertible into 37,040,000 shares of common stock. This ownership interest in the Company held by Sileas has been pledged to Longview as security for a loan in connection with the acquisition of Longview’s interests in Optex Systems, Inc. (Delaware) by Sileas. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Merrick Okamoto who is a director of Optex Systems Holdings is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. In the event of a default by Sileas on its debt obligation to Longview, the shares held by Sileas may be returned to Longview. Viking and Longview each may be deemed to have shared voting and dispositive authority over the shares of Optex Systems Holdings’ common stock if they are returned to Longview. Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they disclaim such beneficial ownership.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

58

●	to purchasers directly;

●	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from such stockholders or from the purchasers of the securities for whom they may act as agent;

●	by the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may affect distribution of the shares or interests in such securities;

●	to purchasers by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate a transaction;

●	through an exchange distribution in accordance with the rules of the exchange or in transactions in the over-the-counter market;

●	pursuant to Rule 144; or

●	in any other manner not proscribed by law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. If the selling stockholders enter into an agreement to sell their shares to a broker-dealer and such broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement of which this prospectus forms a part for the purpose of updating this disclosure with respect to such broker-dealer and its related plan of distribution. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the selling stockholders that under current interpretations they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If the selling stockholders use this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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Optex Systems Holdings has agreed to indemnify the selling stockholders against (i) any untrue statement of a material fact contained in any registration statement filed by Optex Systems Holdings on behalf of the selling stockholders, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by Optex Systems Holdings of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act, or the Exchange Act made by Optex Systems Holdings in connection therewith.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

DESCRIPTION OF SECURITIES

Optex Systems Holdings is authorized to issue 2,000,000,000 shares of common stock and 5,000 shares of preferred stock of which 1,027 shares are designated as Series A preferred stock. As of May 25, 2012, there were 144,444,940 shares of common stock issued and outstanding and 1,027 Series A preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

Series A preferred stock

On March 24, 2009, Optex Systems Holdings filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. This Certificate of Designation was approved by Optex Systems Holdings’ Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation originally set forth the following terms for the Series A preferred stock as described in the table below.

Authorized Shares:	1,027

Per Share Stated Value:	$6,000 (now $6,830.64)

Liquidation Preference:	Per share stated value

Conversion Price into common stock:	$0.15 per share, as adjusted on a pro rata basis for stock splits, dividends, combinations or reclassifications and on a full ratchet basis for equity issuances at a price less than the then in effect exercise price (now $.01 per share).

Voting Rights:	The Series A preferred shares shall vote along with the common stock on an as converted basis and shall have one vote per share.

Dividends:	6% per annum payable quarterly payable quarterly in arrears (now waived).

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Our preferred shareholders have agreed to waive our obligation to pay future dividends on their shares of preferred stock after the date of effectiveness of this registration statement and in conjunction with the reduction in their per share conversion price to $0.01 as of the date of effectiveness, in accordance with the terms of the preferred conversion feature of the Series A preferred stock and in exchange for waiver of payment of accrued dividends through July 15, 2011 through an offsetting increase in the stated value of the Series A preferred stock.  To date, the accrued dividends on Series A preferred stock total $883,569, which when divided by the 1027 shares of Series A preferred stock outstanding equals an increase in the stated value of the shares to $6,830.64 per share.  Our calculations are set forth below:

100% Total for Shares Owned by Both Sileas Corp. and Alpha Capital Anstalt	Regarding Shares Owned by Sileas Corp.	Regarding Shares Owned by Alpha Capital Anstalt
1,027 shares	926	101
100%	90.2%	9.8%
$883,569 in dividends accrued	$796,979	$86,590
$883,569 total increase in total value, which is $860.34 per share	New stated value of $6,860.34 per Share	New stated value of $6,860.34 per share

Stock Options

As of the date of this prospectus, we have 48,597,649 outstanding stock options that represent potential future cash proceeds to our company of $839,847. Optex Systems Holdings granted an officer at the consummation of the reorganization, 1,414,649 options, on March 29, 2009 with an exercise price of $0.15 per share, vesting as follows: 34% of the options vesting one year following the date of grant, and 33% vesting on each of the second and third anniversaries following the date of grant. On May 14, 2009,Optex Systems Holdings issued 1,267,000 share options to its employees with an exercise price of $0.15 per share and vesting equally at 25% per year at the end of each service year for four years. On December 9, 2011, Optex Systems Holdings, Inc. Board of Directors authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 6,000,000 to 50,000,000 and authorize the grant of 10,000,000 options to two board members and a total of 36,070,000 to Optex Systems Holdings employees including 20,000,000 options to executive officers, at an exercise price of $0.01 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of Optex Systems Holdings, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of Optex Systems Holdings, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of the Company, with the options to be issued within 60 days of December 9, 2011. The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options. As of the date of this prospectus, 1,971,149 of the stock options had vested.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

—	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

—	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

—	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

—	any merger or consolidation involving the corporation and the interested stockholder;

—	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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—	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

—	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

—	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

—	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

—	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting (as set forth in Article II Section IV of the Bylaws which require notice to be given least ten (10) and not more than sixty (60) days prior to each meeting, and notice of each special meeting shall also state the purpose or purposes for which it has been called); and

—	the right of our board of directors to alter our bylaws without stockholder approval.

Also pursuant to the reorganization, we amended our bylaws which provided for a fiscal year end on December 31 to a fiscal year ending on the Sunday nearest September 30.

Transfer Agent

Our transfer agent is American Registrar & Transfer Co., 342 East 900 South, Salt Lake City, UT 84111.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of New York, NY.

EXPERTS

The financial statements as of October 2, 2011 and October 3, 2010 included in this prospectus have been so included in reliance on the report of EFP Rotenberg, LLP an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Commission with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.

We also file annual, quarterly and current reports, proxy statements and other documents with the Commission under the Exchange Act. You may read and copy any materials that we may file without charge at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The other information we file with the Commission is not part of the registration statement of which this prospectus forms a part.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Optex Systems Holdings, Inc.

Richardson, Texas

We have audited the accompanying balance sheets of Optex Systems Holdings, Inc. (the Company) as of October 2, 2011 and October 3, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the year ended October 2, 2011 and  October 3, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optex Systems Holdings, Inc. as of October 2, 2011 and October 3, 2010, and the results of its operations and its cash flows for the year ended October 2, 2011 and October 3, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
December 27, 2011

F-1

Optex Systems Holdings, Inc.

Consolidated Balance Sheets

	(Thousands)
	October 2, 2011	October 3, 2010

ASSETS

Current Assets
Cash	$1,514	$1,030
Accounts Receivable	2,392	2,375
Deferred Tax Asset - Short Term	-	376
Net Inventory	4,088	5,890
Prepaid Expenses	17	245
Total Current Assets	$8,011	$9,916

Property and Equipment
Property Plant and Equipment	$1,488	$1,457
Accumulated Depreciation	(1,227)	(1,161)
Total Property and Equipment	$261	$296

Other Assets
Deferred Tax Asset - Long Term	$1,204	$617
Security Deposits	21	21
Total Other Assets	$1,225	$638

Total Assets	$9,497	$10,850

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$716	$763
Accrued Expenses	547	574
Accrued Warranties	25	25
Accrued Contract Losses	-	1,357
Credit Facility	507	1,107
Total Current Liabilities	$1,795	$3,826

Total Liabilities	$1,795	$3,826

Stockholders' Equity
Optex Systems Holdings, Inc. – (par $0.001, 2,000,000,000 authorized, 139,444,940 shares issued and outstanding)	$139	$139
Optex Systems Holdings, Inc. Preferred Stock ($0.001 par 5,000 authorized, 1,027 series A preferred issued and outstanding)	-	-
Additional Paid-in-capital	17,662	17,162
Retained Earnings (Deficit)	(10,099)	(10,277)

Total Stockholders' Equity	$7,702	$7,024

Total Liabilities and Stockholders' Equity	$9,497	$10,850

The accompanying notes are an integral part of these financial statements

F-2

Optex Systems Holdings, Inc.

Consolidated Statements of Operations

	(Thousands) Twelve months ended
	October 2, 2011	October 3, 2010

Revenues	$16,227	$22,902

Total Cost of Sales	13,741	22,033

Gross Margin	$2,486	$869

General and Administrative	2,408	10,706
Operating Income (Loss)	$78	$(9,837)

Other Expenses

Interest (Income) Expense - Net	74	89
Total Other	$74	$89

Income (Loss) Before Taxes	$4	$(9,926)

Current Income Taxes (Benefit)	-	(32)
Deferred Income Taxes (Benefit)	(587)	(282)

Net Income (Loss) After Taxes	$591	$(9,612)

Less preferred stock dividend	$(413)	$(390)

Net income (loss) applicable to common shareholders	$178	$(10,002)

Basic and diluted income (loss) per share	$0.00	$(0.07)

Weighted Average Common Shares Outstanding	139,444,940	139,444,940

The accompanying notes are an integral part of these financial statements

F-3

Optex Systems Holdings, Inc.

Consolidated Statements of Cash Flows

	(Thousands)
	Twelve months ended October 2, 2011	Twelve months ended October 3, 2010

Cash flows from operating activities:
Net income (loss)	$591	$(9,612)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66	1,104
(Gain) loss on impairment of intangible assets	-	8,038
Provision for allowance for inventory valuation	328	(129)
Noncash interest expense	28	20
Stock option compensation expense	87	97
(Increase) decrease in accounts receivable	(17)	(573)
(Increase) decrease in inventory (net of progress billed)	1,474	2,253
(Increase) decrease in other current assets	216	86
(Increase) decrease in deferred tax asset (net of valuation allowance)	(211)	(282)
Increase (decrease) in accounts payable and accrued expenses	(91)	(1,830)
Increase (decrease) in accrued warranty costs	-	(57)
Increase (decrease) in accrued estimated loss on contracts	(1,357)	9
Total adjustments	$523	$8,736
Net cash (used)/provided by operating activities	$1,114	$(876)

Cash flows from investing activities:
Purchased of property and equipment	(31)	(116)
Net cash (used in) provided by investing activities	$(31)	$(116)

Cash flows from financing activities:
Proceeds (to) from credit facility (net)	(599)	1,107
Proceeds from loans payable	-	250
Repayments on loans payable	-	(250)
Net cash (used In) provided by financing activities	$(599)	$1,107

Net increase (decrease) in cash and cash equivalents	$484	$115
Cash and cash equivalents at beginning of period	1,030	915
Cash and cash equivalents at end of period	$1,514	$1,030

Noncash Investing and Financing Activities:

Issuance of Warrants as Debt Issuance Cost
Additonal paid in capital (1,100,000 warrants)	$-	$32

Supplemental cash flow information:
Cash paid for interest	$58	70
Cash paid (refund received) for taxes	$(376)	120

The accompanying notes are an integral part of these financial statements

F-4

Optex Systems Holdings, Inc.

Consolidated Statement of Stockholders' Equity

	(Thousands)
	Common	Series A			Additional		Total
	Shares	Preferred	Common	Preferred	Paid in	Retained	Stockholders
	Outstanding	Shares	Stock	Series A Stock	Capital	Earnings	Equity

Balance at September 27, 2009	139,444,940	1,027	$139	$1	$16,643	$(276)	$16,507
Stock Option Compensation Expense					97		97
Accumulated Dividends on Preferred Stock					390	(390)	-
Warrants Issued					32		32
Net Earnings (Loss) from continuing operations						(9,612)	(9,612)

Balance at October 3, 2010	139,444,940	1,027	$139	$1	$17,162	$(10,278)	$7,024

Stock Option Compensation Expense					87		87
Accumulated Dividends on Preferred Stock					413	(413)	-
Preferred Dividends Paid through increased share value					(884)		(884)
Increase of Preferred Share Stated Value					884	-	884
Net Earnings (Loss) from continuing operations						591	591
Balance at October 2, 2011	139,444,940	1,027	$139	$1	$17,662	$(10,100)	$7,702

The accompanying notes are an integral part of these financial statements

F-5

Note 1 - Organization and Operations

On March 30, 2009, Optex Systems Holdings, Inc. (formerly known as Sustut Exploration, Inc.), a Delaware corporation (“Optex Systems Holdings”), along with Optex Systems, Inc., a privately held Delaware corporation (“Optex Systems, Inc. ”), which is a wholly-owned subsidiary of Optex Systems Holdings, entered into a reorganization agreement, pursuant to which Optex Systems, Inc. was acquired by Optex Systems Holdings in a share exchange transaction. Optex Systems Holdings became the surviving corporation. At the closing, there was a name change from Sustut Exploration, Inc. to Optex Systems Holdings, Inc., and its year end changed from December 31 to a fiscal year ending on the Sunday nearest September 30.

On October 14, 2008, certain senior secured creditors of Irvine Sensors Corporation, Longview Fund, L.P. and Alpha Capital Anstalt formed Optex Systems, Inc. , which acquired all of the assets and assumed certain liabilities of Optex Systems, Inc., a Texas corporation (“Optex Systems, Inc. (Texas)”), and a wholly-owned subsidiary of Irvine Sensors Corporation, in a transaction that was consummated via purchase at a public auction. Following this asset purchase, Optex Systems, Inc. (Texas) remained a wholly-owned subsidiary of Irvine Sensors Corporation.

In accordance with FASB ASC 805 Optex Systems, Inc.’s purchase of substantially all of the assets and assumption of certain liabilities represented the acquisition of a business. FASB ASC 805 outlines the guidance in determining whether a “business” has been acquired in a transaction. For a transferred set of activities and assets to be a business, it must contain all of the inputs and processes necessary for it to continue to conduct normal operations after the transferred set of assets is separated from the transferor, which include the ability to sustain a revenue stream by providing its outputs to customers. Optex Systems, Inc. obtained the inputs and processes necessary for normal operations.

On February 20, 2009, Sileas Corporation, a newly-formed Delaware corporation, owned by present members of Optex Systems Holdings’ management, purchased 100% of Longview's equity and debt interest in Optex Systems, Inc. (Longview’s interest in Optex Systems, Inc. then representing 90% of the issued and outstanding common equity interests in Optex Systems, Inc.), in a private transaction.

Optex Systems, Inc. operated as a privately-held Delaware corporation until March 30, 2009, when, as a result of a reverse merger transaction consummated pursuant to a reorganization agreement dated March 30, 2009, it became a wholly-owned subsidiary of Optex Systems Holdings. Sileas is the majority owner (parent) of Optex Systems Holdings, owning approximately 73.5% of the issued and outstanding equity interests in Optex Systems Holdings. The financial statements of Optex Systems Holdings represent subsidiary statements and do not include the accounts of its majority owner.

Optex Systems Holdings’ operations are based in Richardson, Texas in a leased facility comprising 49,100 square feet. As of October 2, 2011, Optex Systems Holdings operated with 76 full-time equivalent employees.

Optex Systems Holdings manufactures optical sighting systems and assemblies, primarily for Department of Defense applications. Its products are installed on a variety of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and advanced security vehicles, and have been selected for installation on the Stryker family of vehicles. Optex Systems Holdings also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex Systems Holdings’ products consist primarily of build to customer print products that are delivered both directly to the military and to other defense prime contractors.

In February 2009, Optex Systems Holdings' ISO certification status was upgraded from 9001:2000 to 9001:2008, bringing Optex Systems Holdings into compliance with the new ISO standards rewritten to align with ISO 14001.

Note 2 - Accounting Policies

Basis of Presentation

Principles of Consolidation:  The consolidated financial statements include the accounts of Optex Systems Holdings and its wholly-owned subsidiary, Optex Systems, Inc. (Delaware).  All significant inter-company balances and transactions have been eliminated in consolidation.

F-6

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Segment Reporting: Management has determined that Optex Systems Holdings, Inc. is organized, managed and internally reported as one business segment. Segments are determined based on differences in products, internal reporting and how operational decisions are made.

Fiscal Year:  Optex’s fiscal year ends on the Sunday nearest September 30.  Fiscal year 2011ended on October 2, 2011 and included 52 weeks.  Fiscal year 2010 ended on October 3, 2010 and included 53 weeks.

Fair Value of Financial Instruments:  FASB ASC 825-10 requires disclosure of fair value information about certain financial instruments, including, but not limited to, cash and cash equivalents, accounts receivable, refundable tax credits, prepaid expenses, accounts payable, accrued expenses, notes payable to related parties and convertible debt-related securities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of fiscal years ended October 2, 2011 and October 3, 2010. The carrying value of the balance sheet financial instruments included in Optex Systems, Inc. (Texas)’s consolidated financial statements approximated their fair values.

Cash and Cash Equivalents:  For financial statement presentation purposes, Optex considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Concentration of Credit Risk: Optex’s cash and cash equivalents are on deposit with banks. Only a portion of the cash and cash equivalents would be covered by deposit insurance and the uninsured balances are substantially greater than the insured amounts. Although cash and cash equivalent balances exceed insured deposit amounts, management does not anticipate non-performance by the banks.

Optex revenues and accounts receivables for fiscal year ended October 2, 2011 are derived from sales to U.S. government agencies (24%), General Dynamics (67%) and other contractors (9%).  Optex does not believe that this concentration results in undue credit risk because of the financial strength of the payees.

Accounts Receivable: Optex records its accounts receivable at the original sales invoice amount less liquidations for previously collected advance/progress bills and an allowance for doubtful accounts. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, Optex evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on its history of past write-offs and collections, and current credit conditions. No interest is accrued on past due accounts receivable. As the customer base is primarily U.S. government and government prime contractors, Optex has concluded that there is no need for an allowance for doubtful accounts for the years ended October 2, 2011 and October 3, 2010.  Optex charges uncollectible accounts to bad debt expense in the period as they are first deemed uncollectible.  In the fiscal years 2011 and 2010, there were no bad debt expenses associated with uncollectable accounts.

Inventory: Inventory is recorded at the lower of cost or market, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. Cost is determined using the first-in first-out method. Under arrangements by which progress payments are received against certain contracts, the customer retains a security interest in the undelivered inventory identified with these contracts.  Payments received for such undelivered inventory are classified as unliquidated progress payments and deducted from the gross inventory balance.  As of October 2, 2011 and October 3, 2010 inventory included:

F-7

	(Thousands)
	As of October 2, 2011	As of October 3, 2010

Raw Materials	$3,917	$4,343
Work in Process	1,930	2,824
Finished Goods	176	366
Gross Inventory	$6,023	$7,533
Less:
Unliquidated Progress Payments	(1,181)	(1,217)
Inventory Reserves	(754)	(426)
Net Inventory	$4,088	$5,890

Optex Systems Holdings conducts an annual work in process inventory in the fourth quarter of each fiscal year and cycle counts raw material and finished goods on a monthly basis..  The accounting records are adjusted to reflect any changes in the physical inventory valuation as compared to the book carrying values based on the results of the physical inventory and cycle counts.  In 2011, Optex Systems recognized a gain of $123 thousand as compared to a net loss in the period ending October 3, 2010 of ($919) thousand.  The 2011 gain was primarily attributable to lower than expected manufacturing costs associated with completion of two of our Howitzer lines due to improvements in labor hour and material efficiencies.  The 2010 inventory loss was primarily attributable to higher than expected manufacturing costs across both our Periscope and Howitzer production lines attributable to lower production volume in the second half of fiscal year 2010,  impacting material pricing, scrap, and labor efficiencies resulting in cost overruns for these products carried in inventory as compared to the estimates at completion.

Warranty Costs: Some of Optex Systems Holdings’ customers require that the company warrant the quality of its products to meet customer requirements and be free of defects for up to fifteen months subsequent to delivery.   Future warranty costs are based on the estimated cost of replacement for expected returns based upon our most recent experience rate of defects as a percentage of warranty covered sales. Throughout the year, warranty costs are expensed as incurred, and as of each year end, Optex Systems Holdings reviews the prior 15 month warranty experience rate and may adjust the warranty accrual as required to cover any additional anticipated warranty costs related to prior shipments.  In the year ending October 3, 2010, Optex Systems Holdings, Inc. recognized income $57 thousand, related to improvements in the warranty experience rate for warranties expiring in fiscal year 2010.  As of October 2, 2011 the existing warranty reserve balance of $25 thousand was reviewed and determined to be adequate to satisfy any future warranty claims that may have existed as of October 2, 2011 for shipments occurring in the prior 15 months.

Property and Equipment:  Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, ranging from three to seven years. Expenditures for renewals and betterments are capitalized.  Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Goodwill and Other Intangible Assets:   Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition.  Optex Systems Holdings does not amortize goodwill, but tests it annually for impairment using a fair value approach during the fiscal fourth quarter and between annual testing periods, if circumstances warrant.  The performance of the test involves a two-step process.  The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill.  We generally determine the fair value of our reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies, which requires significant judgment by management.  If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss.  The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.  These impairment tests may result in impairment charges that could have a material adverse impact on our results of operations.  The goodwill of Optex Systems Holdings was reviewed as of October 3, 2010. The review indicated that goodwill was impaired, as determined based on the projected cash flows over the next three years.  The cash flow projections took into effect the expected net sales and corresponding expenses against those sales in the respective years.  The impairment loss for goodwill was $7 million.  The goodwill was written off as a component of general and administrative operating expenses during fiscal year 2010.  As of October 2, 2011 (as a result of the impairment in 2010), there was no remaining goodwill for testing or further impairment.

F-8

Optex amortizes the cost of other intangibles over their estimated useful lives, unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. The identified amortizable intangible assets at the beginning of fiscal year 2010 related to the acquisition of Optex Systems, Inc. (Delaware) from Irvine Sensors as of October 14, 2008 and consisted of customer backlog, with initial useful lives ranging from one to five years

Intangible assets with indefinite lives are tested annually for impairment, during the fiscal fourth quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.  As of October 3, 2010, the intangible assets were reviewed in light of a reduction of expected delivery orders against contracted orders and higher than expected costs on those orders.  The review indicated that intangible assets were impaired, as determined based on a projected cash flow analysis of our future operations.  The cash flow projections took into effect the expected net sales from the customer backlog as of October 14, 2008 and the corresponding expenses against those sales in the respective years.  The impairment loss recorded in 2010 for intangible assets was $928,016 and was split between cost of goods sold and general and administrative costs in the amount of $150,534, and $777,482, respectively.  As of October 3, 2010 and October 2, 2011, after impairment, the total balance of unamortized intangible assets and goodwill was zero.

Impairment or Disposal of Long-Lived Assets: Optex Systems Holdings adopted the provisions of FASB ASC 360-10, “ Accounting for the Impairment or Disposal of Long-lived Assets  .”  This standard requires, among other things, that long-lived assets be reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these expected cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Revenue Recognition:

Optex Systems Holdings recognizes revenue based on the modified percentage of completion method utilizing the units-of-delivery method, in accordance with FASB ASC 605-35:

The units-of-delivery method recognizes as revenue the contract price of units of a basic production product delivered during a period and as the cost of earned revenue the costs allocable to the delivered units; costs allocable to undelivered units are reported in the balance sheet as inventory or work in progress. The method is used in circumstances in which an entity produces units of a basic product under production-type contracts in a continuous or sequential production process to buyers' specifications.

Optex Systems Holdings contracts are fixed price production type contracts whereby a defined order quantity is delivered to the customer during a continuous or sequential production process tailored to the buyer’s specifications (build to print).  Optex Systems Holdings’ deliveries against these contracts generally occur in monthly increments across fixed delivery periods spanning from 3 to 36 months.

Optex Systems Holdings may at times have contracts that allow for invoicing based on achievement of milestone events.  In such cases, Optex recognizes revenue based on the milestone method in accordance with FASB ASC 605-28 as applicable.  During the fiscal years 2011 and 2010 there were no existing contracts providing for milestone billing and no revenue recognized as a result of milestone events.

F-9

Estimated Costs at Completion and Accrued Loss on Contracts:  Optex Systems Holdings reviews and reports on the performance of its contracts and production orders against the respective resource plans for such contracts/orders. These reviews are summarized in the form of estimates at completion. Estimates at completion include Optex Systems Holdings’ incurred costs to date against the contract/order plus management's current estimates of remaining amounts for direct labor, material, other direct costs and subcontract support and indirect overhead costs based on the completion status and future contractual requirements for each order.

If an estimate at completion indicates a potential overrun against budgeted resources for a fixed price contract/order, management first attempts to implement lower cost solutions that will profitably meet the requirements of the fixed price contract. If such solutions do not appear practicable, management makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither cost reduction nor renegotiation appears probable, an accrual for the contract loss/overrun is recorded against earnings and the loss is recognized in the first period the loss is identified based on the most recent estimates at completion of the particular contract or product order.

For the fiscal years ended October 2, 2011 and October 3, 2010, estimated loss reserves were $0 and $1.3 million respectively.  During 2010, Optex Systems Holdings realized increased losses against the Howitzer programs of $1.1 million of which $0.8 million related specifically to production issues encountered on one of our Howitzer product lines.  Increased losses were primarily attributable to manufacturing issues on our U.S. government Howitzers culminating in higher material scrap and labor hours, combined with a reduction in total production volume in 2010 which further impacted production efficiencies across all product lines.  Optex Systems Holdings has requested an equitable adjustment on this program due to significant design issues impacting the manufacturability of the product.  As there is no guarantee that the request will be granted in part or in full, we realized the entire loss in fiscal year 2010.  However, we believe there is a reasonable possibility that we will be able to recover a portion of the incurred loss in fiscal year 2012 pending the outcome of the request.  As of the end of fiscal year 2011, all shipments against the loss contracts had been completed, thus there is no carryforward of the loss reserves required for future periods.

Government Contracts:  Virtually all of Optex Systems Holdings’ contracts are prime or subcontracted directly with the Federal government and as such, are subject to Federal Acquisition Regulation (Federal Acquisition Regulation) Subpart 49.5, “Contract Termination Clauses” and more specifically Federal Acquisition Regulation clauses 52.249-2  “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.  These clauses are standard clauses on prime military contracts and are generally, “flowed down” to Optex Systems Holdings as subcontractors on other military business.  It has been Optex Systems Holdings’ experience that the termination for convenience is rarely invoked, except where it has been mutually beneficial for both parties.  Optex Systems Holdings is not currently aware of any pending terminations for convenience or default on its existing contracts.

In the event a termination for convenience were to occur, these Federal Acquisition Regulation  clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract.  In the event a termination for default were to occur, Optex Systems Holdings could be liable for any excess cost incurred by the government to acquire supplies from another supplier similar to those terminated from Optex Systems Holdings.  Optex Systems Holdings would not be liable for any excess costs if the failure to perform the contract arises from causes beyond its control and without its fault or negligence as defined by Federal Acquisition Regulation clause 52.249-8.  In addition, the government may require Optex Systems Holdings to transfer title and deliver to the government any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights that Optex Systems Holdings has specifically produced or acquired for the terminated portion of this contract.  The government shall pay contract price for completed supplies delivered and accepted, and Optex Systems Holdings and the government would negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the Federal Acquisition Regulation Disputes clause 52.233-1.

In some cases, Optex Systems Holdings may receive orders subject to subsequent price negotiation on contracts exceeding the federal government simplified acquisition threshold of $650,000 prior to October 1, 2010 and $700,000 subsequent to October 1, 2010.  These “undefinitized” contracts are considered firm contracts but as Cost Accounting Standards Board covered contracts, they are subject to the Truth in Negotiations Act disclosure requirements and downward only price negotiation.  As of October 2, 2011 and October 3, 2010, Optex Systems had no booked orders that fell under this criterion.  Optex Systems Holdings’ experience has been that the historically negotiated price differentials have been immaterial and accordingly, it does not anticipate any significant downward adjustments on these booked orders.

F-10

Shipping and Handling Costs: All shipping and handling costs are included as a component of cost of goods sold.

Stock-Based Compensation: FASB ASC 718 establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, but primarily focuses on transactions whereby an entity obtains employee services for share-based payments. FASB ASC 718 requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with FASB ASC 718.

Income Tax/Deferred Tax: FASB ASC 740 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differing treatment of items for financial reporting and income tax reporting purposes. The deferred tax balances are adjusted to reflect tax rates by tax jurisdiction, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Optex Systems Holdings has recognized deferred income tax benefits on net operating loss carry-forwards to the extent Optex Systems Holdings believes it will be able to utilize them in future tax filings. The difference between the income tax expense and pretax accounting income is primarily attributable non-deductible expenses representing permanent timing differences between book income and taxable income during the twelve months ended October 2, 2011 of $17 thousand, offset with a decrease in the valuation for deferred tax assets of ($604) thousand .

Earnings per Share: Basic earnings per share is computed by dividing income available for common shareholders (the numerator) by the weighted average number of common shares outstanding (the denominator) for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The potentially dilutive securities that Optex Systems Holdings has outstanding are convertible preferred stock, stock options and warrants. In computing the dilutive effect of convertible preferred stock, the numerator is adjusted to add back any convertible preferred dividends, and the denominator is increased to assume the conversion of the number of additional common shares. Optex Systems Holdings uses the Treasury Stock Method to compute the dilutive effect of stock options and warrants. Convertible preferred stock, stock options and warrants that are anti-dilutive are excluded from the calculation of diluted earnings per common share.

For the twelve months ended October 2, 2011, 1,027 shares of Series A preferred stock, 2,527,649 stock options and 9,948,667 warrants were excluded as anti-dilutive. For the twelve months ended October 3, 2010, 1,027 shares of Series A preferred stock, 2,598,649 stock options and 9,948,667 warrants were excluded as anti-dilutive.

Reclassification: Certain expenses reflected in the financial statements for the twelve months ended October 2, 2011 have been reclassified to conform with the current year presentation. Effective October 4, 2010 (the beginning of the current fiscal year), all financials have been converted from whole dollars and presented to the nearest thousand.

The balance sheet for the period ending October 3, 2010 includes $376 thousand of Deferred Tax Assets-Short Term that had previously been reported as Deferred Tax Assets – Long Term.  The reclassified amount relates to the fiscal year 2010 net operating loss carry-back filed on the U.S. federal tax return in February 2011 for the fiscal year 2009 tax year.  The tax amount was refunded in fiscal year 2011.

F-11

Note 3 - Recent Accounting Pronouncements

In June 2009, FASB issued ASC 105-10 which establishes the FASB Accounting Standards Codification TM (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. FASB ASC 105-10 is effective for financial statements issued for fiscal years and interim periods ending after September 15, 2009. As such, Optex Systems Holdings adopted these provisions at the beginning of the interim period ending October 2, 2011.  Adoption of FASB ASC 105-10 did not have a material effect on Optex Systems Holding’s financial statements.

Note 4 - Property and Equipment

A summary of property and equipment at October 2, 2011 and October 3, 2010 is as follows:

	(Thousands)
	Estimated Useful Life	Year Ended October 2, 2011	Year Ended October 3, 2010
Property and Equipment
Furniture and Equipment	3-5yrs	$185	$176
Machinery and Equipment	5 yrs	1066	1,063
Leasehold Improvements	7 yrs	237	218
Less: Accumulated Depreciation		(1,227)	(1,161)
Net Property & Equipment		$261	$296

Depreciation Expense		$66	$66

Depreciation expense included in cost of goods sold and general and administrative expense for fiscal 2011 is $36 thousand and $30 thousand, respectively.  Depreciation expense included in cost of goods sold and general and administrative expense for fiscal 2010 is $43 thousand and $23 thousand, respectively.

Note 5 – Accrued Liabilities

The components of accrued liabilities for the years ended October 2, 2011 and October 3, 2010 are summarized below:

	(Thousands)
	Year Ended October 2, 2011	Year Ended October 3, 2010

Deferred Rent Expense	$92	$116
Accrued Vacation	156	178
Property Taxes	2	18
Accrued Interest	16	-
Franchise Taxes	20	2
Operating Expenses	104	119
Payroll & Payroll Related	157	141
Total Accrued Expenses	$547	$574

F-12

Note 6 - Commitments and Contingencies

Leases

Pursuant to a lease amendment effective January 4, 2010, Optex Systems Holdings leases its office and manufacturing facilities under a non-cancellable operating lease expiring July 31, 2015 several non-cancellable operating leases for office and manufacturing equipment.   Total expenses under facility lease agreements for the fiscal year ended October 2, 2011 was $292 thousand.  Total expenses for manufacturing and office equipment for the year ended October 2, 2011 was $33 thousand.  Total expenses under facility lease agreements for the fiscal year ended October 3, 2010 was $257 thousand and total expenses for manufacturing and office equipment was $31 thousand.

At October 2, 2011, the remaining minimum lease payments under the non-cancelable operating leases for equipment, office and facility space were as follows:

Operating
Leases
(Thousands)
Fiscal Year
2012	$236
2013	232
2014	242
2015	201
2016	0
Total minimum lease payments	$911

Pursuant to the terms of the amendment to the facilities lease, there was no base rent payment due from January 1, 2010 through July 31, 2010, and the total value of this rent abatement is $134 thousand.  The value of the deferred rent expense will be amortized monthly at a rate of $2 thousand per month over the life of the lease.  The total unamortized deferred rent as of October 2, 2011 was $92 thousand.  Commencing on August 1, 2010, the base rent payment is $19 thousand per month.

Note 7 - Transactions with a Related Party

There are were no transactions with Related Parties during fiscal years 2011 or 2010 except as described below in Note 8 Debt Financing.

Note 8 - Debt Financing

Related Parties

Secured Promissory Note Issued in Connection with Purchase by Optex Systems, Inc. (Delaware)

In connection with the public sale of the Optex Systems, Inc. (Texas) assets to Optex Systems, Inc. (Delaware), Optex Systems, Inc. (Delaware) delivered to Longview and Alpha Secured Promissory Notes, due September 19, 2011, in the principal amounts of $5.4 million and $541 thousand, respectively. On February 20, 2009, Longview sold its Optex Systems, Inc. (Delaware) promissory note to Sileas, as described below. On March 27, 2009, Sileas and Alpha exchanged their Notes plus accrued and unpaid interest of $160  thousand for 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock.

Acquisition by Sileas on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems, Inc. (Delaware).  Currently, Sileas is the majority owner of Optex Systems Holdings.

F-13

Secured Promissory Note Due February 20, 2012/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview Fund, LP on February 20, 2009, Sileas, currently majority owner of Optex Systems Holdings executed and delivered to Longview, a Secured Promissory Note originally due February 20, 2012 in the principal amount of $13.5 million. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event Optex Systems Holdings sells or conveys all or substantially all its assets to a third party entity for more than nominal consideration, other than a reorganization into Sileas or reincorporation in another jurisdiction, then this Note shall be immediately due and owing without demand. In the event that such a major transaction occurs prior to the maturity date resulting in the Sileas receiving net consideration with a fair market value in excess of the principal and interest due under the terms of the secured note (the “Optex Consideration”), then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the Optex Consideration. The obligations of Sileas under the note are secured by a security interest in Optex Systems Holdings’ common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas.

On November 22, 2011  Sileas Corp and Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two year period ending on February 20, 2014.  In exchange for the extension, Sileas Corp agreed to pay Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note.  As a result of the agreement, the principal amount of the Note was increased $270 thousand to $13.8 million as of November 22, 2011.

Optex Systems Holdings has not guaranteed the note and Longview is not entitled to pursue Optex Systems Holdings in the event of a default by Sileas. Therefore, there are no actual or potential cash flow commitments from Optex Systems Holdings. In the event of default by Sileas on its obligations under the note, Longview would only be entitled to receive the Optex Systems Holdings common and preferred stock held by Sileas.

Credit Facility – Avid Bank (formerly known as Peninsula Bank Business Funding)

On March 10, 2010, the Company entered into a revolving credit facility with Avid Bank, which provides up to $2 million in financing against eligible receivables. The material terms of the revolving credit facility are as follows:

●	The interest rate for all advances shall be the greater of 8.5% and the then in effect prime rate plus 3.5% and subject to a minimum quarterly interest payment of $16 thousand.

●	Interest shall be paid monthly in arrears.

●	The expiration date of the facility is March 4, 2011, at which time any outstanding advances, and accrued and unpaid interest thereon, will be due and payable.

●	In connection with the entry into the facility by Avid Bank, Optex Systems, Inc.(Delaware) paid Avid Bank a facility fee of $20 thousand and issued a warrant to Avid Bank to purchase 1,000,000 shares of its common stock. The warrant bears an exercise price of $0.10 per share and expires on March 3, 2016.

●	The obligations of Optex Systems, Inc. (Delaware) to Avid Bank are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of Avid Bank.

●	The facility contains affirmative and negative covenants that require Optex Systems, Inc. (Delaware) to maintain certain minimum cash and EBITDA levels on a quarterly basis and contains other customary covenants. The facility also contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, Avid Bank’s commitment to make further advances may terminate, and Avid Bank would also be entitled to pursue other remedies against Optex Systems, Inc. (Delaware) and the pledged collateral.

●	Pursuant to a guaranty executed by Optex Systems Holdings in favor of Avid Bank, Optex Systems Holdings has guaranteed all obligations of Optex Systems, Inc. (Delaware) to Avid Bank.

On August 3, 2010, Avid Bank waived the Company’s requirement to meet the EBITDA requirement set forth in Section 6.8 of its agreement with the Company for the quarter ended June 27, 2010. In addition, Avid Bank agreed to amend Sections 6.8(c) and (d) of the aforesaid agreement to adjust the minimum EBITDA covenant for the fiscal quarter ending January 2, 2011 to $200 thousand.

F-14

On November 23, 2010, Avid Bank waived the Company’s requirement to meet the EBITDA requirement set forth in Section 6.8 (c) of the August 3, 2010 amended Agreement for the fourth quarter ended October 3, 2010. In addition, on November 29, 2010 Avid Bank agreed to a second amendment for Sections 6.8 (d) of the Agreement to adjust the minimum EBITDA covenant for the fiscal quarter ending January 2, 2011 to $95 thousand.

On March 22, 2011, Avid Bank and the Company, entered into a fourth amendment to the existing credit facility agreement between them to extend the maturity date to March 15, 2012 (a prior third amendment entered into on February 15, 2011 was in all material respects superseded by the amendments made in the fourth amendment). Section 1.1 was amended (i) to define “Borrowing Base” as $175 thousand, (ii) to delete the definition of “EBITDA”, and (iii) to amend subsection (i) of the definition of “Eligible Accounts” so as to exclude any accounts for any account debtor (other than GDLS) which exceed 30% of all accounts and for GDLS to exclude those total obligations which exceed the lesser of 50% of all accounts or the aggregate sum of $500 thousand. Section 2.3(a)(ii) was amended so that the minimum semiannual interest payment is $20 thousand, and Section 6.8 was amended in its entirety so as to require the Company to maintain a zero balance on the revolving line for a period of at least 30 consecutive days during the period from March 15, 2011 and March 15, 2012.

As of October 2, 2011, the outstanding balance on the line of credit is $507 thousand.  For the period ended October 2, 2011, the total interest expense against the outstanding line of credit balance was $61 thousand.  Optex Systems Holdings satisfied the 30 consecutive zero balance on the revolving line of credit between August 4, 2011 and September 4, 2011.

Note 10-Stock Based Compensation

On March 26, 2009, the Board of Directors adopted the 2009 Stock Option Plan providing for the issuance of up to 6,000,000 shares to Optex Systems Holdings officers, directors, employees and to independent contractors who provide services to Optex Systems Holdings.  See Note 14 - Subsequent Events for a discussion of the December 2011 amendment to the 2009 Stock Option Plan.

Options granted under the 2009 Stock Option Plan vest as determined by the Board of Directors of Optex Systems Holdings or a committee set up to act as a compensation committee of the Board of Directors and terminate after the earliest of the following events: (i) expiration of the option as provided in the option agreement, (ii) 90 days following the date of termination of the employee, or (iii) ten years from the date of grant (five years from the date of grant for incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of Optex Systems Holdings stock at the date of grant).  In some instances, granted stock options are immediately exercisable into restricted shares of common stock, which vest in accordance with the original terms of the related options. Optex Systems Holdings recognizes compensation expense ratably over the requisite service period.

The option price of each share of common stock is determined by the Board of Directors or a committee set up to act as a compensation committee, provided that with respect to incentive stock options, the option price per share will in all cases be equal to or greater than 100% of the fair value of a share of common stock on the date of the grant, except an incentive option granted under the 2009 Stock Option Plan to a shareholder that owns more than 10% of the total combined voting power of all classes of Optex Systems Holdings’ stock, will have an exercise price of not less than 110% of the fair value of a share of common stock on the date of grant. No participant may be granted incentive stock options, which would result in shares with an aggregate fair value of more than $100,000 first becoming exercisable in one calendar year.

On March 30, 2009, 1,414,649 stock options with an exercise price of $0.15 were granted to an officer of Optex Systems Holdings which vest as follows: 34% after the first year, and 33% each after the second and third years.  These options carry a grant expiration date of seven years after issuance.  On May 14, 2009, 1,267,000 stock options were issued to other Optex Systems Holdings employees, including 250,000 shares to one officer.  These stock options vest 25% per year after each year of employment and carry a grant expiration date of seven years after issuance.  For shares granted as of May 14, 2009, Optex Systems Holdings anticipates an annualized employee turnover rate of 5% per year, and as such anticipates that only 1,113,000 of the 1,267,000 shares will vest as of the end of the contract term.

F-15

As of October 2, 2011, 1,504,315 of the awarded stock options had vested and 154,000 shares had been forfeited due to employee turnover. As of October 3, 2010, 776,981 of the awarded stock options had vested and 83,000 shares had been forfeited due to employee turnover.

Optex Systems Holdings recorded compensation costs for options and shares granted under the plan amounting to $87 thousand and $97 thousand for the fiscal years ended October 2, 2011 and October 3, 2010, respectively  The impact of this expense was immaterial to the basic and diluted net loss per share for the fiscal years ended  October 2, 2011 and October 3, 2010.  A deduction is not allowed for income tax purposes until nonqualified options are exercised. The amount of this deduction will be the difference between the fair value of Optex Systems Holdings’ common stock and the exercise price at the date of exercise. For the year ended October 2, 2011, estimated deferred tax assets related to option compensation costs were $30 thousand and have been recorded for the tax effect of the financial statement expense.  For the year ended October 3, 2010 the estimated deferred tax assets related to option compensation costs were $33 thousand and have been recorded for the tax effect of the financial statement expense.  No tax deduction is allowed for incentive stock options. Accordingly no deferred tax asset is recorded for GAAP expense related to these options.

Management has valued the options at their date of grant utilizing the Black-Scholes-Merton option pricing model.  The fair value of the underlying shares was determined based on the opening price of Optex Systems Holdings’ publicly-traded shares as of September 28, 2009.   Further, the expected volatility was calculated using the historical volatility of a diversified index of companies in the defense, homeland security, and space industry in accordance with FASB ASC 718-10-S99-1. In making this determination and trying to find another comparable company, Optex Systems Holdings considered the industry, stage of life cycle, size and financial leverage of such other entities.  Based on the development stage of Optex Systems Holdings, similar companies with sufficient historical data were not available.  Optex Systems Holdings utilized the three year volatility of the SPADE Defense Index, which is a diversified index of 58 companies in the same industry as Optex Systems Holdings.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option grant.  Optex Systems Holdings determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future and the assumption that Optex Systems Holdings does not presently have any intention of paying cash dividends on its common stock.

Optex Systems Holdings has granted stock options to officers and employees as follows:

Date of	Shares	Exercise	Shares Outstanding	Expiration	Vesting
Grant	Granted	Price	As of 10/02/11	Date	Date

03/30/09	480,981	$0.15	480,981	03/29/2016	03/30/2010
03/30/09	466,834	$0.15	466,834	03/29/2016	03/30/2011
03/30/09	466,834	$0.15	466,834	03/29/2016	03/30/2012
05/14/09	316,750	$0.15	278,250	05/13/2016	05/14/2010
05/14/09	316,750	$0.15	278,250	05/13/2016	05/14/2011
05/14/09	316,750	$0.15	278,250	05/13/2016	05/14/2012
05/14/09	316,750	$0.15	278,250	05/13/2016	05/14/2013
Total	2,681,649		2,527,649

F-16

The following table summarizes the status of Optex Systems Holdings’ aggregate stock options granted under the incentive stock option plan:

	Number	Weighted
	of Shares	Average	Weighted
	Remaining	Intrinsic	Average	Aggregate
Subject to Exercise	Options	Price	Life (Years)	Value
Outstanding as of September 30, 2009	2,667,649	0.21	5.14	560,206
Granted – 2010	—	—		—
Forfeited – 2010	(69,000)	—		—
Exercised – 2010	—	—		—
Outstanding as of October 3, 2010	2,598,649	$-	4.13	-
Granted – 2011	—	$—	—	—
Forfeited – 2011	(71,000)	$—	—	—
Exercised – 2011	—	$—	—	—
Outstanding as of October 2, 2011	2,527,649	$—	3.38	—

Exercisable as of October 3, 2010	776,981	—		—

Exercisable as of October 2, 2011	1,504,315	$—	—	$—

There were no new options granted or exercised during the year ended October 2, 2011.   The total intrinsic value of options forfeited during the year ended October 2, 2011 was $0.

The following table summarizes the status of Optex Systems Holdings’ aggregate non-vested shares granted under the 2009 Stock Option Plan.:

	Number of Non- vested Shares Subject to Options	Weighted- Average Grant- Date Fair Value
Non-vested as of September 30, 2009	2,667,649	$0.14
Non-vested granted — year ended October 2, 2011	—	$0.00
Vested — year ended October 3, 2010	(776,981)	$0.12
Forfeited — year ended October 3, 2010	(69,000)	$0.15
Non-vested as of October 3, 2010	1,821,668	$0.15
Non-vested granted — year ended October 2, 2011	—	$0.00
Vested — year ended October 2, 2011	(727,334)	$0.12
Forfeited — year ended October 2, 2011	(71,000)	$0.15
Non-vested as of October 2, 2011	1,023,334	$0.15

The total share-based compensation expense of Optex Systems Holdings, Inc during fiscal years 2011 and 2010 attributable to the stock option grants was $87 thousand and $97 thousand, respectively, and was charged as general and administrative compensation expense for each of the respective fiscal years.  As of October 2, 2011, the unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plan was approximately $125 thousand.  These costs are expected to be recognized on a straight line basis from March 30, 2009 through May 13, 2013. The total fair value of options and shares vested during the year ended October 2, 2011 was $179 thousand.

There were no stock options issued to Optex Systems Holdings employees or equity instruments issued to consultants and vendors in fiscal years 2010 and 2011.  See subsequent events.

Warrant Agreements: Optex Systems Holdings calculates the fair value of warrants issued with debt or preferred stock using the Black-Scholes-Merton valuation method. The total proceeds received in the sale of debt or preferred stock and related warrants are allocated among these financial instruments based on their relative fair values. The discount arising from assigning a portion of the total proceeds to the warrants issued is recognized as interest expense for debt from the date of issuance to the earlier of the maturity date of the debt or the conversion dates using the effective yield method.

F-17

As of October 2, 2011, Optex Systems Holdings had the following warrants outstanding:

	Grant Date	Warrants Granted	Exercise Price	Outstanding as of 10/03/10	Expiration Date	Term
Private Placement Stock Holders	3/30/2009	8,131,667	$0.450	8,131,667	3/29/2014	5 years
Finder Fee on Private Placement	3/30/2009	717,000	$0.165	717,000	3/29/2014	5 years
Longview Fund Allonge Agreement	1/5/2010	100,000	$0.150	100,000	1/4/2013	3 years
Peninsula Bank Business Funding - Line of Credit	3/4/2010	1,000,000	$0.100	1,000,000	3/3/2016	6 years
Total Warrants		9,948,667		9,948,667

During the periods ended October 2, 2011 and October 3, 2010, Optex Systems Holdings recorded a total of $19.5 thousand and $12.5 thousand in interest expense related to the outstanding warrants and has an unamortized interest balance of zero as of October 2, 2011.  These warrants are not included in the computation of weighted average of shares as it would be anti-dilutive.

Note 11  –  Stockholders Equity

Common stock:

During the years ended October 2, 2011 and October 3, 2010 there were no new issues of common or preferred stock.

On April 14, 2011, pursuant to a Written Consent in Lieu of a Meeting of Shareholders, Sileas Corporation, holder of approximately 73.3% of the Company’s Common Stock, approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of its Common Stock from 200,000,000 to 2,000,000,000. This Written Consent is the subject of a Schedule 14C Information Statement filed with the Securities and Exchange Commission on April 18, 2011, which is currently pending.

On April 14, 2011 Optex filed this Registration Statement on Form S-1 which provides for the sale of up to 25,000,000 shares of our common stock at a fixed price (currently anticipated to be $0.01 per share), which will trigger the ratchet provision of the Series A preferred stock and reduce the conversion price to $.01 per share. The S-1 also contemplates a reduction in the warrant exercise price to $0.01 per share for the 2009 private placement investors and a waiver of accrued dividends from the Series A preferred shareholders. This Registration Statement on Form S-1 is currently in the review process with the Commission

Series A preferred stock

Optex Systems Holdings has filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. The Certificate of Designation sets forth the following terms for the Series A preferred stock: (i) number of authorized shares: 1,027; (ii) per share stated value: $6,000; (iii) liquidation preference per share: stated value; (iv) conversion price: $0.15 per share as adjusted from time to time; and (v) voting rights: votes along with the common stock on an as converted basis with one vote per share.

The Series A preferred stock entitles the holders to receive cumulative dividends at the rate of 6% per annum, payable in cash at the discretion of Board of Directors. Each share of preferred stock is immediately convertible into common shares at the option of the holder which entitles the holder to receive the equivalent number of common shares equal to the stated value of the preferred shares divided by the conversion price, which was initially set at $0.15 per share.

Holders of preferred shares receive preferential rights in the event of liquidation. Additionally the preferred stock shareholders are entitled to vote together with the common stock on an ”as-converted” basis.

As of July 3, 2011, the preferred shareholders agreed to waive the past dividends in arrears through July 3, 2011 of $884 thousand in exchange for an increase in the stated value to $6,830.64.  According to the agreement, future dividends related to the preferred shares were also to be waived pending approval of the S1- filing .  As of the year ended October 2, 2011 Optex Systems Holdings has recorded $106 thousand of dividends payable on Series A preferred shares pending approval of the S1 filing.

F-18

Note 12 - Income Taxes

The income tax provisions as of October 2, 2011 and October 3, 2010 include the following:

	2011	2010
Current income tax expense:
Federal	$-	$(33)
State		-
	$-	$(33)
Deferred income tax provision (benefit):
Federal	18	(3,373)
State		-
Change in valuation allowance	(605)	3,091
	$(587)	$(282)

Provision for (Benefit from) income taxes, net	$(587)	$(315)

The current income tax expense for period ending October 3, 2010 relates to changes in the actual income tax return filed in June 2010, for tax year ending September 30, 2009 as compared to the estimated taxes as of September 30, 2009.

The income tax provision for Optex Systems as of October 2, 2011 differs from those computed using the statutory federal tax rate of 34%, due to the following permanent differences:

	2011	%	2010	%

Tax benefit at statutory federal rate	$1	34%	$(3,375)	34%
Change in valuation and other	(588)	(14,647)%	3,060	(30.7)%
	$(587)	(14,613)%	$(315)	3.3%

Deferred income taxes recorded in the balance sheets results from differences between financial statement and tax reporting of income and deductions.  A summary of the composition of the deferred income tax assets (liabilities) follows:

	Deferred Tax Asset - Long Term
	As of October 2, 2011	As of October 3, 2010

Stock Options	$76	$47
Inventory Reserve	27	(84)
Unicap	28	40
Contract Loss Reserve	(280)	182
Fixed assets	(16)	(37)
Goodwill Amortization	2,095	2,256
Intangible Asset Amortization	1,098	1,189
Net Operating Losses	722	177
Other	(60)	(62)
Subtotal	$3,690	$3,708
Valuation allowance	(2,486)	(3,091)
Net deferred asset (liability)-long term	$1,204	$617

As of October 2, 2011, the Company has a net operating loss of approximately $2,122,000 as compared to a net loss carryforwards of $520,000 available as of October 3, 2010.

F-19

As the result of the assessment of the FASB ASC 740-10, Optex Systems Holdings has no unrecognized tax benefits. By statute, the tax years ending in October 2, 2011, October 3, 2010 and September 27, 2009 are open to examination by the major taxing jurisdictions to which the Optex Systems Holdings is subject.

The cash refund for income taxes for the fiscal years ended October 2, 2011 was $376 thousand and the cash paid for income taxes for the fiscal year ended October 3, 2010 was $120 thousand..  As of October 3, 2010 Optex Systems Holdings other assets included $214,521 of overpaid income taxes from estimated quarterly deposits which was refunded in fiscal year 2011.

Note 13 — Defined Contribution Plan

The Company sponsors a defined contribution pension plan under Section 401(k) of the Internal Revenue Code for all employees.  Company contributions are voluntary and at the discretion of the Board of Directors. The Company’s contribution expense for the both the fiscal years ended October 2, 2011, and October 3, 2010 was zero.

Note 14 — Subsequent Events

Optex Systems Holdings adopted its 2009 Stock Option Plan on March 26, 2009.  On December 9, 2011, Optex Systems Holdings, Inc Board of Directors authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 6,000,000 to 50,000,000 and authorized the grant of 10,000,000 options to two board members and a total of 36,070,000 to Optex Systems Holdings employees including 20,000,000 options to executive officers, at an exercise price of $0.01per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of Optex Systems Holdings, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of Optex Systems Holdings, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of the Company, with the options to be issued within 60 days of December 9, 2011.

F-20

OPTEX SYSTEMS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF APRIL 1, 2012

BALANCE SHEETS AS OF APRIL 1, 2012 (UNAUDITED) AND OCTOBER 2, 2011	F-22

STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED APRIL 1, 2012 (UNAUDITED) AND THE THREE AND SIX MONTHS ENDED APRIL 3, 2011 (UNAUDITED)	F-23

STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED APRIL 1, 2012 (UNAUDITED) AND FOR THE SIX MONTHS ENDED APRIL 3, 2011 (UNAUDITED)	F-24

FINANCIAL STATEMENT FOOTNOTES (UNAUDITED)	F-25

F-21

Optex Systems Holdings, Inc.

Condensed Consolidated Balance Sheets

	(Thousands)
	April 1, 2012 (Unaudited)	October 2, 2011

ASSETS

Current Assets
Cash	$3,351	$1,514
Accounts Receivable	1,986	2,392
Net Inventory	4,146	4,088
Prepaid Expenses	47	17

Total Current Assets	$9,530	$8,011

Property and Equipment
Property Plant and Equipment	$1,523	$1,488
Accumulated Depreciation	(1,352)	(1,227)

Total Property and Equipment	$171	$261

Other Assets
Deferred Tax Asset - Long Term	$1,087	$1,204
Security Deposits	21	21
Intangibles	50	-

Total Other Assets	$1,158	$1,225

Total Assets	$10,859	$9,497

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$938	$716
Accrued Expenses	546	547
Accrued Warranties	25	25
Customer Advance Deposits - Short Term	400	-
Credit Facility	-	507

Total Current Liabilities	$1,909	$1,795

Other Liabilities
Customer Advance Deposits - Long Term	1,247	-

Total Other Liabilities	$1,247	$-

Total Liabilities	$3,156	$1,795

Stockholders' Equity
Optex Systems Holdings, Inc. – (par $0.001, 2,000,000,000 authorized, 144,444,940 and 139,444,940 shares issued and outstanding, respectively)	$144	$139
Optex Systems Holdings, Inc. Preferred Stock (par $0.001, 5,000 authorized, 1,027 series A preferred issued and outstanding)	-	-
Additional Paid-in-capital	17,670	17,662
Retained Earnings (Deficit)	(10,111)	(10,099)

Total Stockholders' Equity	$7,703	$7,702

Total Liabilities and Stockholders' Equity	$10,859	$9,497

The accompanying notes are an integral part of these financial statements.

F-22

Optex Systems Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	(Thousands)
	Three months ended		Six months ended
	April 1, 2012 (Unaudited)	April 3, 2011 (Unaudited)	April 1, 2012 (Unaudited)	April 3, 2011 (Unaudited)

Revenues	$3,863	$3,756	$8,133	$8,740

Total Cost of Sales	3,227	3,164	6,795	7,485

Gross Margin	$636	$592	$1,338	$1,255

General and Administrative	645	589	1,321	1,149

Operating Income (Loss)	$(9)	$3	$17	$106

Other Expenses

Interest (Income) Expense - Net	7	30	17	53
Total Other	$7	$30	$17	$53

Income (Loss) Before Taxes	$(16)	$(27)	$-	$53

Deferred Income Taxes (Benefit)	53	(10)	118	20

Net Income (Loss) After Taxes	$(69)	$(17)	$(118)	$33

Less preferred stock dividend waived (accrued)	$213	$(102)	$106	$(203)

Net income (loss) applicable to common shareholders	$144	$(119)	$(12)	$(170)

Basic and diluted income (loss) per share	$0.00	$(0.00)	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding	141,203,181	139,444,940	140,324,060	139,444,940

The accompanying notes are an integral part of these financial statements.

F-23

Optex Systems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	(Thousands)
	Six months ended
	April 1, 2012 (Unaudited)	April 3, 2011 (Unaudited)

Cash flows from operating activities:
Net income (loss)	$(118)	$33

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	125	34
(Increase) decrease of intangible assets	(50)	-
Noncash interest expense (income)	(1)	19
Stock option compensation expense	69	50
(Increase) decrease in accounts receivable	406	371
(Increase) decrease in federal income tax receivable	-	(376)
(Increase) decrease in inventory (net of progress billed)	(58)	(23)
(Increase) decrease in prepaid expenses	(30)	177
(Increase) decrease in deferred tax asset (net of valuation allowance)	118	396
Increase (decrease) in accounts payable and accrued expenses	221	319
Increase (decrease) in customer advance deposits	1,647	-
Increase (decrease) in accrued estimated loss on contracts	-	(625)
Total adjustments	$2,447	$342
Net cash (used)/provided by operating activities	$2,329	$375

Cash flows from investing activities:
Purchases of property and equipment	(35)	(22)
Net cash (used in) provided by investing activities	$(35)	$(22)

Cash flows from financing activities:
Proceeds (to) from credit facility (net)	(507)	(671)
Proceeds from issuance of common stock	50	-
Net cash (used In) provided by financing activities	$(457)	$(671)

Net increase (decrease) in cash and cash equivalents	$1,837	$(318)
Cash and cash equivalents at beginning of period	1,514	1,030
Cash and cash equivalents at end of period	$3,351	$712

Supplemental cash flow information:
Cash paid for interest	$19	34

The accompanying notes are an integral part of these financial statements.

F-24

Note 1 - Organization and Operations

On March 30, 2009, Optex Systems Holdings, Inc. (formerly known as Sustut Exploration, Inc.), a Delaware corporation (“Optex Systems Holdings”), along with Optex Systems, Inc., a privately held Delaware corporation (“Optex Systems, Inc.”), which is a wholly-owned subsidiary of Optex Systems Holdings, entered into a reorganization agreement, pursuant to which Optex Systems, Inc. was acquired by Optex Systems Holdings in a share exchange transaction. Optex Systems Holdings became the surviving corporation. At the closing, there was a name change from Sustut Exploration, Inc. to Optex Systems Holdings, Inc., and its year end changed from December 31 to a fiscal year ending on the Sunday nearest September 30.

Optex Systems Holdings’ operations are based in Richardson, Texas in a leased facility comprising 49,100 square feet. As of April 1, 2012, Optex Systems Holdings operated with 73 full-time equivalent employees.

Optex Systems Holdings manufactures optical sighting systems and assemblies, primarily for Department of Defense and foreign military applications. Its products are installed on a variety of U.S. and foreign military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and advanced security vehicles, and have been selected for installation on the Stryker family of vehicles. Optex Systems Holdings also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex Systems Holdings’ products consist primarily of build to customer print products that are delivered both directly to the military and to other defense prime contractors.

In February 2009, Optex Systems Holdings’ ISO certification status was upgraded from 9001:2000 to 9001:2008, bringing Optex Systems Holdings into compliance with the new ISO standards rewritten to align with ISO 14001.

Note 2 - Accounting Policies

Basis of Presentation

Principles of Consolidation:  The consolidated financial statements include the accounts of Optex Systems Holdings and its wholly-owned subsidiary, Optex Systems, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

The condensed consolidated financial statements of Optex Systems Holdings included herein have been prepared by Optex Systems Holdings, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although Optex Systems Holdings believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Optex Systems Holdings’ Form 10-K for the year ended October 2, 2011 and other reports filed with the SEC.

The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of Optex Systems Holdings for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year taken as a whole. Certain information that is not required for interim financial reporting purposes has been omitted.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

F-25

Inventory:  Inventory is recorded at the lower of cost or market value, and adjusted, as necessary, for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. Cost is determined using the first-in first-out method. Under arrangements by which progress payments are received against certain contracts, the customer retains a security interest in the undelivered inventory identified with these contracts. Payments received for such undelivered inventory are classified as unliquidated progress payments and deducted from the gross inventory balance. As of April 1, 2012 and October 2, 2011, inventory included:

	(Thousands)
	As of April 1, 2012 (unaudited)	As of October 2, 2011

Raw Materials	$3,160	$3,917
Work in Process	1,440	1,930
Finished Goods	654	176
Gross Inventory	$5,254	$6,023
Less:
Unliquidated Progress Payments	(354)	(1,181)
Inventory Reserves	(754)	(754)
Net Inventory	$4,146	$4,088

Revenue Recognition:  Optex Systems Holdings recognizes revenue based on the modified percentage of completion method utilizing the units-of-delivery method, in accordance with FASB ASC 605-35.

The units-of-delivery method recognizes as revenue the contract price of units of a basic production product delivered during a period and as the cost of earned revenue the costs allocable to the delivered units; costs allocable to undelivered units are reported in the balance sheet as inventory or work in progress. The method is used in circumstances in which an entity produces units of a basic product under production-type contracts in a continuous or sequential production process to buyers’ specifications.

Optex Systems Holdings contracts are fixed price production type contracts whereby a defined order quantity is delivered to the customer during a continuous or sequential production process tailored to the buyer’s specifications (build to print).  Optex Systems Holdings’ deliveries against these contracts generally occur in monthly increments across fixed delivery periods spanning from 3 to 36 months.

Optex Systems Holdings may at times have contracts that allow for invoicing based on achievement of milestone events. In such cases, Optex Systems Inc. recognizes revenue based on the milestone method in accordance with FASB ASC 605-28, as applicable. On October 24, 2011, Optex Systems Inc. was awarded a $7.8 million dollar contract with General Dynamics Land Systems - Canada which provides for milestone invoices up to a total of $3.9 million as outlined in the summarized contract table below. In accordance with FASB 605-28, Optex Systems, Inc. recognizes milestone payments as revenue upon completion of a substantive milestone as commensurate with the following guidelines: our performance to achieve the milestone, the milestone relates solely to past performance and is reasonable relative to all of the deliverables and payment terms within the arrangement. Milestones are not considered as substantive if any portion of the associated milestone consideration relates to the remaining deliverables in the unit of accounting. Non-substantive milestone payments are reported as a liability on the balance sheet as Short Term and Long Term Customer Advance Deposits.

F-26

The following table depicts the current contract milestone schedule as of April 1, 2012.

		Thousands
Milestone Event	Estimated Completion / Invoice Date	Revenue	Customer Deposits / Liability

Start of Work Meeting System Functional Review Production Start of Work	Nov-11	$34.4	$552.9

Delivery of Two Prototypes	Nov-11	63.7	61.8

Preliminary Design Review PRM #1 (Meeting) Production Readiness Review	Nov-11	25.0	1,032.4

Critical Design Review PRM #2 (Meeting)	Apr-12	25.0	150.0

Placement of Long Lead Material (LLM)	May-12	25.0	100.4

Delivery of Two Engineering Development Units	May-12	55.0	100.0

Delivery of One Production Ready Unit	May-12	68.2	125.6

PRM #3 (Meeting)	May-12	69.3	570.0

Delivery of Two Final Production Ready Units	Jun-12	258.6	575.0

Total Milestones		$624.2	$3,268.1

In the three and six months ending April 1, 2012, Optex recognized $123 thousand of revenue as a result of achieving substantive milestone events. During the three and six months ending April 3, 2011, there were no existing contracts providing for milestone billing, and no revenue was recognized as a result of milestone events.

Customer Advance Deposits:  Customer advance deposits represent amounts collected from customers in advance of shipment or revenue recognition which relate to undelivered product due to non-substantive milestone payments or other cash in advance payment terms. As of April 1, 2012, Optex Systems, Inc. had collected $1.6 million in customer advance deposits related to non-substantive milestone billings. The terms of the contract extend through 2017 during which time we are required to purchase the necessary materials to fulfill the delivery of products required by the contract. Of the total collected customer advance deposits, $400 thousand related to short term customer advance deposits for deliveries to occur within the next twelve months and $1.2 million related long term customer advance deposits for deliveries occurring after March 2013. As of October 2, 2011, there were no milestone or advance payment agreements; thus the customer advance deposit balance was $0.

Stock-Based Compensation:  FASB ASC 718 establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, but primarily focuses on transactions whereby an entity obtains employee services for share-based payments. FASB ASC 718 requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

F-27

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with FASB ASC 718.

Income Tax/Deferred Tax:  FASB ASC 740 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differing treatment of items for financial reporting and income tax reporting purposes. The deferred tax balances are adjusted to reflect tax rates by tax jurisdiction, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Optex Systems Holdings has recognized deferred income tax benefits on net operating loss carry-forwards to the extent Optex Systems Holdings believes it will be able to utilize them in future tax filings. The difference between the statutory income tax expense and the accounting tax expense is primarily attributable to non-deductible expenses representing permanent timing differences between book income and taxable income during the three and six months ended April 1, 2012.

Earnings per Share:  Basic earnings per share is computed by dividing income available for common shareholders (the numerator) by the weighted average number of common shares outstanding (the denominator) for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The potentially dilutive securities that Optex Systems Holdings has outstanding are convertible preferred stock, stock options and warrants. In computing the dilutive effect of convertible preferred stock, the numerator is adjusted to add back any convertible preferred dividends, and the denominator is increased to assume the conversion of the number of additional common shares. Optex Systems Holdings uses the Treasury Stock Method to compute the dilutive effect of stock options and warrants. Convertible preferred stock, stock options and warrants that are anti-dilutive are excluded from the calculation of diluted earnings per common share.

For the three and six months ended April 1, 2012, 1,027 shares of Series A preferred stock, 48,597,649 stock options and 9,948,667 warrants were excluded from the earnings per share calculation as anti-dilutive. For the three and six months ended April 3, 2011,  1,027 shares of Series A preferred stock, 2,572,649 stock options and 9,948,667 warrants were excluded from the earnings per share calculation as anti-dilutive.

Note 3 - Commitments and Contingencies

Leases

Pursuant to a lease amendment effective January 4, 2010, Optex Systems Holdings leases its office and manufacturing facilities under a non-cancellable operating lease expiring July 31, 2015, in addition to maintaining several non-cancellable operating leases for office and manufacturing equipment. Total expense under facility lease agreements as of the three and six months ended April 1, 2012 was $68 thousand and $140 thousand, respectively, and total expense for manufacturing and office equipment was $3 thousand and $7 thousand, respectively. Total expense under facility lease agreements as of the three and six months ended April 3, 2011 was $74 and $145 thousand, respectively, and total expense for manufacturing and office equipment was $11 and $20 thousand, respectively.

F-28

As of April 1, 2012, the remaining minimum lease payments under the non-cancelable operating leases for equipment, office and facility space are as follows:

Operating Leases (Thousands)
Fiscal Year
2012	$117
2013	232
2014	242
2015	201

Total minimum lease payments	$792

Pursuant to the terms of the amendment to the facilities lease, there was no base rent payment due from January 1, 2010 through July 31, 2010, and the total value of this rent abatement was $134 thousand. The value of this deferred rent expense is amortized monthly at a rate of $2 thousand per month over the life of the lease. The total unamortized deferred rent as of April 1, 2012 was $80 thousand as compared to $104 thousand as of April 3, 2011. Commencing on August 1, 2010, the base rent payment is $19 thousand per month.

Note 4 – Intangible Assets

One of the most significant estimates or judgments that the Company makes is whether to capitalize or expense patent and license costs. The Company makes this judgment based on whether the technology has alternative future uses, in accordance with ASC 730, “Research and Development”. Based on this consideration, the Company capitalizes payments made to legal firms that are engaged in filing and protecting rights to intellectual property and rights for our current products. Patents and patent applications are a key component of intellectual property, especially in the early stage of product development. The legal costs incurred for these patents consist of work designed to protect, preserve, maintain and perhaps extend the lives of the patents. The patent costs are amortized over the expected useful life of 7 years for book purposes and over 15 years for income tax purposes.  As of the April 1, 2012, the total unamortized balance of intangible assets was $50 thousand.

The unamortized balance of intangible assets will be amortized to general and administrative expenses over the next 5 years as follows:

Fiscal Year	Patent Costs (Thousands)
2012	$4
2013	7
2014	7
2015	7
2016	7
Total	$32

F-29

In the periods ending April 1, 2012 and April 3, 2011, respectively, there was $0 amortization expense associated with the intangible assets.

Note 5 - Debt Financing

Credit Facility – Avidbank

On March 22, 2011, Optex Systems Holdings, Inc. amended its revolving credit facility with Avidbank, which provided up to $1 million in financing against eligible receivables. The line expired on March 15, 2012 and as  of April 1, 2012, the outstanding balance on the line of credit was $0.  For the three months and six months ended April 1, 2012, the total interest expense against the outstanding line of credit balance was $7 thousand and $17 thousand, respectively. For the three months and six months ended April 3, 2011, the total interest expense against the outstanding line of credit balance was $30 thousand and $53 thousand, respectively.

On April 16, 2012, the Company amended its revolving credit facility with Avidbank. The new renewable revolving maturity date is April 15, 2014. See Note 8 – Subsequent Events for a further discussion of this credit facility amendment.

Note 6-Stock Based Compensation

On March 26, 2009, the Board of Directors adopted the 2009 Stock Option Plan providing for the issuance of up to 6,000,000 shares to Optex Systems Holdings officers, directors, employees and to independent contractors who provide services to Optex Systems Holdings.

 Options granted under the 2009 Stock Option Plan vest as determined by the Board of Directors of Optex Systems Holdings or a committee set up to act as a compensation committee of the Board of Directors and terminate after the earliest of the following events: (i) expiration of the option as provided in the option agreement, (ii) 90 days following the date of termination of the employee, or (iii) ten years from the date of grant (five years from the date of grant for incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of Optex Systems Holdings stock at the date of grant).  In some instances, granted stock options are immediately exercisable into restricted shares of common stock, which vest in accordance with the original terms of the related options. Optex Systems Holdings recognizes compensation expense ratably over the requisite service period.

The option price of each share of common stock is determined by the Board of Directors or a committee set up to act as a compensation committee, provided that with respect to incentive stock options, the option price per share will in all cases be equal to or greater than 100% of the fair value of a share of common stock on the date of the grant, except an incentive option granted under the 2009 Stock Option Plan to a shareholder that owns more than 10% of the total combined voting power of all classes of Optex Systems Holdings’ stock, will have an exercise price of not less than 110% of the fair value of a share of common stock on the date of grant. No participant may be granted incentive stock options, which would result in shares with an aggregate fair value of more than $100,000 first becoming exercisable in one calendar year.

As of April 1, 2012, 1,971,149 of awarded stock options had vested and 154,000 shares had been forfeited due to employee turnover. As of April 3, 2011, 1,237,315 of the awarded stock options had vested and 109,000 shares had been forfeited due to employee turnover.

Optex Systems Holdings recorded compensation costs for options and shares granted under the plan amounting to $42 and $69 thousand for the three and six months ended April 1, 2012, respectively, as opposed to $25 and $50 thousand for the three and six months ended April 3, 2011, respectively .  The impact of this expense was immaterial to the basic and diluted net loss per share for the quarters ended April 1, 2012 and April 3, 2011, respectively.  A deduction is not allowed for income tax purposes until nonqualified options are exercised. The amount of this deduction will be the difference between the fair value of Optex Systems Holdings’ common stock and the exercise price at the date of exercise. For the three and six months ended April 1, 2012, the estimated deferred tax assets related to option compensation costs were $14 thousand and $23 thousand, respectively. For the three and six months ended April 3, 2011, the estimated deferred tax assets related to option compensation costs were $9 thousand and $17 thousand, respectively. These tax effects have been recorded in the financial statement expenses.  No tax deduction is allowed for incentive stock options. Accordingly no deferred tax asset is recorded for GAAP expense related to these options.

F-30

The company records its stock based compensation expense in accordance with ASC 718-10, “Compensation – Stock Compensation”. In estimating the value of stock options issued, management has valued the options at their date of grant utilizing the Black-Scholes-Merton option pricing model.  For options issued on December 9, 2011, the fair value of the underlying shares was determined based on the closing price of Optex Systems Holdings’ publicly-traded shares as of December 9, 2011  Further, Optex used an expected volatility of 364.2% which was calculated using the historical Optex Systems Holdings stock prices over the prior 12 month trading period. Estimation of these equity instruments’ fair value is affected by our stock price, as well as assumptions regarding subjective and complex variables such as employee exercise behavior and our expected stock price volatility over the term of the award. As our assumptions are based on historical information, judgment is required to determine if historical trends are fair indicators of future outcomes.

The risk-free interest rates used of 1.5% to 2.2% were determined based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options of 4.5 to 7 years depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option grant.  Optex Systems Holdings determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future and the assumption that Optex Systems Holdings does not presently have any intention of paying cash dividends on its common stock

Optex Systems Holdings has granted stock options to officers and employees as follows:

Date of	Shares	Exercise	Shares Outstanding	Expiration	Vesting
Grant	Granted	Price	As of 04/01/12	Date	Date

03/30/09	480,981	$0.15	480,981	03/29/2016	03/30/2010
03/30/09	466,834	$0.15	466,834	03/29/2016	03/30/2011
03/30/09	466,834	$0.15	466,834	03/29/2016	03/30/2012
05/14/09	316,750	$0.15	278,250	05/13/2016	05/14/2010
05/14/09	316,750	$0.15	278,250	05/13/2016	05/14/2011
05/14/09	316,750	$0.15	278,250	05/13/2016	05/14/2012
05/14/09	316,750	$0.15	278,250	05/13/2016	05/14/2013
12/09/11	11,517,500	$0.01	11,517,500	12/08/2018	12/08/2012
12/09/11	11,517,500	$0.01	11,517,500	12/08/2018	12/08/2013
12/09/11	11,517,500	$0.01	11,517,500	12/08/2018	12/08/2014
12/09/11	11,517,500	$0.01	11,517,500	12/08/2018	12/08/2015
Total	48,751,649		48,597,649

F-31

The following table summarizes the status of Optex Systems Holdings’ aggregate stock options granted under the incentive stock option plan:

	Number	Weighted
	of Shares	Average	Weighted	Aggregate
	Remaining	Fair	Average	Value
Subject to Exercise	Options	Value	Life (Years)	(Thousands)
Outstanding as of October 3, 2010	2,598,649	$-	4.13	-
Granted – 2011	—	$—	—	—
Forfeited – 2011	(71,000)	$—	—	—
Exercised – 2011	—	$—	—	—
Outstanding as of October 2, 2011	2,527,649	$—	3.38	—
Granted – 2012	46,070,000	$0.01	5.94	$322
Forfeited – 2012	—	$—	—	—
Exercised – 2012	—	$—	—	—
Outstanding as of April 1, 2012	48,597,649	$—	5.05	—

Exercisable as of April 1, 2012	1,971,149	$—	—	$—

There were zero and 46,070,000 new options granted in the three and six months ended April 1, 2012, respectively and zero options exercised during the three and six months ended April 1, 2012.   The total intrinsic value of options granted during the six months ended April 1, 2012 is $138 thousand.

 The following table summarizes the status of Optex Systems Holdings’ aggregate non-vested shares granted under the 2009 Stock Option Plan:

	Number of Non- vested Shares Subject to Options	Weighted- Average Grant- Date Fair Value
Non-vested as of October 3, 2010	1,821,668	$0.15
Non-vested granted — year ended October 2, 2011	—	$0.00
Vested — year ended October 2, 2011	(727,334)	$0.12
Forfeited — year ended October 2, 2011	(71,000)	$0.15
Non-vested as of October 2, 2011	1,023,334	$0.15
Non-vested granted — six months ended April 1, 2012	46,070,000	$0.01
Vested — six months ended April 1, 2012	(466,834)	$—
Forfeited — six months ended April 1, 2012	—	$—
Non-vested as of April 1, 2012	46,626,500	$0.01

As of April 1, 2012, the unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plan was approximately $355 thousand.  These costs are expected to be recognized on a straight line basis through December 8, 2018.

Warrant Agreements:  Optex Systems Holdings calculates the fair value of warrants issued with debt or preferred stock using the Black-Scholes-Merton valuation method. The total proceeds received in the sale of debt or preferred stock and related warrants are allocated among these financial instruments based on their relative fair values. The discount arising from assigning a portion of the total proceeds to the warrants issued is recognized as interest expense for debt from the date of issuance to the earlier of the maturity date of the debt or the conversion dates using the effective yield method.

As of April 1, 2012, Optex Systems Holdings had the following warrants outstanding:

	Grant Date	Warrants Granted	Exercise Price	Outstanding as of 4/01/12	Expiration Date	Term
Private Placement Stock Holders	3/30/2009	8,131,667	$0.450	8,131,667	3/29/2014	5 years
Finder Fee on Private Placement	3/30/2009	717,000	$0.165	717,000	3/29/2014	5 years
Longview Fund Allonge Agreement	1/5/2010	100,000	$0.150	100,000	1/4/2013	3 years
Peninsula Bank Business Funding - Line of Credit	3/4/2010	1,000,000	$0.100	1,000,000	3/3/2016	6 years
Total Warrants		9,948,667		9,948,667

F-32

During the three and six months ended April 1, 2012, Optex Systems Holdings recorded no interest expense related to the outstanding warrants. During the three and six months ended April 3, 2011, Optex Systems Holdings recorded a total of $5 thousand and $13 thousand in interest expense related to the outstanding warrants. Interest expense related to outstanding warrants was fully amortized as of October 2, 2011.  These warrants are not included in the computation of weighted average of shares as it would be anti-dilutive.

Note 7 Stockholder’s Equity

Common stock:

On February 22, 2012, Alpha Capital Anstalt purchased 5,000,000 restricted shares of Common Stock of Registrant at a purchase price of $0.01 per share, for a total purchase price of $50,000. The purchase price for the Common Stock was negotiated on February 2, 2012 when the stock price was $0.01. The $50,000 has been utilized by Optex Systems Holdings for operating expenses. The Common Stock was purchased by Alpha in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1934 and is restricted from resale and the stock certificate issued will bear the appropriate restrictive legend. There were no other issues of common or preferred stock during the three and six months ended April 1, 2012. During the three and six months ended April 3, 2011 there were no new issues of common or preferred stock.

On June 22, 2011, our shareholders approved an amendment to our articles of incorporation to increase our authorized shares of common stock to 2 billion. This amendment was the subject of a Definitive Information Statement on Scheduled 14C which was filed with the SEC on September 23, 2011 and filed with the Secretary of State of the State of Delaware on November 23, 2011.

On April 14, 2011 Optex filed a Registration Statement on Form S-1 which provides for the sale of up to 25,000,000 shares of our common stock at a fixed price (currently anticipated to be $0.01 per share). The S-1 also contemplates a reduction in the warrant exercise price to $0.01 per share for the 2009 private placement investors and a waiver of accrued dividends from the Series A preferred shareholders. The Registration Statement on Form S-1 is currently in the review process with the Commission.

Series A preferred stock

Optex Systems Holdings has filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. The Certificate of Designation currently sets forth the following terms for the Series A preferred stock: (i) number of authorized shares: 1,027; (ii) per share stated value: $6,830.64; (iii) liquidation preference per share: stated value; (iv) conversion price: $0.15 per share as adjusted from time to time; and (v) voting rights: votes along with the common stock on an as converted basis with one vote per share. The conversion price was subsequently reset to $0.01 per share as discussed below.

The Series A preferred stock entitles the holders to receive cumulative dividends at the rate of 6% per annum, payable in cash at the discretion of Board of Directors. Each share of preferred stock is immediately convertible into common shares at the option of the holder which entitles the holder to receive the equivalent number of common shares equal to the stated value of the preferred shares divided by the conversion price, which was initially set at $0.15 per share. The dividends were subsequently waived and the price per share was reset to $0.01 on February 21, 2012 as discussed below.

Holders of preferred shares receive preferential rights in the event of liquidation. Additionally the preferred stock shareholders are entitled to vote together with the common stock on an “as-converted” basis.

As of July 3, 2011, the preferred shareholders agreed to waive the past dividends in arrears through July 3, 2011 of $884 thousand in exchange for an increase in the stated value to $6,830.64. On February 21, 2012, in connection with the purchase of the 5,000,000 shares of common stock of Optex Systems Holdings by Alpha Capital, the preferred shareholders executed an irrevocable waiver for any and all previously accrued and outstanding dividends and the right to receive any future dividends on the Series A Preferred Stock. The per share conversion price of the Registrant’s Series A Preferred Stock has been automatically reset to $0.01 per share in accordance with the reset provision as set forth in paragraph 4(d)(ii) of the Series Designation for the Registrant’s Series A Preferred Stock. The total amount of dividends waived as a result of the February 21, 2012 waiver is $213 thousand. As of the three and six months ended April 1, 2012, Optex Systems Holdings reversed previously recorded preferred dividends payable of ($213) thousand and ($106) thousand, respectively. As of the three and six months ended April 3, 2011, Optex Systems Holdings recorded preferred dividends payable of $102 thousand and $203 thousand, respectively. As of April 1, 2012 as a result of the executed waiver dated February 21, 2012, there were no dividends in arrears on preferred shares and no future dividends will accrue on the preferred shares.

F-33

Note 8 Subsequent Events

On April 16, 2012, the Company amended its revolving credit facility with Avidbank, which provides up to $1 million in financing against eligible receivables for up to two years. The material terms of the amended revolving credit facility are as follows:

●	The interest rate for all advances shall be the greater of 7.0% and the then in effect prime rate plus 3.5%. The additional minimum interest payment requirement has been eliminated.

●	Interest shall be paid monthly in arrears.

●	The loan period is from April 15th through April 14th of the following year, beginning with the period of April 15, 2012 through April 14, 2013 and a revolving maturing date of April 14, 2014, at which time any outstanding advances, and accrued and unpaid interest thereon, will be due and payable.

●	A renewal fee of $10,000 is due on the 15th day of April each year beginning with April 15, 2012.

●	The obligations of Optex Systems, Inc. to Avidbank are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of Avidbank.

●	The facility contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, Avidbank’s commitment to make further advances may terminate, and Avidbank would also be entitled to pursue other remedies against Optex Systems, Inc. and the pledged collateral.

●	Pursuant to a guaranty executed by Optex Systems Holdings in favor of Avidbank, Optex Systems Holdings has guaranteed all obligations of Optex Systems, Inc. to Avidbank.

●	The facility contains a requirement for the Company to maintain a zero balance on the revolving line for a period of at least 30 consecutive days during each loan period.

F-34

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission registration fee	$1,447
Printing and engraving expenses	1,000
Edgarization Expenses	$33,500
Legal fees and expenses (1)	-
Accountant fees and expenses	29,675
Total	$65,622

(1)  There are no separate legal fees for the registration process as work is being done as part of counsel’s monthly retainer fee.

Item 15. Recent Sales of Unregistered Securities

Reorganization

On March 30, 2009, in reliance upon Section 4(2) of the Securities Act, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings, Inc. as follows: (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Optex Systems Holdings common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Optex Systems Holdings Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged by Optex Systems Holdings for 8,131,667 shares of Optex Systems Holdings common stock. Optex Systems, Inc. (Delaware) will remain a wholly-owned subsidiary of Optex Systems Holdings. The number of shareholders involved in the reorganization was 20.

II-1

Immediately prior to the closing of the reorganization agreement (and the shares are included above), as of March 30, 2009, in a transaction exempt from registration pursuant to Regulation D, for which a Form D was filed with the Commission on December 16, 2008, Optex Systems, Inc. (Delaware) accepted subscriptions from accredited investors for a total 27.1 units, for $45,000 per unit, with each unit consisting of 300,000 shares of common stock, no par value of Optex and warrants to purchase 300,000 shares of common stock for $0.45 per share for a period of five years from the initial closing. Gross proceeds were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529. The finder also received five year warrants to purchase 2.39 units, at an exercise price of $49,500 per unit.

Neither Optex Systems Holdings nor Optex Systems, Inc. (Delaware) had any options or warrants to purchase shares of capital stock outstanding immediately prior to or following the reorganization, except for 8,941,667 warrants issued in the private placement. Immediately prior to the closing, Optex Systems Holdings adopted the 2009 Stock Option Plan providing for the issuance of up to 6,000,000 shares for the purpose of having shares available for the granting of options to officers, directors, employees and to independent contractors who provide services. Each share of stock entitles the holder to one vote on matters brought to a vote of the shareholders.

Optex Systems Holdings granted an officer at the consummation of the reorganization, options to purchase 1,414,649 shares at an exercise price of $0.15 per share that vest as follows: 34% of the options vesting one year following the date of grant, and 33% vesting on each of the second and third anniversaries following the date of grant.

Series A preferred stock

On March 24, 2009, Optex Systems Holdings filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. The terms and provisions of the Series A preferred stock are set forth in “Description of Securities” – “preferred stock” above.

On March 27, 2009, Sileas and Alpha exchanged their promissory notes in the total amount of $6,000,000 plus accrued and unpaid interest thereon into 1,027 shares of Series A preferred stock. On March 30, 2009, the shares of Optex Systems, Inc. (Delaware) preferred stock were exchanged on a 1:1 basis for Series A preferred stock of Optex Systems Holdings.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act, with the exception of the equity sale completed just prior to the closing of the reorganization agreement, which was exempt from registration pursuant to Regulation D and for which a Form D was filed with the Commission on December 16, 2008.

Investor Relations Issuances

American Capital Ventures, Inc. with offices at 2875 N.E. 191st Street, Suite 904, Aventura, Florida 33180 was issued 1,000,000 shares of Optex Systems Holdings’ common stock for services to be provided from April 1, 2009 through March 31, 2010.On June 26, 2009, Optex Systems Holdings terminated its Investor Relations Agreement with American Capital Ventures, Inc., and pursuant to this termination, American Capital Ventures returned 700,000 of the 1,000,000 restricted shares of Optex Systems Holdings common stock it received pursuant to the agreement. 250,000 shares of our common stock were issued to Dawn Van Zandt who is the proprietor of ECON Corporate Services.

II-2

Effective as of June 29, 2009, Optex Systems Holdings entered into a Consulting Agreement with ZA Consulting, Inc. for the provision of consulting services to Optex Systems For services rendered, ZA Consulting received 480,000 shares of restricted common stock with 40,000 shares vesting per month.

ZA Consulting agreed to provide the following services to Optex Systems Holdings, as necessary:

Corporate communications including:

●	Investor call response

●	Press Release management, drafting, editing, dissemination

●	Management and hosting of quarterly conference calls/web casts

●	Database Management

●	Financial Package Management

●	Investor Website review and recommendations

●	Presentation assessment and revisions

●	Quarterly written assessments to management and Board of Directors Program Management including:

●	Introduction to ZA Consulting proprietary Broker and Retail Investor network

●	Analysis of DTC sheets, Nobo lists and Transfer Agent Sheets

●	Ongoing outreach with current shareholders including stakeholders of record and in street name via Nobo list mailings and phone communications.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act.

The following table summarizes the transactions.

IR Shares issued & cancelled

3/27/09	1,000,000 shares issued to American Venture Capital	(prior to reverse merger)
3/27/09	250,000 shares issued to Dawn Van Zandt	(prior to reverse merger)
7/20/09	(700,000) shares cancelled from American Capital Ventures	(contract cancelled on 6/29/09)
9/2/09	480,000 shares issued to ZA Consulting	(contract signed on 6/30/09)

Private Placement

On June 29, 2009, Optex Systems Holdings sold 750,000 shares of its common stock to private investors at a price of $0.20 per share for a total purchase price of $150,000 in a transaction exempt from registration under Section 4(2) of the Securities Act.

Warrants Issued

In exchange for an allonge issued on January 15, 2010 with respect to the extension of the maturity date of a note issued by Optex Systems Holdings to Longview (which was satisfied in full on June 4, 2010), Optex Systems Holdings granted Longview a warrant to purchase 100,000 shares of its restricted common stock with an exercise price of $0.15 per share and with a term of three years.

II-3

On March 10, 2010, Optex Systems Holdings issued a warrant to Peninsula Bank Business Funding to purchase 1,000,000 shares of its common stock. The warrant bears an exercise price of $0.10 per share and expires on March 3, 2016 and was issued in conjunction with the revolving credit facility entered into by Peninsula Bank Business Funding for the benefit of Optex Systems Holdings on that date.

Alpha Capital Anstalt Stock Purchase

On February 22, 2012, Alpha Capital Anstalt bought 5,000,000 shares of Optex Systems Holdings restricted common stock at a purchase price of $.01 per share for a total purchase price of $50,000.

Registration Exemptions Claimed – Explanation

The registration exemption claimed in each instance for the referenced issuances is Section 4(2) of the Securities Act. The facts relied upon are that each case involved a discrete issuance of legended, restricted securities to one entity upon direct communication to the service provider in each instance (with no offers to any other persons and no solicitations/public announcements, etc.) in exchange for services rendered. It was not made with a view toward distribution and was made for a specific discrete purpose. The recipients, in each case, were deemed sophisticated as to the nature of their business, and there is public information available to the recipient in each case, through our SEC filings. The services rendered in each case were for a period of one year.

For the March 30, 2009 transaction, the exemption claimed is again Section 4(2), and the facts relied upon were that it was a contemplated share exchange on a restricted basis without a view toward distribution of securities. This was limited to the shareholders in Optex Systems, Inc. (Delaware) who represented as to their accredited status as well as to not entering into the transactions with a view toward distribution. The share exchange was done through direct communication (the shares were directly exchanged by Optex Systems Holdings for Optex Systems Holdings shares) and there was no general solicitation or offer to any parties other than the discrete number of shareholders in Optex Systems, Inc. (Delaware). All shares issued are legended, restricted shares, and there was available information on Sustut in its SEC filings. The number of shareholders of Optex Systems, Inc. (Delaware) involved was 19.

With regard to the June 29, 2009 transaction, the exemption claimed is again Section 4(2), and this was again a discrete issuance to three investors without a view toward distribution with a discrete purpose and not tied to another transaction. Again, there was direct communication to the three investors and no offers made to any other investors. All three are known to be sophisticated investors, and all shares issued are legended, restricted shares, and there was available information on Optex Systems Holdings in its SEC filings.

Item 16. Exhibits and Financial Statement Schedules

Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of the March 30, 2009, by and between registrant, a Delaware corporation and Optex Systems, Inc., a Delaware corporation (1).

3.1	Certificate of Incorporation, as amended, of Optex Systems Holdings, Inc (2).

3.2	Bylaws of Optex Systems Holdings (1).

5.1	Opinion as to Legality of the Shares (13)

10.1	2009 Stock Option Plan (1).

10.2	Employment Agreement with Danny Schoening (1).

10.3	Lease for 1420 Presidential Blvd., Richardson, TX (1).

10.4	Form of Warrant (3)

10.5	Specimen Stock Certificate (3)

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10.6	Contract W52H0905D0248 with Tank-automotive and Armaments Command, dated August 19, 2005 (5) (6)

10.7	Contract W52H0909D0128 with Tank-automotive and Armaments Command, dated March 24, 2009 (5)

10.8	Contract W52H0905D0260 with Tank-automotive and Armaments Command, dated August 3, 2005 (5) (6)

10.9	PO# 40050551 with General Dynamics, dated June 8, 2009 (5) (6)

10.10	Contract 9726800650 with General Dynamics, dated April 9, 2007 (5) (6)

10.11	Form of Subscription Agreement (4)

10.12	Single Source Supplier Purchase Orders with TSP Inc. (5)

10.13	Single Source Supplier Purchase Orders with SWS Trimac (5)

10.14	Since Source Supplier Purchase Orders with Danaher Controls (5)

10.15	Single Source Supplier Purchase Orders with Spartech Polycast (5)

10.16	Third Amendment to Lease, between Aquiport DFWIP and Optex Systems, Inc., dated January 7, 2010 (5)

10.17	$250,000 principal amount Note in favor of the Longview Fund, L.P., dated October 27, 2009 (9)

10.18	Investor Relations Agreement, dated April 1, 2009 between Optex Systems and American Capital Ventures, Inc. (9)

10.19	Form of Loan and Security Agreement between Optex Systems, Inc. and Peninsula Bank Business Funding, dated March 4, 2010 (5)

10.20	Form of Unconditional Guaranty executed by Optex Systems Holdings, Inc. in favor of Peninsula Bank Business Funding, dated March 4, 2010 (5)

10.21	Form of Warrant issued by Optex Systems Holdings, Inc. to Peninsula Bank Business Funding, dated March 4, 2010 (5)

10.22	Allonge to Promissory Note, dated January 5, 2010 (9)

10.23	Showcase Agreement between Optex Systems, Inc. and ECON Corporate Services, Inc., dated April 1, 2009 (9)

10.24	Consulting Agreement dated June 29, 2009, between ZA Consulting, Inc. and Optex Systems, Inc. (9)

10.25	Purchase Order dated June 28, 2010 with TACOM-Warren (7)

10.26	First Amendment to Loan and Security Agreement, dated August 3, 2010, by and between Peninsula Bank Business Funding and Optex Systems, Inc. (8)

10.27	Waiver by Peninsula Bank Business Funding to Optex Systems, Inc., dated November 24, 2010

10.28	Second Amendment to Loan and Security Agreement, dated November 29, 2010, by and between Peninsula Bank Business Funding and Optex Systems, Inc.

10.29	Third Amendment to Loan and Security Agreement, dated February 15, 2011, by and between Peninsula Bank Business Funding and Optex Systems, Inc. (11)

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10.30	Second Amendment to Loan and Security Agreement, dated March 22, 2011, by and between Peninsula Bank Business Funding and Optex Systems, Inc. (12)

10.31	Waiver of Series A preferred shareholders (14)

10.32	Form of Subscription Agreement (15)

10.33	PO# SPRDL1-12-C-0023 with DLA Land-Warren, dated October 24, 2011 (16)

10.34	Agreement with GDLS-Canada, dated as of November 3, 2011 (19)

10.35	Amendment to 2009 Stock Option Plan (17)

10.36	Amendment to the Articles of Incorporation (18)

10.37	Amendment to Credit Facility with Avidbank (20)

14.1	Code of Ethics (3)

21.1	List of Subsidiaries – Optex Systems, Inc. (1)

23.1	Consent of EFP Rotenberg, LLP

23.2	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)

(1)	Incorporated by reference from our Current Report on Form 8-K dated April 3, 2009.
(2)	Incorporated by reference from our Amendment No. 1 to Registration Statement on Form S-1 filed on September 28, 2009
(3)	Incorporated by reference from our Registration Statement on Form S-1 filed on May 19, 2009
(4)	Incorporated by reference from our Form 10-K for the fiscal year ended September 27, 2009, filed on January 11, 2010
(5)	Incorporated by reference from our Amendment No. 4 to Registration Statement on Form S-1 filed on June 14, 2010
(6)	This exhibit is missing part of the original bid/solicitation package as such information can only be obtained from third parties with which the registrant has no affiliation, and registrant has made requests from such third parties for such information, and such parties have not been able to provide such information.
(7)	Incorporated by reference from our Current Report on Form 8-K dated July 2, 2010
(8)	Incorporated by reference from our Form 10-Q for the quarter ended on June 27, 2010, filed on September 11, 2010
(9)	Incorporated by reference from our Amendment No. 5 to Registration Statement on Form S-1 filed on July 23, 2010
(10)	Incorporated by reference from our Amendment No. 10 to Registration Statement on Form S-1 filed on January 13, 2011
(11)	Incorporated by reference from our Form 10-Q for the quarter ended on January 2, 2011, filed on February 16, 2011
(12)	Incorporated by reference from our Current Report on Form 8-K filed on March 28, 2011
(13)	Incorporated by reference from our Form S-1 filed on April 14, 2011
(14)	Incorporated by reference from our Form S-1 filed on August 1, 2011
(15)	Incorporated by reference from our Form S-1 filed on September 2, 2011
(16)	Incorporated by reference from our Current Report on Form 8-K filed on November 7, 2011
(17) (18)	Incorporated by reference from our Form 10-K filed on December 27, 2011 Incorporated by reference from our Amendment No. 5 to Registration Statement on Form S-1 filed on January 27, 2012
(19) (20)

Incorporated by reference from our Form 10-K/A for the year ended October 2, 2011, filed on March 27, 2012

Incorporated by reference from our Form 10-Q for the quarter ended on April 1, 2012, filed on May 15, 2012

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

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ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richardson, State of Texas, on May 30, 2012.

OPTEX SYSTEMS HOLDINGS, INC.

By:	/s/ Stanley A. Hirschman
Stanley A. Hirschman, Principal Executive Officer and Director

Date:	May 30, 2012

By:	/s/ Karen Hawkins
Karen Hawkins, Principal Financial Officer and Principal Accounting Officer

Date:	May 30, 2012

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stanley A. Hirschman
Stanley A. Hirschman	Principal Executive Officer and Director	May 30, 2012

/s/ Karen Hawkins
Karen Hawkins	Principal Financial Officer and Principal	May 30, 2012
Accounting Officer

/s/ Ronald F. Richards
Ronald F. Richards	Director	May 30, 2012

/s/ Merrick Okamoto
Merrick Okamoto	Director	May 30, 2012

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